     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1999



                                                      REGISTRATION NO. 333-80035

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ORBITAL IMAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               4899                              54-1660268
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL     (IRS EMPLOYER IDENTIFICATION NUMBER)
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                            21700 ATLANTIC BOULEVARD
                                DULLES, VA 20166
                                 (703) 406-5800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                          ALAN R. SCHWARTZ OCIO, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            21700 ATLANTIC BOULEVARD
                                DULLES, VA 20166
                                 (703) 406-5800
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                With a copy to:
                             MICHAEL A. BELL, ESQ.
                                LATHAM & WATKINS
                    1001 PENNSYLVANIA AVE., N.W. SUITE 1300
                          WASHINGTON, D.C. 20004-2505
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THAT DATE THAT THE COMMISSION, ACTING UNDER SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                               OFFER TO EXCHANGE

            11 5/8% SENIOR NOTES DUE 2005, SERIES D FOR ALL ORIGINAL
                    11 5/8% SENIOR NOTES DUE 2005, SERIES C
              ($75,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                       OF
                          ORBITAL IMAGING CORPORATION

     We are offering to exchange registered 11 5/8% Senior Notes Due 2005, Series D for all of our outstanding 11 5/8% Senior Notes Due 2005, Series C. For clarity, we will refer to the Series C notes as the original notes and the Series D notes as the exchange notes. Where the context does not require this distinction, we will refer to both securities collectively as the notes. The terms of the exchange notes are identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act of 1933 and therefore are freely transferable. We will not receive any proceeds from this exchange offer.

     Please consider the following:


     - Our offer to exchange original notes for exchange notes will expire at 5:00 p.m., New York City time, on July 27, 1999, unless we extend the offer.


     - You should carefully review the procedures for tendering original notes beginning on page 68 of this prospectus.

     - If you do not tender your original notes, you will continue to hold unregistered securities, and your ability to transfer them would be adversely affected.

     - We do not intend to list the exchange notes on any national securities exchange, and therefore, we do not anticipate that an active public market in exchange notes will develop. The notes that are exchanged for original notes from qualified institutional buyers will be eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market.

                                        TERMS OF EXCHANGE NOTES
     The following is a summary of the terms of the exchange notes we are offering. For more detail, see
"Description of the Exchange Notes."
   - MATURITY                                        - RANKING
     March 1, 2005.                                    These exchange notes will rank equally with all
                                                     of our existing and future senior debt and will
  - REDEMPTION                                       rank senior to all of our existing and future
     We may redeem the notes at any time on or         subordinated debt.
  after March 1, 2002 at the prices listed in this
prospectus.                                          - INTEREST
                                                       The notes have a fixed annual rate of 11 5/8%,
  - Before March 1, 2001, we may redeem up to 35%    paid every six months on March 1 and September 1,
    of the principal amount of the exchange notes        beginning September 1, 1999.
    with the proceeds of qualifying public
    offerings of equity in ORBIMAGE that we make.    - SECURITY
                                                       To secure these notes, we have purchased a
  - MANDATORY OFFER TO REPURCHASE                    portfolio of securities representing funds
     If we sell some of our assets or experience       sufficient to provide for payment in full of the
  specific kinds of changes in control, we must        first two scheduled interest payments on the
  offer to repurchase the exchange notes.              notes, estimated at approximately $7.4 million.

     THIS EXCHANGE OFFER INVOLVES RISKS. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS JUNE 25, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    ii
Cautionary Statement Regarding "Forward-Looking"
  Statements................................................   iii
Prospectus Summary..........................................     1
Risk Factors................................................    10
Use of Proceeds.............................................    21
Capitalization..............................................    22
Selected Historical Financial Data..........................    23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    24
Business....................................................    29
Regulation..................................................    45
Management..................................................    48
Principal Stockholders......................................    53
Certain Relationships and Related Transactions..............    55
Relationship with Orbital...................................    62
Description of Capital Stock................................    63
Description of Certain Indebtedness.........................    65
The Exchange Offer..........................................    66
Description of the Exchange Notes...........................    74
Additional Provisions Applicable to the Exchange Notes......   107
United States Federal Income Tax Consequences...............   108
Plan of Distribution........................................   113
Validity of Exchange Notes..................................   114
Experts.....................................................   114
Index to Financial Statements...............................   F-1

                             AVAILABLE INFORMATION

    We have filed with the Commission a registration statement on Form S-4 under the Securities Act, covering the exchange notes. This prospectus does not contain all the information in the registration statement, some parts of which are omitted to comply with the rules and regulations of the Commission. We will provide you copies of this material upon request.

    We have agreed to file with the Commission, to the extent permitted, and distribute to holders of the exchange notes reports, information and documents specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, for as long as the exchange notes are outstanding, whether or not the Exchange Act requires that we do so. You may inspect periodic reports, proxy statements and other information that we have filed with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Their web site is located at http://www.sec.gov. While any exchange notes remain outstanding, we will make available, upon request, to any holder of the exchange notes, the information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. You should direct any request for information to the General Counsel of ORBIMAGE at 21700 Atlantic Boulevard, Dulles, Virginia, 20166.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THE INFORMATION WE HAVE PROVIDED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT WE DO NOT DISCUSS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. IT FURTHER DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

          CAUTIONARY STATEMENT REGARDING "FORWARD-LOOKING STATEMENTS"

     The statements in this prospectus that are not historical facts are called "forward-looking statements." They can be identified by words like "estimates," "projects," "anticipates," "expects," "intends," "plans," "believes" or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions, including statements regarding:

     - market opportunity in our target markets;

     - development of our businesses;

     - estimates of market size and addressable markets for our imagery products and services;

     - cash projected to be used in operations;

     - anticipated capital expenditures for the OrbView-3 and OrbView-4 satellites and the RadarSat-2 License; and

     - expected launch and satellite operational dates.

     We can provide no assurance that we will achieve anticipated results.

     We admonish you that these cautionary remarks expressly qualify in their entirety all forward-looking statements that are attributable to us or persons acting on our behalf.

     We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the dates of those documents.

     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any anticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in or incorporated by reference to this prospectus.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" and the financial data and related notes, for a complete understanding of this exchange offer. The terms "ORBIMAGE" and "Orbital Imaging Corporation" refer to the Orbital Imaging Division of Orbital Sciences Corporation before May 8, 1997, and to Orbital Imaging Corporation after that date. The term "Orbital' refers to Orbital Sciences Corporation and its subsidiaries, including its wholly owned Canadian subsidiary, MacDonald, Dettwiler and Associates, Ltd. ("MDA").

                          ORBITAL IMAGING CORPORATION

     ORBIMAGE is a leading provider of global space-based imagery. We expect to provide our customers with a comprehensive offering of high-resolution imagery, imagery-derived products and image processing services at competitive prices. We are currently operating and expanding a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. Our imagery products and services are designed to provide our customers with direct access to timely and competitively priced information concerning, among other things, locations and movements of military assets, urban growth, forestry and crop health, land and ocean-based natural resources and weather patterns and wind conditions. In April 1998, we acquired a satellite image processing company that complements our core imagery business by providing sophisticated image processing software, engineering analysis capability and in-house digital image production capabilities.

     Our two operating satellites, OrbView-1 and OrbView-2, the latter of which we operate under a licensing arrangement with Orbital (the "OrbView-2 License"), provide imagery to various scientific, government and commercial customers, including NASA, the U.S. National Imagery and Mapping Agency ("NIMA") and commercial fishing companies. We expect to place two additional satellites, OrbView-3 and OrbView-4, into operation during the first quarter of 2000 and the fourth quarter of 2000, respectively. OrbView-3 and OrbView-4 will provide high-resolution imagery based on advanced optical technology.

     In December 1998, we acquired the exclusive worldwide rights to market and sell imagery from RadarSat-2 (the "RadarSat-2 License"), a high-resolution commercial radar imaging satellite. We expect RadarSat-2 to be operational in early 2002. Unlike optical imaging technology, radar technology permits imagery to be collected in all weather conditions and at night. RadarSat-2 will also have unique multipolarization capabilities that will enable it to detect features on the Earth's surface, such as ice flows, oil seepage and metallic objects, more effectively than conventional optical imaging systems.

     The table below shows the imaging capability and current status of each of the satellites:

SATELLITE            IMAGING CAPABILITY                      OPERATIONAL DATE
---------            ------------------                      ----------------
OrbView-1    Low-resolution, black and white          May 1995
             (panchromatic) meteorological data
OrbView-2    Medium-resolution, color and             November 1997
             infrared (multispectral) optical
             imagery
OrbView-3    High-resolution, panchromatic and        Targeted for the first quarter
             multispectral optical imagery            of 2000
OrbView-4    High-resolution, panchromatic,           Targeted for the fourth
             multispectral, and enhanced color        quarter of 2000
             and infrared (hyperspectral)
             optical imagery
RadarSat-2   High-resolution, multipolarized          Targeted for early 2002
             radar imagery

BUSINESS STRATEGY

     The key elements of our business strategy include:

     - Providing a comprehensive offering of high-resolution satellite imagery at competitive prices. We expect to provide a comprehensive offering of commercially available satellite imagery products and services, using a cost structure that will give us flexibility to price our products and services competitively.

     - Penetrating existing markets and creating new markets. We believe we can gain market share rapidly in the existing and in future markets for imagery products and services because of the breadth and expected pricing of our product and service offerings.

     - Achieving global distribution of products and services on a timely basis. We plan to expand our global market coverage by providing our customers with imagery both directly and through value-added resellers ("VARs") and other third party distributors. We expect our international distributors to purchase or upgrade and operate ground stations in their territories, which will allow them to receive, process and distribute imagery in a timely manner.

     - Expanding the "orbimage.com" digital catalogue. Our digital catalogue is located at our orbimage.com website. The site is designed to display, archive and distribute imagery from our satellites as well as imagery from other aerial sources. For a per-image fee, we can deliver imagery from our digital catalogue to customers over the Internet or on CD.

     - Leveraging the expertise of Orbital. Orbital, our majority stockholder, is a space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services, with a heritage of designing and building satellites and providing launch services for various satellites operating today, including OrbView-1 and OrbView-2. We have used and will continue to use Orbital's capabilities and experience to develop our business cost effectively.

RECENT DEVELOPMENTS

     In December 1998, ORBIMAGE acquired the RadarSat-2 License from Orbital, which provides us with the exclusive worldwide rights to market and sell RadarSat-2 imagery. ORBIMAGE's cost for the RadarSat-2 License will be approximately $60 million, which amount does not include approximately $140 million to be funded by the Canadian Space Agency through a contract with MDA. See "Certain Relationships and Related Transactions -- RadarSat-2 License Agreement." RadarSat-2 is expected to be operational in early 2002. We believe RadarSat-2 will be the world's first satellite with commercially available high-resolution radar imagery.

     Our executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166 and our telephone number is 703-406-5800. You can also reach us at our website, http://www.orbimage.com. Be advised, however, that this prospectus does not incorporate by reference any information contained on our website.

SOURCES AND USES OF FUNDING

     We will not receive any proceeds from this exchange offer. However, we received net proceeds of approximately $68.1 million from the sale of the original notes at a price to investors of 94.4%, after paying discounts, commissions and expenses. We used approximately $7.4 million of the net proceeds to purchase the pledged securities, representing funds sufficient to provide for payment in full of the first two scheduled interest payments. We will apply all remaining proceeds to purchase the RadarSat-2 License, to provide working capital and for general corporate purposes. See "Description of the Exchange Notes -- Restrictive Covenants -- Use of Proceeds."

     The table below summarizes the sources and uses of funding for the period from inception through October 1, 2000, by which date we expect OrbView-3 to be operational and OrbView-4 to be launched.

                          SOURCES AND USES OF FUNDING
                             (DOLLARS IN MILLIONS)

         SOURCES OF FUNDING:
         -------------------
Equity investments:
  Orbital(2).........................   $92
  Series A preferred stockholders,
     net.............................    55
Advance payments received under
  contracts..........................    41
Net proceeds of the units
  offering(4)........................   145
Net proceeds of the original notes
  offering...........................    68
                                       ----
  Total sources......................  $401
                                       ====

         USES OF FUNDING:(1)
         -------------------
OrbView satellites...................  $240
RadarSat-2 License(3)................    30
OrbView ground systems...............    36
Insurance............................    20
Purchase of pledged securities(5)....    40
Cash and working capital used in and
  available for operations(6)........    35
                                       ----
  Total uses.........................  $401
                                       ====

---------------
(1) We have incurred costs of approximately $244 million through March 31, 1999, $5 million of which represents accrued expenses, for satellites, ground systems and insurance. Our accumulated deficit as of March 31, 1999 was approximately $42 million.

(2) Represents both cash and working capital contributions.

(3) Includes the first two payments due under the RadarSat-2 License. Our cost for the RadarSat-2 License is $60 million, which we will pay in installments through 2002.

(4) In February 1998, we completed a units offering under which we sold 150,000 units, each consisting of $1,000 principal amount of 11 5/8% senior notes due 2005 (the "1998 notes") and one warrant to purchase 8.75164 shares of common stock at an exercise price of $0.01 per share.

(5) Includes approximately $33 million of pledged securities purchased in connection with the units offering.

(6) Approximately $10 million was available for operations as of March 31, 1999, pro forma for the offering of the original notes and net of remaining costs through September 30, 2000 for the OrbView satellites, the RadarSat-2 License, the OrbView ground systems and insurance.

     We believe that the net proceeds of the original notes offering, together with available cash and expected net cash from advance payments from customers and operations, will be sufficient to fund our operations through at least the fourth quarter of 2000, when we expect OrbView-3 and OrbView-4 to be operational. We may need additional funding in the event of a satellite launch delay or failure, cost overruns or any shortfall in estimated levels of operating cash flow, or to meet unanticipated expenses.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

SECURITIES TO BE
EXCHANGED..................  $75.0 million in aggregate principal amount of
                             11 5/8% Senior Notes due 2005, Series D.

THE EXCHANGE OFFER.........  We are offering to exchange up to $75.0 million in aggregate principal amount of the exchange notes for a like principal amount of the original notes. The exchange notes may be exchanged only in multiples of $1,000 principal amount. We will issue the exchange notes on or promptly after the expiration date.

                             Based on interpretations by the staff of the Commission as articulated in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange notes issued in the exchange offer in exchange for the original notes without complying with the registration and prospectus delivery requirements of the Securities Act, unless you are:

                                  - an "affiliate" of ORBIMAGE within the
                                    meaning of Rule 405 under the Securities
                                    Act;

                                  - a broker-dealer who acquired the original
                                    notes directly from ORBIMAGE; or

                                  - a broker-dealer who acquired the original
                                    notes as a result of market making or other trading activities;

                             provided that you acquired the exchange notes in the ordinary course of your business and you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes.

                             Each broker-dealer that receives the exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the participating broker-dealer as a result of market-making activities or other trading activities, other than a resale of an unsold allotment from the original sale of original notes. We have agreed that, for a period of 180 days after the exchange offer registration statement is declared effective, we will make this prospectus available to any participating broker-dealer for use in connection with any resale.

                             If you tender original notes in the exchange offer and you intend to participate in a distribution of the exchange notes you must not rely on the position of the staff of the Commission stated in no-action letters and, in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you fail to comply with these requirements, you may be subject to liability under the Securities Act for which we will not indemnify you. See "Plan of Distribution."

                             To comply with the securities laws of some jurisdictions, we may be required to qualify for sale or register the exchange notes before offering or selling the notes. If you do not exchange your original notes for the exchange notes in the exchange offer, your original notes will continue to have transfer restrictions. In general, original notes may not be offered or sold unless registered under the Securities Act, or unless exempt or excepted from the registration requirements of the Securities Act and applicable state securities laws.


EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on July 27, 1999, unless extended.


ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  ORIGINAL NOTES...........  Each exchange note will bear interest from the most recent date on which interest has been paid on the original note surrendered in exchange for the exchange note or, if no interest has been paid, from April 22, 1999. Interest on the exchange notes is payable semi-annually on each March 1 and September 1, beginning on September 1, 1999. No additional interest will be paid on the original notes tendered and accepted for exchange.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject to customary conditions, some of which we may waive. The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

PROCEDURES FOR TENDERING
THE ORIGINAL NOTES.........  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, following the instructions in the letter and in this prospectus, and mail or otherwise deliver the letter of transmittal, together with the original notes and any other required documentation, to the exchange agent at the address listed in this prospectus. By executing the letter of transmittal, unless you are a participating broker-dealer, you are representing to us that, among other things, you acquired the exchange notes in the exchange offer in the ordinary course of business, that you do not have an arrangement or understanding with any person to participate in the distribution of exchange notes and that you are not an affiliate of ORBIMAGE as defined in Rule 405 under the Securities Act. Any original notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of the exchange offer.

SHELF REGISTRATION
STATEMENT..................  If (a) the exchange offer is not available to any holder or may not be consummated because it would violate applicable securities laws or because the applicable interpretations of the staff of the Commission would not permit us to conduct the exchange offer, or (b) in specific circumstances the holder notifies ORBIMAGE that it is unable to participate in the exchange offer or is unable to use this prospectus, we will cause to be filed with the Commission a shelf registration statement no later than 45 days after our obligation arises. We will use our best efforts to cause the shelf registration statement to be declared effective on or before the 150th day after the date we became obligated to file the shelf registration statement. We have agreed to maintain the effectiveness of the shelf registration statement, under specific circumstances, for a maximum of two years following the date of the completion of the original notes offering.

WITHDRAWAL RIGHTS..........  Holders may withdraw tenders of original notes at any time before the expiration date. For a withdrawal to be effective, the exchange agent must receive a written or facsimile notice of withdrawal. The notice must: (a) specify the name of the person that tendered the original notes to be withdrawn; (b) identify the original notes to be withdrawn (including the serial number or numbers and principal amount of original notes to be withdrawn); (c) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered; and (d) specify the name in which the original notes are to be registered, if different from that of the withdrawing holder.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  Holders of original notes who were eligible to participate in the exchange offer but who do not tender their original notes for exchange will continue to be subject to existing restrictions on transfer. In general, the original notes that are not exchanged in the exchange offer may not be offered or sold under the Securities Act without an exemption from registration and in compliance with applicable state securities laws. If we complete the exchange offer, the interest rate on original notes that have not been exchanged will remain as stated on the original notes and holders of original notes will have no further rights under the registration rights agreement.

FEDERAL INCOME TAX
  CONSIDERATIONS...........  We believe that because the exchange notes will not be considered to differ materially from the original notes, the exchange of the original notes for exchange notes will not result in any material federal income tax consequences to holders exchanging the original notes for the exchange notes. See "United States Federal Income Tax Consequences."

REGISTRATION RIGHTS
AGREEMENT..................  Under a registration rights agreement among
                             ORBIMAGE and the initial purchasers of the original notes, we have agreed (a) to file a registration statement offering to exchange the original notes for a like principal amount of exchange notes and
                             (b) to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act. This exchange offer is intended to satisfy the rights of holders of original notes under the registration rights agreement, which rights terminate upon completion of the exchange offer. The holders of the exchange notes are not entitled to any exchange or registration rights.

EXCHANGE AGENT.............  HSBC Bank USA is the exchange agent. The address and telephone number of the exchange agent are listed on the back cover page of this prospectus.

USE OF PROCEEDS............  We will receive no cash proceeds from this exchange offer.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

ISSUER.....................  Orbital Imaging Corporation

SECURITIES OFFERED.........  $75.0 million aggregate principal amount of 11 5/8%
                             Senior Notes due 2005, Series D.

MATURITY...................  March 1, 2005

INTEREST PAYMENT DATES.....  Interest on the exchange notes will accrue at the rate of 11 5/8% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 1999.

RANKING....................  The exchange notes will be senior obligations, will rank equally in right of payment with all of our existing and future senior indebtedness, and will rank senior in right of payment to any existing or future subordinated indebtedness that we may incur. As of March 31, 1999, after giving pro forma effect to the original notes offering and the application of the net proceeds from that offering, the total amount of our senior indebtedness would have been approximately $212.6 million net of debt discount.

ASSETS PLEDGED TO SECURE
  FIRST TWO INTEREST PAYMENTS
  ON THE EXCHANGE NOTES....  To secure the notes, we have used approximately
                             $7.4 million of net proceeds from the original notes offering to purchase pledged securities, representing funds sufficient to provide for payment in full of the first two scheduled interest payments on the notes.

OPTIONAL REDEMPTION........  We may redeem some or all of the notes at any time on or after March 1, 2002, at the redemption prices listed in this prospectus.

PUBLIC EQUITY OFFERING
  OPTIONAL REDEMPTION......  Before March 1, 2001, we may redeem outstanding notes at 111.625% of their principal amount plus accrued interest, with the proceeds of public equity offerings, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after the redemption.

CHANGE OF CONTROL..........  Upon specific kinds of change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a price equal to 101% of their principal amount, plus accrued interest.

RESTRICTIVE INDENTURE
  PROVISIONS...............  The indenture governing the notes limits our ability, and the ability of any of our future restricted subsidiaries, to:

                                  - borrow money;

                                  - pay dividends on stock or purchase stock;

                                  - make investments;

                                  - make specific kinds of restricted payments;

                                  - create specific kinds of liens;

                                  - engage in transactions with affiliates;

                                  - sell assets;

                                  - issue or sell securities of subsidiaries;
                                    and

                                  - merge, consolidate or transfer all or
                                    substantially all of our assets.

                             For more details, see "Description of the Exchange Notes -- Restrictive Covenants."

RISK FACTORS...............  See "Risk Factors" for a discussion of factors you should consider carefully in evaluating an exchange of original notes for exchange notes.

     For additional information concerning the exchange notes and the definitions of technical terms used above, see "Description of the Exchange Notes."

                             SUMMARY FINANCIAL DATA

                                                                                 THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                    MARCH 31,
                              ------------------------------------------------   -------------------
                               1994      1995      1996      1997       1998       1998       1999
                              -------   -------   -------   -------   --------   --------   --------
                                               (IN THOUSANDS)                        (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................  $    --   $ 4,567   $ 1,055   $ 2,062   $ 11,663   $ 2,417    $ 3,316
Direct expenses.............      800     7,998     4,320     6,312     15,215     4,189      4,025
Selling, general and
  administrative expenses...    3,156     2,371     1,630     2,845      7,124       987      1,893
                              -------   -------   -------   -------   --------   -------    -------
Loss from operations........  $(3,956)  $(5,802)  $(4,895)  $(7,095)  $(10,676)  $(2,759)   $(2,602)
                              =======   =======   =======   =======   ========   =======    =======
OTHER DATA:
Capital expenditures........  $13,832   $18,989   $12,617   $49,029   $108,541   $17,436    $22,875
EBITDA(1)...................   (3,157)    1,975      (914)   (1,554)     2,448       704        534
Deficiency of earnings
  (losses) to fixed
  charges...................   (3,956)   (5,802)   (4,895)   (5,834)   (19,763)       --     (6,316)
Pro forma deficiency of
  earnings (losses) to fixed
  charges(2)................       --        --        --        --    (29,448)       --     (8,750)


                                                                   MARCH 31, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(3)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale securities....  $ 36,572      $ 97,252
Pledged securities..........................................    16,798        24,198
Total assets................................................   296,706       367,536
Long-term obligations(4)....................................   141,814       212,724
Preferred stock subject to repurchase.......................    67,017        67,017
Total stockholders' equity..................................    45,480        45,480


---------------
(1) EBITDA consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because this data is used by investors to determine our ability to incur debt and to meet our debt service requirements. We consider EBITDA to be a useful measure of our operating performance, because EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. However, this information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined in this prospectus may not conform to the definition of Consolidated Cash Flow as defined in the indenture governing the notes. See "Description of the Exchange Notes -- Certain Definitions -- Consolidated Cash Flow." Adjusted EBITDA, which includes deferred revenue payments and does not include amortization of deferred revenues, is approximately $3,111,000, $75,000, ($739,000), $451,000,
    ($2,724,000), $1,646,000 (unaudited) and ($1,686,000) (unaudited) for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively.

(2) Pro forma deficiency of earnings (losses) to fixed charges is calculated based upon the annual interest rate on the notes plus the amortization of deferred financing fees and the debt discount as of the beginning of the period.

(3) Gives effect to the sale of the original notes at a price to investors of 94.4% and the application of the net proceeds from the sale as described under "Use of Proceeds." See "Use of Proceeds" and "Capitalization."

(4) Net of the debt discount of approximately $8.2 million (unaudited), and $12.4 million (unaudited), as adjusted.

                                  RISK FACTORS

     You should carefully consider the following factors as well as the other information in this prospectus before deciding whether to participate in the exchange offer.

THE SIGNIFICANT AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We currently have a significant amount of indebtedness and, therefore, are highly leveraged. The original notes offering increased the amount of our indebtedness and resulted in even greater leverage. The following chart shows some important "pro forma" credit statistics, assuming we completed the original notes offering as of March 31, 1999 and applied the proceeds as intended:


                                                                PRO FORMA AT
                                                               MARCH 31, 1999
                                                           ----------------------
                                                           (DOLLARS IN THOUSANDS)
Total indebtedness.......................................         $212,724
Stockholders' equity.....................................         $ 45,480
Debt to equity ratio.....................................            4.68x


                                                                   THREE
                                                                MONTHS ENDED
                                                               MARCH 31, 1999
                                                           ----------------------
                                                           (DOLLARS IN THOUSANDS)
Pro forma deficiency of earnings (losses) to fixed
  charges................................................         $(8,750)

     Our substantial leverage could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations to you as holders of the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the remote imaging industry; and

     - limit our ability to borrow additional funds.

     The indenture governing the notes and the indenture governing the $150.0 million aggregate principal amount of 11 5/8% Senior Notes due 2005, Series A, which we will call the 1998 notes, permit us to incur additional indebtedness under some specific circumstances. We may incur additional indebtedness in the future in one or more fixed asset financings or under other facilities, to the extent that the indentures permit us to do so. Any additional borrowings would further increase the amount of our leverage and the associated risks.

COVENANTS IN THE INDENTURES RESTRICT OUR FINANCIAL FLEXIBILITY.

     The indentures contain restrictive covenants. These covenants limit our ability to:

     - borrow money;

     - make specific kinds of restricted payments;

     - pay dividends on stock or purchase stock;

     - make investments;

     - transact business with our affiliates;

     - create liens on our assets;

     - issue or sell capital stock of our subsidiaries; and

     - merge, consolidate or transfer all or substantially all of our assets.

     Our failure to comply with these covenants could result in an event of default under the indentures which, if not cured or waived, would have a material adverse effect on our business. See "Description of the Exchange Notes."

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures, development and initial operating costs will depend on our ability to generate cash in the future through sales of our imagery products and services. Our ability to generate cash is dependent on the successful deployment of our high-resolution satellites, implementation of our marketing and distribution strategy and, to some extent, on general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

     We believe that the net proceeds of the original notes offering, together with cash on hand, expected cash flows from operations and advance payments from customers, will be sufficient to fund our capital expenditures and operations through the fourth quarter of 2000, at which time we expect OrbView-3 and OrbView-4 to be operational. We cannot assure you that these funds will be sufficient to service our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

GIVEN OUR LIMITED OPERATING HISTORY AND NET LOSSES, THE NOTES ARE A HIGHLY SPECULATIVE INVESTMENT.

     Limited operating and financial data. We did not begin commercial service until 1995, when we launched OrbView-1. We have a history of net losses from operations and have generated only limited revenues from the operations of OrbView-1 and OrbView-2 and our image processing business. Accordingly, you have limited operating and financial data on which to evaluate our performance when deciding whether to participate in the exchange offer.

     Our business plan depends upon:

     - the timely construction and deployment of OrbView-3, OrbView-4 and RadarSat-2 and development of the related ground systems; and

     - our ability to develop a customer base and distribution channels for our imagery products and services.

     Given ORBIMAGE's limited operating history, and in light of the risks, expenses, difficulties and delays encountered in a high technology, highly regulated industry, we cannot assure you that OrbView-3, OrbView-4 or RadarSat-2 will be constructed and deployed as scheduled or that we will be able to develop a sufficiently large revenue-generating customer base to compete successfully in the remote imaging industry.

     Expectation of continued losses. Our business strategy requires significant capital expenditures. We will incur a substantial portion of these expenditures before we generate significant revenues. Combined with our operating expenses, these capital expenditures will cause negative cash flow until we establish an adequate revenue-generating customer base. We had an accumulated deficit of approximately $42.5 million through March 31, 1999. We do not expect to generate net positive cash flow from operations sufficient to fund both operations and capital expenditures until both OrbView-3 and OrbView-4 are operational, currently expected to be in the fourth quarter of 2000. We cannot assure you that the OrbView satellites will become operational on this timetable, or at all, or that we will achieve or sustain any positive cash flow or profitability thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

OUR INABILITY TO FUND POTENTIAL ADDITIONAL CAPITAL REQUIREMENTS COULD DELAY SATELLITE CONSTRUCTION AND DEPLOYMENT.

     We believe that the net proceeds of the original notes offering, together with cash on hand, expected cash flows from operations and advance payments from customers will be sufficient to fund our operations through the fourth quarter of 2000. We cannot assure you that we will generate sufficient cash from operations to pay for our anticipated capital expenditures, or that these expenditures will fall within our estimates. If we do not generate sufficient cash flow by the fourth quarter of 2000, or if our capital expenditures exceed our estimates, we would need additional capital.

     A significant portion of our capital requirements are related to developing, constructing and launching the OrbView satellites, constructing and activating the related U.S. ground systems and acquiring the RadarSat-2 License. While most of these costs are currently fixed under agreements with Orbital, we cannot assure you that these costs will not increase over time. For example, in December 1998, we modified the existing contract, which resulted in a $17 million increase in the price of our procurement agreement with Orbital. We will pay for launch and on-orbit insurance and technological assistance for OrbView-3 and OrbView-4 on a cost-plus or cost-reimbursable basis. Many factors outside our control influence the costs of these and other items and services, and we may need to raise more capital if any of these costs increase materially.

     We may also need to raise additional capital if, for example:

     - significant delays occur in deploying OrbView-3, OrbView-4 or RadarSat-2;

     - we do not enter into agreements with customers, value-added resellers or distributors for high-resolution imagery in the time frames or on the terms that we anticipate;

     - our estimated net operating deficit increases because we incur significant unanticipated expenses, such as costs for resolving satellite operational difficulties;

     - we have to modify all or part of OrbView-3 and OrbView-4 or ground system designs to meet changed or unanticipated market, regulatory or technical requirements; or

     - we decide to further expand our fleet of satellites or to acquire additional imagery distribution rights through licensing arrangements or otherwise.

     If these or other events occur, we cannot assure you that we could raise additional capital on favorable terms, on a timely basis or at all. A substantial shortfall in funding would delay or prevent deployment of one or both of the high-resolution OrbView satellites and the RadarSat-2 satellite.

DELAYS IN THE COMMERCIAL OPERATION OF OUR SATELLITES COULD ADVERSELY AFFECT OUR BUSINESS.

     We could experience delays in the commercial operation of OrbView-3, OrbView-4 and/or RadarSat-2 from a variety of causes, including:

     - delays in designing, constructing, integrating or testing the satellites, satellite components and related ground systems;

     - delayed or unsuccessful launches;

     - subcontractor or manufacturer delays;

     - delays in receiving the licenses necessary to construct and operate the satellite systems;

     - delays under our procurement agreement with Orbital for the procurement and launch of OrbView-3 and OrbView-4, or delays under the contract between the Canadian Space Agency, or "CSA" and

MDA, Orbital's wholly-owned Canadian subsidiary, for the procurement of RadarSat-2, including delays by CSA in procuring a launch vehicle on a timely basis for RadarSat-2; or

     - other events beyond our control.

     The perceived and actual timing of satellite launches may affect competition in the remote imaging industry. We previously encountered significant delays in the design, production and testing of the OrbView-2 satellite that was launched in August 1997. We have also experienced slight delays in the production schedule of OrbView-3 and OrbView-4. Significant delays in the deployment of OrbView-3, OrbView-4 or RadarSat-2 could increase pre-launch operating costs, delay revenues, result in revocation of our FCC licenses and negatively affect our marketing efforts. The perception of potential delays also could affect our marketing efforts. We cannot assure you that any of these satellites will be launched or deployed on a timely basis.

A LAUNCH VEHICLE FAILURE WOULD ADVERSELY AFFECT OUR ABILITY TO DELIVER IMAGERY PRODUCTS AND SERVICES.

     There are significant risks associated with satellite launches, including partial or complete launch vehicle failure. Launch vehicle failure may cause disabling damage to or loss of a satellite or may result in a failure to deliver the satellite to its proper orbit. We have contracted with Orbital to launch OrbView-3 on a Pegasus launch vehicle, which has flown 27 missions and has a success rate of approximately 90%. However, there are several additional Pegasus launches planned before OrbView-3's scheduled launch, and the failure of any one of those launch vehicles could result in delayed deployment of OrbView-3. The Pegasus is launched from beneath Orbital's modified Lockheed L-1011 aircraft. If Orbital's L-1011 aircraft is unavailable, we could experience significant delays. Orbital would have to acquire and modify a new carrier aircraft or we would have to arrange to deploy OrbView-3 using an alternative launch vehicle. We cannot assure you that Orbital could obtain another aircraft and properly modify the aircraft or that we could obtain alternate launch services on a timely basis, or at all. We have contracted with Orbital to launch OrbView-4 on its Taurus launch vehicle, which has flown three missions to date, all of which were successful. We expect CSA to provide a launch vehicle for RadarSat-2, which has not yet been identified. We cannot assure you that OrbView-3, OrbView-4 or RadarSat-2 will be successfully launched. A launch failure of OrbView-3, OrbView-4 or RadarSat-2 or the failure of CSA to provide a launch vehicle for RadarSat-2 could negatively affect our business, financial condition, results of operations, our ability to deliver our products and services and our ability to service our debt.

WE CANNOT ASSURE YOU THAT THE MARKET WILL ACCEPT OUR PRODUCTS AND SERVICES.

     Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by OrbView-3, OrbView-4 and RadarSat-2 to existing markets and new markets. High-resolution satellite imagery is not yet commercially available. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of products and services based on this type of imagery.

     Our strategy to target specific markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Our description of potential markets for our products and services and estimates of the addressable markets that we discuss in this prospectus represent our view as of the date of this prospectus. Actual markets could vary materially from these markets.

     We cannot accurately predict whether our products and services will achieve market acceptance or whether the market will demand our products and services on terms we find acceptable. Market acceptance depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price of our imagery products and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of some of our target markets to develop would negatively affect our business, financial condition and results of operations and our ability to service our debt.

WE CANNOT ASSURE YOU THAT OUR SATELLITES WILL OPERATE AS DESIGNED.

     The designs for OrbView-3 and OrbView-4 are complete, and the design for RadarSat-2 is in progress. These satellites' designs may require modifications to achieve the desired performance criteria, which could result in delays in satellite deployment. Each of these satellites will employ advanced technologies and sensors that will encounter severe environmental stresses during launch or in space that could affect the satellites' performance. Employing advanced technologies is further complicated by the fact that the satellites will be in space. Hardware component problems in space could require premature satellite replacement, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively affect a satellite's performance.

     We cannot assure you that OrbView-3, OrbView-4 or RadarSat-2 will operate successfully in space, or that each of these satellites will perform or continue operating throughout their expected design lives. Even if these satellites are launched and operated properly, minor technical flaws in the satellites' sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.

     We have not arranged for a spare high-resolution OrbView satellite, nor do we maintain an inventory of long lead-time parts. If either OrbView-3 or OrbView-4 were to fail prematurely, we could experience significant delays while obtaining the necessary spares or replacement parts to replace or repair the satellite. These delays would negatively affect our business, results of operations and financial condition. In addition, we would be required to allocate additional capital expenditures earlier than expected to replace a satellite. We cannot assure you that we would have on hand, or be able to obtain in a timely manner, the necessary funds to cover accelerated replacement and repair costs of a satellite if it fails prematurely.

     We do not presently have plans to construct and launch a replacement satellite for OrbView-2 if it fails prematurely. Similarly, there is no provision for a replacement RadarSat-2 satellite if it fails prematurely. Permanent loss of OrbView-2 or RadarSat-2 could adversely affect our operations and financial condition.

SATELLITES HAVE LIMITED DESIGN LIVES AND ARE EXPENSIVE TO REPLACE.

     Satellites have limited useful lives. We determine a satellite's useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite's components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

              SATELLITE                        EXPECTED DESIGN LIFE
              ---------                        --------------------
OrbView-1                              3 years from April 1995, although it
                                       continues to operate into its fifth
                                       year
OrbView-2                              7 1/2 years from August 1997
OrbView-3                              5 years
OrbView-4                              5 years
RadarSat-2                             7 years

     The expected design lives of these satellites are affected by a number of factors, including the quality of construction, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its expected design life. We expect the performance of each satellite to decline gradually near the end of its design life, although this has not yet happened with OrbView-1.

     We anticipate using funds generated from operations to develop follow-on high-resolution satellites. If we do not generate sufficient funds from operations, and if we are unable to obtain financing from outside sources, we will not be able to deploy follow-on satellites to replace OrbView-3 or OrbView-4 at the end of their expected design lives. We cannot assure you that we will be able to raise additional capital, on favorable terms or on a timely basis, if at all, to develop follow-on high-resolution satellites.

LIMITED INSURANCE MAY NOT COVER ALL RISKS OF LOSS.

     We maintain or expect to maintain the following insurance policies:

     - OrbView-1.  OrbView-1 is not insured.

     - OrbView-2. We have a renewable on-orbit insurance policy for OrbView-2 to cover losses up to $12 million for its current operational year. We have not yet determined the amounts and types of coverage, if any, we will purchase for OrbView-2 in the future.

     - OrbView-3 and OrbView-4. The indentures require us to maintain launch, on-orbit checkout and on-orbit operations insurance for OrbView-3 and OrbView-4. This insurance may not be sufficient to cover the cost of a replacement high-resolution satellite.

     - RadarSat-2. We will purchase up to $60 million of insurance coverage for the RadarSat-2 License against launch or on-orbit failure of the RadarSat-2 satellite. This insurance would allow us to recover our initial capital investment in the RadarSat-2 License, but would not be sufficient to cover additional business losses or the cost of a replacement radar satellite.

     We may find it difficult to insure some risks, including partial functional degradation of a satellite. Insurance market conditions or factors outside our control at the time we buy the required insurance, including failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. These factors could cause other terms to be significantly less favorable than those currently available, may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all. Furthermore, we cannot assure you that proceeds from insurance we are able to purchase will be sufficient to replace a satellite due to cost increases and other factors beyond our control.

WE MAY BE UNABLE TO REPAY THE NOTES IF WE DO NOT SUCCESSFULLY COMPETE IN THE REMOTE IMAGING INDUSTRY.

     Our products and services will compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Some of these entities may have greater financial, personnel and other resources than we have. Our major potential competitors for high-resolution satellite imagery include:

     - Space Imaging EOSAT, which had an unsuccessful launch of its first one-meter high-resolution satellite in April 1999 and has announced plans to launch a replacement one-meter high-resolution satellite in mid-1999;

     - EarthWatch, which had one unsuccessful satellite launch in 1997 and has announced plans to launch a one-meter high-resolution satellite in late 1999; and

     - West Indian Space, Ltd., which has announced plans to launch and operate the Earth Remote Observation System ("EROS") constellation of high-resolution commercial imaging satellites and whose 1998 satellite launch was unsuccessful.

     The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. In addition, the U.S. government will probably continue to rely on government-owned and operated systems for some of its highly classified satellite-based high-resolution imagery.

     We believe we will have a competitive advantage because we expect to have sufficient pricing flexibility to be a low-price commercial provider within our targeted markets and applications due to the relatively lower cost of our satellite systems as compared to those of our competitors. But the low marginal cost of producing satellite imagery once a satellite is operating could cause adverse pricing pressure, decreased profits or even losses. Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. New technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors develop and launch satellites with more advanced capabilities and technologies than ours, this competition could harm our business and our ability to repay the notes. See "Business -- Competition."

DEPENDENCE ON ONE SUPPLIER COULD RESULT IN DELAYS IF THE SUPPLIER FAILS TO PERFORM, AND OUR RECOURSE AGAINST THE SUPPLIER IS LIMITED.

     We depend on one supplier, Orbital:

     - to design, develop and launch OrbView-3 and OrbView-4 and to construct the ground system for these satellites;

     - to design, develop and construct the RadarSat-2 satellite and the related ground system; and

     - through its wholly-owned subsidiary MDA, to operate RadarSat-2, and to receive, process and archive RadarSat-2 imagery.

     We also rely on the OrbView-2 License from Orbital to market the OrbView-2 imagery, because Orbital, rather than ORBIMAGE, owns the OrbView-2 satellite. Similarly, we will rely on the RadarSat-2 License from Orbital's wholly-owned subsidiary, MDA, to market the RadarSat-2 imagery. We expect to continue to rely on third parties, including Orbital and MDA, to design, construct or launch satellites for us and to modify the existing ground systems to accommodate these satellites. Orbital's obligations to provide design, construction and launch services for the OrbView satellites are governed by a procurement agreement between us and Orbital. If Orbital fails to perform its obligations adequately under the procurement agreement, we would be forced to delay deployment of OrbView-3 and/or OrbView-4 until we located an alternate provider. Orbital's liability to us for claims under the procurement agreement is limited to $10 million. We also rely on Orbital and MDA to design and construct the RadarSat-2 satellite. Neither Orbital nor MDA is liable to us for any costs or other damages arising from schedule delays in the operation of the high-resolution OrbView satellites or RadarSat-2.

     Under a services agreement with Orbital, Orbital has agreed to provide us with various administrative and operational functions on a cost reimbursable or cost-plus fee basis. These functions include on-orbit mission operations and anomaly resolution for OrbView-2, OrbView-3 and OrbView-4. If Orbital fails to perform its obligations under the services agreement, we may not be able to operate these satellites properly. The services agreement terminates for each OrbView satellite three years after the launch of each satellite. We cannot assure you that we will be able to renew the services agreement on favorable terms, or at all. In addition, a material adverse change in Orbital or its financial condition or the condition of one of its subcontractors could adversely affect Orbital's ability to perform under the procurement agreement or the services agreement. We have not identified any alternate providers. In any case, we can provide no assurance that an alternate provider would be available or, if available, would be available on terms favorable to us or to Orbital.

DEPENDENCE ON A SINGLE DISTRIBUTOR FOR RADARSAT-2 IMAGERY COULD RESULT IN MARKETING AND DISTRIBUTION DELAYS IF THE DISTRIBUTOR FAILS TO PERFORM.

     As of December 31, 1998, we acquired the RadarSat-2 License from MDA and granted MDA an exclusive unrestricted worldwide license, including the right to sublicense with our prior consent, to market and sell RadarSat-2 imagery. MDA will perform all RadarSat-2 marketing operations, under our supervision and only with our approval. MDA's failure to market RadarSat-2 imagery successfully would have a material adverse effect on our ability to distribute and sell satellite-based radar imagery, which would materially adversely affect our business.

WE RELY ON ORBITAL FOR CERTAIN OPERATIONS AND SERVICES THAT ARE CRITICAL TO OUR BUSINESS. ORBITAL'S INTERESTS MAY CONFLICT WITH OURS.

     Orbital owns approximately 54% of our outstanding voting stock on a fully diluted basis. Some of our executive officers and directors are also employees or directors of Orbital. These relationships may produce conflicts on matters involving both ORBIMAGE and Orbital. Although we have adopted policies we believe will prevent a conflict from arising, these policies cannot ensure that a conflict will not arise. See "Relationship with Orbital -- Policies and Procedures for Addressing Conflicts."

     We have several agreements with Orbital, including a procurement agreement relating to OrbView-1, OrbView-3, OrbView-4 and the related ground system, the OrbView-2 License, the RadarSat-2 License, a services agreement and a non-compete agreement, each of which is material to our business. Orbital's interests as an equity holder in our business may at times conflict with our interests under these agreements, and may conflict with your interests as a holder of our notes. Our recourse against Orbital is limited if Orbital breaches the procurement agreement or the RadarSat-2 License.

     Orbital provides products and services to our direct competitors. Under our non-compete agreement with Orbital, which terminates on the earlier of June 30, 2003, the first anniversary of an initial public offering of our common stock or the occurrence of other events described in the agreement, Orbital cannot sell turn-key satellite optical imaging systems, comprising the satellite, sensors, launch vehicles and ground system, to anyone other than ORBIMAGE. Orbital can, however, sell radar systems and components of optical systems to our current or future customers or competitors. For example, MDA has a contract to provide ground system work to EarthWatch relating to its planned one-meter satellite system. As a result of an acquisition, Orbital holds approximately a 4% equity interest in EarthWatch. We expect to compete directly with EarthWatch. RadarSat International, Inc., or "RSI," a company that markets imagery from the RadarSat-1 satellite, is a wholly-owned subsidiary of MDA. Although RadarSat-2 uses more advanced imaging technology than the technology employed by RadarSat-1, these two satellites have some overlapping capabilities, making RSI a potential competitor.

FAILURE TO OBTAIN REGULATORY APPROVALS COULD RESULT IN SERVICE INTERRUPTIONS.

     Domestic. Our business generally requires licenses from the U.S. Department of Commerce ("DoC") and the U.S. Federal Communications Commission ("FCC"). Our operation of OrbView-1 does not require these licenses because the only customer for OrbView-1 imagery is the U.S. government. Our DoC licenses to operate OrbView-2, OrbView-3 and OrbView-4 expire in 2004. We cannot assure you that the DoC will renew our licenses. If the DoC does not renew these licenses, our business would be materially adversely affected.

     The DoC license for OrbView-4 hyperspectral imagery restricts the resolution for OrbView-4 hyperspectral imagery sold commercially and restricts our ability to process and distribute hyperspectral imagery outside the United States. These resolution restrictions and other limitations may affect our ability to market and sell hyperspectral imagery, and accordingly could have an adverse effect on our financial condition and results of operations. ORBIMAGE has appealed for a relaxation of the terms of the OrbView-4 hyperspectral license. We cannot assure you that we will prevail in our appeal.

     While we do not believe that we require a DoC license to function as a RadarSat-2 distributor, and Orbital has informed us that it does not believe a DoC license will be required for MDA's operation of RadarSat-2, the DoC may impose a licensing requirement for RadarSat-2 in the future. If the DoC imposed a license requirement and we could not obtain a license on acceptable terms, our financial condition and results of operations would be materially adversely affected.

     The DoC licenses provide that the U.S. government can interrupt service during periods of national emergency. Actual or threatened interruptions could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high-resolution optical imagery. These reviews could delay or prohibit us from executing these agreements. Canada does not have licensing requirements similar to the DoC's requirements. However, the Canadian government can interrupt RadarSat-2 service during periods of national emergency.

     We currently operate OrbView-2 under Orbital's renewal application for an experimental FCC license. We cannot assure you that the FCC will grant any future renewals. If the FCC does not renew this license, we would not be able to operate the OrbView-2 satellite in the United States.

     Our application for an FCC license to launch and operate OrbView-3 and OrbView-4 was granted in February 1999 and our applications to operate the associated U.S. ground systems were granted in May 1999.

These licenses will expire in 10 years, but may be revoked for failure to comply with their terms or failure to meet construction and launch milestones.

     International. All satellite systems operating internationally must follow general international regulations and the specific laws of the countries in which satellite imagery is downlinked.

     The CSA has agreed to coordinate with the International Telecommunications Union to secure the necessary authorizations to operate the RadarSat-2 satellite in Canada and the FCC is undertaking the ITU coordination process on behalf of OrbView-3 and OrbView-4. The CSA's or the FCC's failure to obtain the necessary coordination in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

     Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery directly from OrbView-2, OrbView-3, OrbView-4 and RadarSat-2. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView or RadarSat-2 imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

     Launch license. Commercial U.S. space launches require licenses from the U.S. Department of Transportation ("DoT"). Under our procurement agreement with Orbital, Orbital must ensure that the appropriate DoT commercial launch licenses are in place for the OrbView-3 and OrbView-4 satellite launches. We cannot assure you that Orbital will continue to be successful in its efforts to obtain the necessary licenses or regulatory approvals. Orbital's inability to secure necessary licenses or approvals could delay launches. Delays could harm our business, financial condition and results of operations and our ability to service our debt.

     Export License. Under some of our distributor agreements, we expect to supply our international customers with ground stations that enable these customers to downlink data directly from the high-resolution OrbView satellites. Exporting these ground stations may require that we obtain an export license from the DoC or the U.S. Department of State. Orbital also requires an export license from the State Department to export components of the RadarSat-2 satellite that Orbital will construct in the U.S. and deliver to MDA in Canada. If the DoC or the State Department does not issue these export licenses, or if these licenses are significantly delayed, our financial condition and results of operations could be materially adversely affected.

FOREIGN DISTRIBUTORS AND VALUE-ADDED RESELLERS MAY NOT EXPAND COMMERCIAL
MARKETS.

     We will rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from OrbView-3, OrbView-4 and RadarSat-2. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.

     We intend to rely on value-added resellers to develop, market and sell our products and services to address our target markets. If our value-added resellers fail to develop, market and sell OrbView products and services successfully, their failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.

OUR INTERNATIONAL BUSINESS EXPOSES US TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY IN FOREIGN MARKETS.

     We expect to derive substantial revenues from international sales of products and services. International operations expose us to several risks, including:

     - changes in domestic and foreign governmental regulations and licensing requirements;

     - deterioration of once-friendly relations between the United States and the foreign entity;

     - increases in tariffs and taxes and other trade barriers; and

     - changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars more expensive for foreign customers.

     These risks are beyond our control and could have a material adverse effect on our business.

WE DEPEND ON CONTRACTS WITH GOVERNMENT AGENCIES FOR A SUBSTANTIAL PORTION OF OUR REVENUES. GOVERNMENT AGENCIES CAN TERMINATE THEIR CONTRACTS AT ANY TIME.

     Revenues from government contracts accounted for approximately 76%, 95%, 94% and 86% of our revenues for 1996, 1997, 1998 and for the three months ended March 31, 1999, respectively. At March 31, 1999, contracts with U.S. government agencies constituted approximately 45% of our backlog. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a government agency terminates or suspends any of its contracts with us or Orbital, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations. Specifically, if the Air Force terminates or suspends its contract with Orbital and we wish to proceed with our hyperspectral program, we would incur the remaining cost of upgrading OrbView-4 with hyperspectral capability. Similarly, if the CSA terminates the CSA contract and we wish to proceed with our own radar program, we would have to incur the cost of constructing, deploying and operating our own radar satellite system.

THE HOLDERS OF SERIES A PREFERRED STOCK COULD TAKE CONTROL OF OUR BOARD OF DIRECTORS UPON CERTAIN EVENTS.

     We are a party to a stockholders' agreement with the holders of our Series A preferred stock. This stockholders' agreement and our charter contain provisions relating to the election of directors.

     Our charter permits the Series A holders to designate additional members to the board of directors, and thus gain control of the board of directors, if:

     - we fail to pay timely dividends or to repurchase the Series A preferred stock under specific circumstances; or

     - Orbital does not start the integration and testing of the OrbView-4 spacecraft by November 15, 1999. We may extend the date by 30 days under specific circumstances.

     If the Series A holders designated these additional directors, the Series A directors would control our management and policies and could make decisions affecting the control of ORBIMAGE. These additional directors would serve until the event giving rise to their appointment has been resolved. Even without the appointment of these additional directors, the Series A holders have de facto control over some corporate actions including the merger, consolidation, liquidation or sale of substantially all of our assets, the issuance of equity securities under specific circumstances, and the incurrence of indebtedness of more than $500,000, because these actions require the approval of at least one of the Series A directors.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURES.

     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of our outstanding notes at a price equal to 101% of their principal amount and to offer to repurchase all of the outstanding Series A preferred stock. It is possible that we will not have sufficient funds at the time of the change of control to make, the required repurchases. If we are not able to make the required repurchases, we would be in default under the indentures. See "Description of the Exchange Notes -- Repurchase at the Option of Holders," and "Certain Relationships and Related Transactions -- Stock Purchase Agreement."

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

     The exchange notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange or admit the notes to trading in the Nasdaq National Market. However, we expect the notes to trade in the Private Offerings, Resales and Trading Through Automated Linkages Market. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the exchange notes.

YEAR 2000 PROBLEMS COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

     We have completed a review of our information technology systems and embedded systems to assess our exposure to Year 2000 issues. For details of the review, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- "Year 2000' Compliance." If, despite our assessment, unforeseen Year 2000 problems arise for us, or if our significant suppliers and customers, including various agencies of the U.S. government, do not successfully and timely achieve Year 2000 compliance, we may have to bear Year 2000 costs and expenses that are greater than anticipated, which could have a material adverse effect on our business.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from this exchange offer. This exchange offer is intended to satisfy our obligations under the registration rights agreement.

     We received approximately $68.1 million of the proceeds from the sale of the original notes at a price to investors of 94.4%, after paying discounts, commissions and expenses. We used approximately $7.4 million of the net proceeds to purchase the pledged securities. All remaining proceeds will be applied to purchase the RadarSat-2 License, to provide working capital and for general corporate purposes.

     Before we apply the net proceeds of the original notes offering as described above, those proceeds, other than amounts used to purchase the pledged securities, will be invested in short-term investment-grade securities.

                                 CAPITALIZATION

     The following table states the capitalization of ORBIMAGE as of March 31, 1999 on an actual basis and as adjusted to give effect to the sale of the original notes at a price to investors of 94.4% and the application of the estimated net proceeds as described in "Use of Proceeds." You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes to the financial statements, included elsewhere in this prospectus.


                                                                   MARCH 31, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(1)
                                                              --------   --------------
                                                               (DOLLARS IN THOUSANDS)
Cash, cash equivalents and available-for-sale securities....  $ 36,572      $ 97,252
Pledged securities..........................................    16,798        24,198
                                                              --------      --------
     Total cash, cash equivalents, available-for-sale
      securities and pledged securities.....................  $ 53,370      $121,450
                                                              ========      ========
Long-term obligations:
     1998 notes(2)..........................................  $141,814      $141,814
     Original notes(3)......................................        --        70,830
     Capitalized lease obligation...........................        80            80
                                                              --------      --------
     Total long-term obligations............................   141,894       212,724
Preferred stock subject to repurchase, par value $0.01 per
  share; 10,000,000 shares authorized; Series A 12%
  cumulative convertible, 2,000,000 shares authorized, and
  687,576 shares issued and outstanding (liquidation value
  of $72,196)(4)............................................    67,017        67,017
Stockholders' equity:
     Common stock, par value $0.01 per share, 75,000,000
      shares authorized, and 25,214,000 shares issued and
      outstanding(5)........................................       252           252
     Additional paid-in capital.............................    87,699        87,699
     Accumulated deficit....................................   (42,471)      (42,471)
                                                              --------      --------
          Total stockholders' equity........................    45,480        45,480
                                                              --------      --------
          Total capitalization..............................  $254,391      $325,221
                                                              ========      ========


---------------
(1) Gives effect to the sale of the original notes at a price to investors of 94.4% and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

(2) Net of the debt discount of approximately $8.2 million.

(3) Net of the debt discount, estimated to be $4.2 million.


(4) Dividends are payable semi-annually on May 1 and November 1 in cash or in-kind, subject to restrictions contained in the indentures. On May 1, 1999, we declared a preferred stock dividend of 41,256 shares payable in kind.


(5) Excludes 4,800,000 shares of common stock reserved for issuance under ORBIMAGE's 1996 Stock Option Plan. Options to purchase 2,624,900 shares of common stock were outstanding under the Stock Option Plan at March 31, 1999 and options to purchase 1,349,893 shares of common stock were exercisable at March 31, 1999. See "Management -- Stock Option Plan."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of ORBIMAGE as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from the audited financial statements of ORBIMAGE. The following selected historical financial data of ORBIMAGE as of and for the three months ended March 31, 1998 and 1999 have been derived from the unaudited financial statements, included elsewhere in this prospectus. You should read the selected historical financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to the financial statements, included elsewhere in this prospectus.

                                                                                                      THREE MONTHS
                                                             YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                                 ------------------------------------------------   -----------------
                                                  1994      1995      1996      1997       1998      1998      1999
                                                 -------   -------   -------   -------   --------   -------   -------
                                                                 (IN THOUSANDS)                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $    --   $ 4,567   $ 1,055   $ 2,062   $ 11,663   $ 2,417   $ 3,316
Direct expenses................................      800     7,998     4,320     6,312     15,215     4,189     4,025
                                                 -------   -------   -------   -------   --------   -------   -------
Gross loss.....................................     (800)   (3,431)   (3,265)   (4,250)    (3,552)   (1,772)     (709)
Selling, general and administrative expenses...    3,156     2,371     1,630     2,845      7,124       987     1,893
                                                 -------   -------   -------   -------   --------   -------   -------
Loss from operations...........................   (3,956)   (5,802)   (4,895)   (7,095)   (10,676)   (2,759)   (2,602)
Interest income................................       --        --        --     1,261      1,845     1,043       949
                                                 -------   -------   -------   -------   --------   -------   -------
Loss before benefit for income taxes...........   (3,956)   (5,802)   (4,895)   (5,834)    (8,831)   (1,716)   (1,653)
Benefit for income taxes.......................       --        --        --    (1,752)    (3,312)   (1,716)     (620)
                                                 -------   -------   -------   -------   --------   -------   -------
Net loss.......................................  $(3,956)  $(5,802)  $(4,895)  $(4,082)  $ (5,519)  $    --   $(1,033)
                                                 =======   =======   =======   =======   ========   =======   =======
OTHER DATA:
Capital expenditures...........................  $13,832   $18,989   $12,617   $49,029   $108,541   $17,436   $22,875
EBITDA(1)......................................   (3,157)    1,975      (914)   (1,554)     2,448       704       534
Deficiency of earnings (losses) to fixed
  charges......................................   (3,956)   (5,802)   (4,895)   (5,834)   (19,763)       --    (6,316)


                                                                      DECEMBER 31,
                                                    -------------------------------------------------
                                                     1994      1995      1996       1997       1998     MARCH 31, 1999
                                                    -------   -------   -------   --------   --------   --------------
                                                                     (IN THOUSANDS)                      (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale
  securities......................................  $    --   $    --   $    --   $ 22,220   $ 59,483      $ 36,572
Total assets......................................   51,944    63,423    72,328    137,749    307,969       296,706
Long-term obligations(2)..........................       --        --        --         --    141,728       141,814
Preferred stock subject to repurchase.............       --        --        --     36,355     64,954        67,017
Stockholders' equity..............................   11,526    19,956    26,279     49,005     48,418        45,480


---------------
(1) EBITDA consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because this data is used by investors to determine our ability to incur debt and to meet our debt service requirements. We consider EBITDA to be a useful measure of our operating performance, because EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. However, this information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as we define it may not conform to the definition of Consolidated Cash Flow as defined in the indentures. See "Descriptions of the Exchange Notes -- Certain Definitions -- Consolidated Cash Flow." Adjusted EBITDA, which includes deferred revenue payments and does not include amortization of deferred revenues, is approximately $3,111,000, $75,000, ($739,000), $451,000, ($2,724,000), $1,646,000 (unaudited) and
    ($1,686,000) (unaudited) for the years ended December 31, 1994, 1995, 1996, 1997, 1998 and the three months ended March 31, 1998 and 1999, respectively.

(2) Net of the debt discount of approximately $8.4 million (unaudited) and $8.2 million (unaudited) as of December 31, 1998 and March 31, 1999, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     In 1991, ORBIMAGE was established as an operating division of Orbital to manage the development of remote imaging satellites that would collect, process and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, ORBIMAGE incorporated in Delaware as a wholly owned subsidiary of Orbital. In 1997, ORBIMAGE consummated a private placement of Series A preferred stock with financial investors to fund a significant portion of the remaining costs of existing projects. Contemporaneously with this financing, ORBIMAGE acquired at historical cost all the assets and liabilities of the operating division. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital. Orbital now owns approximately 59% of ORBIMAGE (54% on a fully diluted basis) and has the ability to exercise significant influence, but not control, over ORBIMAGE's operating and financial policies. Pursuant to the terms of ORBIMAGE's charter and the stockholders' agreement, Orbital does not have unilateral control over ORBIMAGE's assets.

     ORBIMAGE operates and is further developing a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface, the atmosphere and weather conditions. ORBIMAGE has entered into a procurement agreement with Orbital to purchase the OrbView-1, OrbView-3 and OrbView-4 satellites (including launch services) and the U.S. ground system necessary to operate the satellites and to collect, process and distribute imagery. Under the procurement agreement, ORBIMAGE also acquired the OrbView-2 License. The terms of the OrbView-2 License require ORBIMAGE to operate and control the OrbView-2 satellite. Under a license agreement with Orbital and MDA, ORBIMAGE has acquired the RadarSat-2 License and granted MDA exclusive rights to market and sell RadarSat-2 imagery. MDA will own and operate the RadarSat-2 satellite and provide operations, data reception, processing, archiving, marketing and distribution services to ORBIMAGE. See "Certain Relationships and Related Transactions -- RadarSat-2 License." Orbital also provides certain administrative services to ORBIMAGE such as accounting, tax, human resources and benefit-related services. See "Certain Relationships and Related
Transactions -- Services Agreement."

     ORBIMAGE expects OrbView-3 to be operational in the first quarter of 2000, OrbView-4 to be operational in the fourth quarter of 2000 and RadarSat-2 to be operational in early 2002.

     Business Acquisition. In 1998, ORBIMAGE acquired substantially all of the assets of St. Louis-based TRIFID Corporation for $5 million. TRIFID provides sophisticated image processing software, geographic information database and production systems, imaging sensor design and related engineering services to both governmental and commercial customers. The acquisition provides ORBIMAGE with the technical personnel and production capability required to generate high-resolution imagery and derived products.

     Revenues. ORBIMAGE's principal source of revenue is the sale of satellite imagery to customers, value-added resellers and distributors. ORBIMAGE is performing under several long-term sales contracts to provide imagery products and receives contractual payments in advance of product delivery. In these circumstances, ORBIMAGE initially records deferred revenue for the total amount of the payment and recognizes revenue over the contractual delivery period. At March 31, 1999, ORBIMAGE had approximately $30 million of deferred revenue primarily related to advance payments for OrbView-2 imagery.

     System Depreciation. ORBIMAGE depreciates its satellites over the design life of each satellite. ORBIMAGE is amortizing the cost of the OrbView-2 License over the design life of the OrbView-2 satellite. ORBIMAGE intends to amortize the cost of OrbView-3, OrbView-4 and the RadarSat-2 License over the design lives of the satellites, estimated to be five, five and seven years, respectively. ORBIMAGE depreciates the ground systems used to operate the satellites and collect, process and distribute imagery over the estimated lives of the assets, generally eight years. Depreciation begins when the satellites and ground systems are placed in service.

     Interest Expense. A portion of the proceeds of the units offering representing the estimated debt discount has been accounted for as a discount to the par value of the notes. Amortization of this discount,

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

together with the stated interest on the notes, is capitalized as the historical costs of assets under construction, when appropriate. ORBIMAGE expects to capitalize a significant portion of its interest expense through 2001 as it completes construction of the OrbView-3 and OrbView-4 satellites and makes payments due under the RadarSat-2 License.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999

     Revenues. Revenues for the three months ended March 31, 1998 and 1999 were approximately $2.4 million and $3.3 million, respectively. The increase in 1999 revenues was primarily due to the acquisition of TRIFID. Revenues during the three months ended March 31, 1999 included $0.6 million in sales generated from the image processing business acquired from TRIFID in April 1998.

     Revenues for the three years ended December 31, 1996, 1997 and 1998 were approximately $1.1 million, $2.1 million and $11.7 million, respectively. The increase in 1998 revenues was primarily due to the recognition of deferred revenue upon the commencement of the OrbView-2 satellite's commercial operations in November 1997. Revenues during the year ended December 31, 1998 also included $1.6 million in sales generated from the TRIFID image processing business. Revenues for the year ended December 31, 1997 consisted of approximately $0.8 million and $1.3 million of OrbView-1 and OrbView-2 sales, respectively. Revenues in 1996 were attributable solely to the sale of OrbView-1 imagery products to NASA and the University Corporation for Atmospheric Research.

     Direct Expenses. Direct expenses include the costs of operating and depreciating the OrbView-1 satellite, the OrbView-2 License and the related ground system. Satellite operating costs primarily consist of labor expenses. Direct expenses for the three months ended March 31, 1998 and 1999 were approximately $4.2 million and $4.0 million, respectively.

     Direct expenses for the three years ended December 31, 1996, 1997 and 1998 were approximately $4.3 million, $6.3 million and $15.2 million, respectively. Direct expenses increased from 1997 to 1998 primarily as a result of the OrbView-2 License amortization, additional ground system depreciation and increased operating expenses primarily related to OrbView-2, all of which began when OrbView-2 commenced commercial operations in November 1997. Direct expenses increased from the year ended December 31, 1996 to the year ended December 31, 1997 as a result of the launch and placement in operation of OrbView-2 in 1997. ORBIMAGE expects direct expenses to increase when OrbView-3, OrbView-4 and RadarSat-2 are placed in operation.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of ORBIMAGE. SG&A expenses were approximately $1.0 million and $1.9 million for the three months ended March 31, 1998 and 1999, respectively.

     SG&A expenses were approximately $1.6 million, $2.8 million and $7.1 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in SG&A expenses in 1998 and continuing into 1999 was primarily attributable to the increase in salaries and related benefits as ORBIMAGE expanded its operations. The increase in SG&A expenses from the year ended December 31, 1996 to the year ended December 31, 1997 was primarily attributable to an increase in ORBIMAGE's staffing levels as ORBIMAGE expanded its operations. SG&A expenses in 1997 included costs incurred to support the launch and initial checkout of the OrbView-2 satellite. ORBIMAGE expects that launch and initial checkout costs for OrbView-3 and OrbView-4 will be incurred at levels generally consistent with those incurred in 1997 for OrbView-2.

     Interest Income and Interest Expense. Interest income reflects interest earnings on investments made primarily with proceeds from ORBIMAGE's financing activities. Interest expense reflects interest incurred on the notes, net of applicable capitalized interest. Interest income for the three months ended March 31, 1999 was approximately $0.9 million. Interest income was approximately $1.0 million for the three months ended March 31, 1998, which is net of interest expense of approximately $2.2 million. For the three months ended

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

March 31, 1998 and 1999, capitalized interest in connection with the construction of the OrbView-3 and OrbView-4 satellites and related ground system totaled $1.7 million and $4.7 million, respectively.

     Net interest income for the year ended December 31, 1998 was approximately $1.8 million, which is net of interest expense of approximately $4.9 million. For the year ended December 31, 1998, capitalized interest in connection with the construction of the OrbView-3 and OrbView-4 satellites and related ground system totaled $10.9 million. Net interest income was approximately $1.3 million for the year ended December 31, 1997 and none in 1996. The capitalized interest is recorded as part of the historical cost of the assets to which it relates and will be amortized over the assets' useful lives when placed in service.

     Benefit for Income Taxes. ORBIMAGE recorded an income tax benefit of approximately $1.7 million and $0.6 million for the three months ended March 31, 1998 and 1999, respectively. ORBIMAGE recorded an income tax benefit of approximately $3.3 million for the year ended December 31, 1998. ORBIMAGE recorded an income tax benefit of approximately $1.8 million for the period May 8, 1997 through December 31, 1997. The tax benefits result from net operating losses generated during the period in addition to decreases in deferred tax liabilities for depreciation of satellite assets, which were previously deducted for tax purposes. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital and was included in Orbital's consolidated tax return.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1999, ORBIMAGE had approximately $36.6 million of cash, cash equivalents and available-for-sale securities. On April 22, 1999, ORBIMAGE completed the original notes offering raising net proceeds of approximately $60.6 million. On February 25, 1998, ORBIMAGE issued units consisting of senior notes and common stock warrants raising net proceeds of $144.6 million. The total effective interest rate on the notes, including the discount attributable to the value of the warrants and issuance expenses, is approximately 13.6%. Out of the net proceeds of the two offerings, ORBIMAGE purchased approximately $39.0 million of U.S. Treasury securities to fund the interest payments on the notes through March 31, 2000. As of March 31, 1999, restricted held-to-maturity securities totaled $16.8 million. Concurrent with the units offering, ORBIMAGE completed a private placement of 227,295 shares of Series A preferred stock, generating approximately $21.3 million of net proceeds. During 1997, ORBIMAGE completed two private placements, in which it sold 372,705 shares of Series A preferred stock, generating net proceeds of approximately $33.5 million. Orbital also increased its equity investment in ORBIMAGE, bringing its total equity invested to $91.5 million.

     Operating activities provided cash of approximately $4.9 million and used cash of $8.8 million during the three months ended March 31, 1998 and 1999, respectively. The decrease in operating cash flow from 1998 to 1999 is attributable primarily to decreases in accounts payable and accrued expenses, and deferred revenue of $7.7 million and $2.2 million, respectively. Operating activities provided cash of approximately $6.3 million and $9.9 million during the years ended December 31, 1997 and 1998, respectively. Operating activities used cash during the year ended December 31, 1996 of approximately $1 million. The increase in operating cash flow from 1997 to 1998 is primarily attributable to an increase in accounts payable and accrued expenses of $12.4 million. The increase in operating cash flows from 1996 to 1997 was primarily attributable to the receipt of advance customer payments for imagery purchases.

     Investing activities used cash of approximately $53.7 million and provided cash of $4.1 million for the three months ended March 31, 1999. Investing activities used cash of approximately $12.6 million, $60.4 million and $161.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in the cash provided by investing activities from 1997 to 1998 and continuing into 1999 is attributable primarily to the purchase of the pledged securities and the net maturities (net of purchases) of available-for-sale securities, partially offset by increased capital expenditures. After completion of its private equity and debt financings in 1997, 1998 and 1999, ORBIMAGE invested the proceeds from the financings in various short- and long-term investments, consisting primarily of commercial paper and U.S. Treasury securities.

     Capital expenditures related primarily to the construction of OrbView-3 and OrbView-4 for the three months ended March 31, 1998 and 1999 were approximately $15.7 million and $18.2 million, respectively
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

(excluding capitalized interest). Capital expenditures for the years ended December 31, 1996, 1997 and 1998 were approximately $12.6 million, $49 million and $97.6 million, respectively (excluding capitalized interest). Capital expenditures in 1996 consisted primarily of costs under the procurement agreement relating to the acquisition of the U.S. ground system, the OrbView-1 satellite and the OrbView-2 License. Beginning in 1997, capital expenditures were also related to OrbView-3 and OrbView-4. The total cost of the OrbView-1, OrbView-3 and OrbView-4 satellites, the OrbView-2 License and the related U.S. ground systems, is estimated to be approximately $285 million, which amount does not include contracts of approximately $31 million to be funded by the U.S. Air Force through a contract with Orbital. Of this amount, as of March 31, 1999, ORBIMAGE had spent approximately $241 million, excluding insurance.

     Through the third quarter of 2000, we expect to incur capital expenditures of approximately $90 million for the OrbView-3 and OrbView-4 satellites and the RadarSat-2 License. Of this amount, approximately $60 million will be used for the OrbView-3 and OrbView-4 satellites and $30 million will be used for the RadarSat-2 License. In total, ORBIMAGE's cost for the RadarSat-2 License will be approximately $60 million, which amount does not include approximately $140 million to be funded by the CSA through a contract with MDA. We expect to make installment payments on the RadarSat-2 License through the operational date of RadarSat-2, which we expect to be in early 2002. ORBIMAGE expects to fund future capital expenditures as well as negative cash flows from operating activities using the net proceeds of the recently completed original notes offering, together with available cash, cash equivalents and securities.

     ORBIMAGE does not expect to generate net positive cash flow from operations sufficient to fund both operations and capital expenditures before the fourth quarter of 2000, when both OrbView-3 and OrbView-4 are expected to be operational. While ORBIMAGE believes it has sufficient resources to meet its requirements through that time, additional funding may be necessary in the event of an OrbView-3 or OrbView-4 launch delay, cost increases or unanticipated expenses. We cannot assure you that additional capital will be available, if needed, on favorable terms or on a timely basis, if at all. ORBIMAGE has incurred losses since its inception, and management believes that it will continue to do so at least through mid-2000. ORBIMAGE's ability to become profitable and generate positive cash flow is dependent on the continued expansion of commercial services, adequate customer acceptance of ORBIMAGE's products and services and numerous other factors. See "Risk Factors -- Limited History of Operations and Net Losses -- Given our limited operating history and net losses, the notes are a highly speculative investment," "Potential Additional Capital Requirements -- Our inability to fund potential additional capital requirements could delay satellite construction and deployment," and "Market Acceptance -- We cannot assure you that the market will accept our products and services."

"YEAR 2000" COMPLIANCE

     The year 2000 presents potential concerns for computer hardware and software applications. The consequences of this may include systems failures and business process interruption. The problem may exist for many kinds of software and hardware, including mainframes, mini computers, PCs and embedded systems.

     ORBIMAGE has completed an assessment of the potential Year 2000 issues with respect to various financial, technical and operational computer-related systems. This assessment consisted of reviewing software code and hardware system components to determine whether a system failure or miscalculations causing disruption of operations could occur as a result of the system's inability to distinguish between the year 2000 and the year 1900. ORBIMAGE intends to correct any Year 2000 issues, or develop alternative "work-around" procedures that address the problem by September 1999. ORBIMAGE has also inquired of its primary vendor, Orbital, as to whether products and services provided by Orbital may be adversely affected by the Year 2000 issue. Orbital has informed ORBIMAGE that it has identified no material Year 2000 issues with respect to its provision of administrative services. Orbital has substantially completed the awareness and assessment phases of its Year 2000 plan and intends to achieve a goal of Year 2000 readiness in late 1999.

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     Our largest customers are U.S. government agencies. If these agencies'
systems are not Year 2000 compliant, payments they owe us could be delayed. A significant delay in payments could have a material impact on ORBIMAGE's financial results.

     ORBIMAGE does not currently anticipate that addressing Year 2000 problems for its internal systems will have a material impact on its operations or financial results. ORBIMAGE expects that it will spend no more than $500,000 on Year 2000 compliance. There can be, however, no assurance that costs associated with addressing Year 2000 issues will not be greater than anticipated, or that Year 2000 problems will be identified on a timely basis and that corrective actions undertaken by ORBIMAGE or its primary vendor will be completed before any Year 2000 problems occur. All costs, including the cost of internal personnel, outside consultants, systems replacements and other equipment, will be expensed as incurred, except for long-lived assets, which will be capitalized in accordance with ORBIMAGE's capitalization policies. Contingency plans will be developed if it appears ORBIMAGE or its key supplier will not be Year 2000 compliant and such noncompliance is expected to have a material adverse impact on ORBIMAGE's operations.

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                                    BUSINESS

OVERVIEW

     In 1991, ORBIMAGE was established as an operating division of Orbital to manage the development and operation of remote imaging satellites that would collect, process and distribute digital imagery of the world's land areas, oceans and atmosphere. In 1992, ORBIMAGE incorporated in Delaware as a wholly owned subsidiary of Orbital. In 1997, ORBIMAGE completed a private placement of Series A preferred stock to fund a significant portion of the remaining costs of existing projects. Contemporaneously with that financing, ORBIMAGE acquired at historical cost all the assets and liabilities of the operating division.

     ORBIMAGE is a leading provider of global space-based imagery. We expect to provide our customers with a comprehensive offering of high-resolution imagery, imagery-derived products and image processing services at competitive prices. We are currently operating and expanding a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface, including land and oceans, the atmosphere and weather conditions. Our imagery products and services are designed to provide our customers with direct access to timely and competitively priced information concerning, among other things, locations and movements of military assets, urban growth, forestry and crop health, land and ocean-based natural resources and weather patterns and wind conditions. In April 1998, we acquired substantially all of the assets of TRIFID Corporation, a satellite image processing company that complements our core imagery business by providing sophisticated image processing software, engineering analysis capability and in-house digital image production capabilities.

     In April 1995, we launched our first satellite, OrbView-1, which provides dedicated weather-related imagery and meteorological products to NASA. We launched our second satellite, OrbView-2, in August 1997. OrbView-2 provides images of land and ocean surfaces to commercial customers, as well as to NASA and other scientific users. We believe that OrbView-2 is the only satellite of its kind providing daily color images of the entire Earth's surface. We expect to place two additional satellites, OrbView-3 and OrbView-4, into operation during the first quarter of 2000 and the fourth quarter of 2000, respectively. OrbView-3 and OrbView-4 will provide high-resolution imagery based on optical technology. We believe that OrbView-3 will be among the first commercial satellites with high-resolution optical imagery capability and that OrbView-4 will be the first satellite with commercially available hyperspectral capability.

     In December 1998, we acquired the exclusive worldwide rights to market and sell imagery from RadarSat-2, a high-resolution commercial radar imaging satellite. We expect RadarSat-2 to be operational in early 2002. RadarSat-2 is expected to be the world's first satellite with commercially available high-resolution radar imagery. Unlike optical imaging technology, radar technology permits imagery to be collected in all weather conditions and at night. RadarSat-2 will also have unique multipolarization capabilities that will enable it to detect features on the Earth's surface, such as ice flows, oil seepage and metallic objects, more effectively than conventional optical imaging systems. RadarSat-2 is a follow-on to RadarSat-1, CSA's medium-resolution radar imaging satellite that was launched in 1995.

REMOTE IMAGERY INDUSTRY

     Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites and aircraft. This market includes satellite development, construction and operations by both domestic and international commercial and government users who decide to build and operate their own satellite systems, as well as purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only "commercial" operators of remote imaging satellites were quasi-governmental programs such as the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded significantly in 1994 when the U.S. government implemented a policy permitting the worldwide commercial sale of high-resolution satellite imagery. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial imagery providers, excluding satellite and ground hardware sales, will be approximately $2 billion by the year 2000. We believe that this

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market will grow as the availability of low-cost, high quality satellite imagery stimulates the demand for these products and services and encourages the development of new satellite-imaging technologies and applications.

     Historically, in the United States, satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies that used satellites to monitor meteorological conditions and environmental changes on the Earth's surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the market and opportunities in the remote imaging industry. The majority of today's remote imagery comes from local or regional aerial photography firms. Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage area, restricted ability to fly over some areas and high cost limit widespread use of aerial imagery. Many existing maps are based on out-of-date imagery because they are expensive to update. The remainder of current commercial imagery sales are generated by a few providers of low-resolution satellite imaging services; however, these providers have failed to satisfy the market's growing sophistication and timeliness requirements.

     As the remote imaging market develops, we expect that primary competitive factors will include:

     - spatial and/or spectral resolution;

     - breadth of product offering;

     - frequency of revisit times;

     - pricing;

     - timeliness of imagery distribution; and

     - extent of geographic coverage.

     OrbView-2, OrbView-3, OrbView-4 and RadarSat-2 have been or are being designed to offer a number of strategic advantages over currently available commercial remote imaging systems. These advantages include increased spatial resolution and increased spectral capability. Some markets, such as the national security, mapping and surveying markets, require spatial resolution of three meters or less. In addition, increased spectral resolution, or the ability to take highly precise color and infrared images of the Earth's surface, enables potential customers in the agriculture and fishing industries to better detect and identify crop health and map prime fishing locations. Spectral resolution also can be used in the exploration of natural resources. For example, land conditions that signify the presence of oil are easier to identify on an infrared or radar image than in a conventional black and white aerial photograph. Currently, a commercial imagery customer, such as a telecommunications company that wants to map a large, fairly remote area to determine where to place cellular towers, would hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time consuming and expensive. In contrast, we expect that OrbView-3 will be able to map over 20,000 square kilometers at one meter resolution in a single 10-minute pass.

     Similarly, countries around the world that are unable or unwilling to establish their own space programs can conduct complete border surveillance only in the areas over which aerial photographers can safely fly. We expect that OrbView-3, OrbView-4 and RadarSat-2 will be able to image areas that are not accessible by airplanes because the air space is restricted or because the areas are too remote. In addition, up-to-date maps are key for serving various high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. We believe that real-time global satellite imagery will allow customers to efficiently and cost-effectively map areas of the world that have never been photographed commercially or for which existing maps are now obsolete. This imagery will also permit users to monitor agricultural, forestry and fishing areas frequently to provide timely information to enhance business and government effectiveness.

     In addition, we expect RadarSat-2 to extend ORBIMAGE's competitive advantage over other high-resolution commercial satellite operators. RadarSat-2's high-resolution radar imaging capability will enable

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ORBIMAGE to provide imagery "on demand" twenty-four hours a day regardless of light and weather conditions. RadarSat-2 will also be able to detect specific materials on the Earth's surface, such as oil seepages, ice flows and metallic objects more effectively than optical imaging satellites.

MARKETING STRATEGY

     Our marketing strategy is to increase our market penetration by entering into pre-launch contracts, directly targeting large customers, further developing our network of international distributors and entering into strategic relationships with value-added resellers. To date, customers have contracted to purchase approximately $407 million of imagery products and services, including approximately $135 million in options. Of this amount, approximately $181 million represents amounts due under contracts between Orbital and third parties.

     Advance contract payments. We seek to enter into contracts with advance payments to reduce capital expenditures and to develop a customer base before satellite launch. Approximately $214 million of advance payments from pre-launch contracts directly with our customers or between Orbital and third parties provide funding for approximately 40% of the total capital expenditures required for our satellite systems and acquisition of imagery distribution licenses. These contracts include the following:

     - OrbView-1 was partially paid for under an $8 million pre-launch contract with NASA, $5 million of which was funded before launch;

     - OrbView-2 was partially paid for under a $43 million pre-launch contract between Orbital and NASA, $38 million of which was funded before launch;

     - OrbView-4's hyperspectral modifications will be partially paid for under a $33 million contract between Orbital and the U.S. Air Force, $31 million of which will be funded before launch. The contract includes an option for additional post-launch imagery purchases up to $8 million; and

     - RadarSat-2 will be partially paid for under a $140 million contract between MDA, Orbital's wholly owned Canadian subsidiary, and CSA, all of which will be funded before launch.

     International distributors. We are developing relationships with a network of international commercial distributors while also dealing directly with potential foreign national security government customers. In addition to the contracts we have signed, we are negotiating exclusive regional distribution partnerships for Europe, the Middle East, and several countries in Asia, while pursuing other opportunities with regional distributors in Australia, South Africa and South America. We have entered into three international distributor contracts totaling approximately $73 million, including $30 million in options, with:

     - Samsung Aerospace Industries, Ltd. for distribution of imagery in South Korea;

     - NTT Data Corporation for distribution of imagery in Japan; and

     - GTT NetCorp., Inc. for distribution of imagery in Mexico, Central America, Colombia and the Caribbean.

     Direct customer sales. We also market our imagery products and services directly, with our initial focus primarily on U.S. government customers. In October 1998, we entered into a contract with NIMA under which the U.S. government authorized the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems.

     Value-added resellers. We are developing value-added applications for imagery products internally as well as through VARs. We have entered into agreements with several VARs who already have established expertise in producing aerial and satellite imagery-based value-added products in specific industries such as utility monitoring, oil and gas exploration, agriculture forecasting and national security. We are working with these VARs to enhance existing applications and develop new products that will use OrbView-3, OrbView-4 and RadarSat-2 high-resolution imagery. As an example of our internally-developed value-added products, we

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are using OrbView-2 imagery to provide our proprietary fish-finding maps to approximately 150 commercial fishing vessels.

BUSINESS STRATEGY

     The key elements of our business strategy include:

     Providing a comprehensive offering of high-resolution satellite imagery at competitive prices. Building on the wide range of imagery that will be available from our fleet of OrbView satellites and RadarSat-2, we expect to offer a comprehensive selection of commercially available satellite imagery products and services. The cost we expect to incur in the deployment and operation of our satellite systems is less than the announced costs of our competitors' high-resolution systems. We expect that our cost structure will provide us with flexibility to competitively price our imagery products and services.

     Penetrating existing markets and creating new markets. There is currently a large existing market for imagery products and services, which includes mapping, new construction and wireless infrastructure site selection, agricultural and forestry assessment, oil, gas, and mineral exploration, scientific and environmental monitoring and U.S. national security applications. We believe we can gain market share rapidly in this existing market because of the breadth and expected pricing of our product and service offerings. Additionally, we believe new markets will develop rapidly for satellite-based imagery, including foreign national security, real estate assessment, travel planning and entertainment applications.

     Achieving global distribution of products and services on a timely basis. We plan to expand our global market coverage by providing imagery to end users both directly and through VARs and other third party distribution channels. We intend to focus our direct distribution efforts on larger customers in the commercial, scientific, environmental and U.S. and foreign national security markets. We expect that VARs will perform application-specific processing of our imagery for various commercial markets. Internationally, we intend to market primarily through regional partners who have existing marketing and distribution infrastructures. We expect these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories that will permit them to receive, process and distribute imagery on a timely basis.

     Expanding the "orbimage.com" digital catalogue. We have developed a digital catalogue located at our orbimage.com website to display, archive, and distribute imagery collected from our satellites as well as from other aerial sources. The digital catalogue currently includes OrbView-2 imagery products and will ultimately be a full-service on-line digital catalogue of OrbView high-resolution imagery products. On April 23, 1999, we launched our OrbView Cities catalogue, which initially includes high resolution aerial imagery of approximately 14 major U.S. cities. We can deliver imagery from our digital catalogue to customers over the Internet or on CD for a per-image fee.

     Leveraging the expertise of Orbital. Orbital, our majority stockholder, is a space technology and satellite services company with extensive experience designing and constructing remote imaging satellites and related ground systems. We have used and will continue to use Orbital's integrated space capabilities, infrastructure and experience to develop our business in a cost effective manner.

PRODUCTS AND SERVICES

     We expect to offer a comprehensive selection of commercially available satellite-based imagery products and services. These products and services will include high-resolution optical imagery, high-resolution radar imagery, multispectral and hyperspectral imagery and imagery processing services.

     Weather, climate and atmospheric monitoring. The OrbView-1 satellite provides the U.S. government with daily atmospheric and weather condition images, including images showing both clouds and global lightning information that can be used to improve tornado and hurricane forecasting, and for weather monitoring and meteorological research. The OrbView-1 satellite also provides information on the atmosphere near the Earth's horizon, including atmospheric temperature, pressure, and water vapor profiles. Because of the radio frequencies used by the OrbView-1 satellite, OrbView-1 imagery may be sold only to the U.S. government.

     Ocean and land multispectral imagery. The OrbView-2 satellite detects subtle color changes in the Earth's oceans and land areas. Under a five-year contract, NASA and its researchers may downlink OrbView-2 imagery directly for their own research purposes. ORBIMAGE is also marketing licenses to university researchers and other primarily scientific users around the world to enable them to downlink OrbView-2 imagery directly.

     In addition, OrbView-2 provides value-added products that we generally can deliver within 24 hours of collection. These products measure phytoplankton and sediment concentration in oceans and lakes, as well as the vegetative health of crops and forests on land. Scientists and environmentalists can use these and other similar imagery products to assess environmental factors that affect the oceans, including pollution levels and toxic algae events, and to facilitate "before and after" comparisons of land areas showing, for example, changes in agricultural crop and forestry growth or the erosion of coastal zones.

     We also use OrbView-2 imagery to generate commercial fishing maps. We currently offer two types of fishing maps, a coastal product targeted at sport and smaller commercial fishing customers and a deep ocean product targeted at larger, high seas fishing fleets.

     High spatial resolution optical and radar imagery. High-resolution optical imagery enables users to identify from space objects as small as one-meter in size, approximately the size of a phone booth. We plan to sell our high-resolution imagery products in the form of hard copies and electronic copies that can be stored and processed on a computer. We intend to base our product pricing, in part, on the level of processing required and the customer's delivery-time requirements. We will target sales of unprocessed imagery to sophisticated end-users, such as U.S. and foreign national security customers or value-added resellers who have the internal capability to perform their own imagery enhancement and processing. While we intend to sell unprocessed imagery through the ORBIMAGE digital catalogue, we believe that military and intelligence customers will procure the necessary software from ORBIMAGE to upgrade their ground stations so that they can directly downlink and process this imagery from the satellite.

     We may also offer various value-added precision-corrected products. We believe that these products will have applications in all three of our target markets, discussed below in the Target Markets section. Precision-corrected imagery is processed based on known geographic points, terrain, elevation and topography to enable the user to identify the position of the image on the Earth's surface. These products will address the needs of customers who require detailed topographical and elevation information. One example is a digital elevation model used by military planners for aircraft flight simulation. Other examples include maps that analyze the health of vegetation in farm and forest areas, land use maps that can segment land tracts based on population density, identify sites for wireless communication towers and other construction projects and other land uses.

     Hyperspectral imagery. Hyperspectral imagery provides enhanced color and enhanced infrared imagery for additional applications, including more precise crop health analysis and analysis of the presence of minerals that will enable mining and natural resource exploration companies to detect more efficiently the location of precious metals such as gold and silver, and other natural resources including oil. In addition, the U.S. Air Force has stated that it intends to use hyperspectral imagery to assist in detecting, tracking and monitoring military vehicles and assets.

     Radar imagery. High-resolution radar imagery from RadarSat-2 with a spatial resolution of three meters will complement the high-resolution optical imagery available from OrbView-3 and OrbView-4. Radar and optical technology share many of the same capabilities. Unlike optical imaging technology, however, radar technology permits imagery to be collected in all weather conditions and at night. Additionally, radar imagery can detect some materials on the Earth's surface more effectively than optical imagery, such as oil seepages and ice flows, making radar technology useful for offshore and onshore oil and gas exploration, ship navigation and crop health monitoring. RadarSat-2 will have unique multipolarization capabilities, which means that it will be able to image vertical as well as horizontal features of the Earth over land or water.

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

TARGET MARKETS

     We target our imagery product and service offerings toward three distinct markets: the U.S. and foreign national security market, the commercial/consumer market and the scientific/environmental market. These markets are currently serviced by aerial photography or lower-resolution government-operated satellite imagery systems.

     U.S. and foreign national security market. The U.S. government has publicly stated that demand for high-resolution imagery, especially for use by tactical military commanders in the field, far exceeds the supply currently provided by its dedicated surveillance satellites. We believe that potential budget cutbacks in DoD and the U.S. National Reconnaissance Office budgets, combined with changes in military strategies, for example, fewer military assets dispersed over a wider geographic area, could further increase the government's need for commercially available high-resolution imagery. Commercial satellite imagery can augment current classified government satellite programs that use data, imagery and related products and services for mapping, reconnaissance, surveillance, trend analysis, mission planning, and targeting of conventional and "smart" weapons, such as cruise missiles. We believe that our radar imagery, which can be acquired in all weather conditions and at night, may be useful to governmental agencies during times of international conflict when "real time" imagery is essential regardless of the time of day, weather or other conditions, including the presence of smoke or haze. We believe that we can capture a significant share of the addressable national security market once OrbView-3 or OrbView-4 is operational.

     The U.S. government has turned to commercial providers like ORBIMAGE for a portion of its satellite imagery requirements. The U.S. Air Force is funding the hyperspectral modifications to the OrbView-4 sensor under a $31 million contract, with up to $10 million in data purchases and contract options, to acquire real-time hyperspectral imagery from OrbView-4. In October 1998, we entered into a contract with the U.S. National Imagery and Mapping Agency, under which the U.S. government authorized the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. Under this contract, NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems. The U.S. Navy has made an initial purchase of OrbView-2 imagery and has also expressed an interest in procuring additional OrbView-2 imagery for measuring water clarity and for similar applications. The imagery would assist the U.S. Navy in determining optimal times, locations and depths for performing laser and sonar operations relating to mine detection and submarine communication. The Canadian Navy uses RadarSat-1 imagery to detect the presence of other ships through wave analysis and to monitor the location and movement of icebergs in connection with submarine and ship deployments. We expect other navy fleets to rely on RadarSat-2 imagery for similar purposes.

     In addition, many foreign countries have a strong national security interest in obtaining real-time high-resolution satellite imagery that can be collected during all weather conditions and at night. This imagery will be used by national security customers to help generate up-to-date wide area maps, gather intelligence, identify and target enemy forces and assets, plan missions and deploy resources and assess battle damage. Many countries have aerial reconnaissance aircraft, but these aircraft may be at risk if they penetrate foreign air space. The vast majority of foreign countries neither own nor have access to satellites that generate high-resolution imagery. Therefore, these countries have only three possible options to collect high-resolution satellite imagery:

     - develop the technology and build and launch their own satellites;

     - purchase and operate a turn-key satellite system; or

     - purchase "time-share" capacity from a satellite imaging company.

     Developing the technology and manufacturing expertise and then constructing a dedicated high-resolution satellite system and the infrastructure to support it requires a sizable financial investment and may require a substantial time commitment. Purchasing a turn-key high-resolution satellite system from a company in the United States or another country may be difficult due to export controls and safeguards relating to national security interests and licensing requirements. Purchasing a portion of the total capacity of a commercial satellite while it orbits over a foreign government customer's area of interest provides the same high-resolution imagery capability as other alternatives, but is less expensive and more readily attainable. This "time share" arrangement is the one we offer to our regional high-resolution OrbView imagery distributors.

     We are currently in discussions with several foreign national security customers and have already entered into an agreement with Samsung for imagery of the Korean peninsula. The interest expressed by potential regional distributors during the course of these discussions strengthens our belief that there exists substantial unmet demand for this imagery. We believe that our products and services will provide an effective means for foreign governments to acquire high-resolution imagery for national security purposes.

     Commercial/consumer market. We believe that the near-term commercial/consumer market will include domestic and foreign companies and local governments such as municipalities that currently use aerial photographs and medium-resolution satellite imagery products. In the long term we expect this market will also include individual consumers who will use satellite imagery from the ORBIMAGE digital catalogue in various consumer oriented applications including real estate assessment, travel planning, education and entertainment. We have already begun targeting the market segments described below, which we believe represent attractive near-term marketing opportunities.

     - Commercial fishing. We are currently marketing fishing maps designed to assist the commercial ocean fishing industry. OrbView-2's multispectral sensor has been specifically designed to distinguish the phytoplankton-rich oceanic regions from the clear oceanic regions. Many commercially important surface-feeding fish, including tuna and swordfish, congregate at the boundary between phytoplankton-rich water and clear water. Fishing fleets are using OrbView-2 imagery to identify this boundary accurately in a timely fashion. Based on customer feedback, our fishing maps significantly reduce search time and related hardware and operating costs, are more accurate, and cover a broader area than existing alternatives.

       Our customers for fishing maps include 28 fishing companies comprising approximately 150 fishing vessels operated by commercial fishing companies in the United States, Asia, Europe and South America. Fishing captains view the maps transmitted daily over a satellite link to their vessels with a personal computer using our proprietary software, or receive the maps in a hard copy format via facsimile.

     - Mapping and surveying. The key mapping and surveying markets that we have targeted are new construction and wireless infrastructure site selection, utility and telecommunications planning and monitoring and local and regional tax assessment. High-resolution imagery is used for planning the optimal location for construction projects including wireless communication towers, retail development, new housing developments and highways. For example, telecommunications providers use high-resolution imagery extensively, including digital terrain elevation models, to determine the topography and land use/land cover classifications within a region under consideration for new wireless service. This information enables optimal placement of new communications towers based on the radio signal transmission characteristics of the region. We believe that high-resolution imagery can also help retail businesses to select the optimal locations for new stores by providing valuable information including population density, residential versus industrial land use patterns, locations of competitive businesses and other factors useful in the site selection process. The availability of radar technology that can identify metallic objects on the Earth's surface as well as subtle geological features, such as fault lines and land elevation, will enable us to more efficiently interpret high-resolution optical imagery from OrbView-3 and OrbView-4 and generate a more comprehensive product offering in these markets.

       We believe that our high-resolution OrbView imagery also will be used by gas and electric utilities, which are among the largest current high-resolution aerial imagery users. Spatial data, including high-resolution maps showing precise locations of surface features, is critical to planning, design, construction, operation, marketing and regulatory compliance in connection with utilities' widely dispersed networks. We recently entered into a strategic relationship with a value-added reseller that uses aerial imagery to monitor power lines for utility companies. Under the agreement, we will be the VAR's preferred supplier of high-resolution satellite imagery and we are working with the VAR to develop a broad product base targeted at the utility market. We have an agreement with one of the leading
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

       providers of value-added aerial products to oil and gas companies for pipeline monitoring and oil field monitoring and mapping. Finally, we believe our high-resolution imagery will be useful to city, county and state tax authorities in monitoring taxable activities such as residential add-on construction and tree-cutting on public and private lands.

     - Agricultural. We expect agricultural applications to represent a growing market opportunity, driven by large, commercial farming customers interested in obtaining up-to-date data on the condition of their crops and fields. Today, most agricultural customers either are unable to obtain the requisite imagery, or must rely on direct on-site inspection or aerial photography at substantial expense. We believe products based on multispectral, hyperspectral and radar satellite imagery will provide timely and valuable information on the health of crops and assist in managing the allocation of water, fertilizer and pesticides. In addition, we believe that our broad-area multispectral, hyperspectral and radar imagery could increase the accuracy of crop-yield forecasts and benefit insurance companies, commodity traders and agricultural products brokers.

     - Forestry. To date, demand for aerial imagery products in the forestry industry has been modest due to the high cost, poor resolution and lack of appropriate revisit time of existing alternatives. The availability of ORBIMAGE's high-resolution, low-cost imagery products is expected to drive forestry industry demand for satellite imagery. In particular, we believe the multispectral and radar imagery generated by OrbView-2, OrbView-3, OrbView-4 and RadarSat-2 will be beneficial in monitoring the overall health of forests. In addition, RadarSat-2's imagery will be useful in monitoring deforestation and land use changes. We believe this information will be beneficial both to private forest product companies and to government agencies like the U.S. Forest Service.

     - Oil, gas and mineral exploration. We believe that OrbView-3, OrbView-4 and RadarSat-2 imagery will be valuable for oil, gas and mineral exploration companies for planning operations in remote regions of the world. In many locations where exploration occurs there is a great need for improved mapping information for activities including equipment transport planning, seismic field testing and drilling operations. Hyperspectral imagery from OrbView-4 will be useful for identifying promising locations for new oil, gas and mineral reserves. Spectral matching techniques can be used to identify specific "pathfinder minerals" that signify high probability locations for petroleum and other mineral reserves. Oil and gas exploration companies are using RadarSat-1 imagery products in their exploration endeavors. These companies should also benefit from RadarSat-2's multipolarization capabilities that enable it to detect seepages in the oceans as well as on land better than RadarSat-1.

     - Ice flow monitoring. We believe that imagery from RadarSat-2 will be valuable for potential customers engaging in marine navigation and offshore drilling operations. RadarSat-2's ability to detect the presence, size and movement of icebergs will be useful to government agencies and private companies for safely routing cargo ships and fishing vessels. In addition, RadarSat-2's ability to measure the edge of and track the movement of major ice flows will be valuable to oil and gas companies for managing the operation of offshore oil rigs located in the arctic regions of the world.

     Scientific/environmental market. The scientific/environmental market comprises government entities that use commercially provided satellite imagery to monitor environmental, climate-related and meteorological phenomena, as well as commercial entities such as airlines, oil and gas companies and insurance companies who need accurate, timely environmental information over wide geographic areas. A substantial portion of the cost of development, construction and launch of the OrbView-2 and RadarSat-2 satellites has been or will be funded in advance through pre-launch contracts with government agencies intending to rely on the imagery generated by these satellites for scientific and environmental research and monitoring. We are currently selling imagery from OrbView-2 to national government agencies including NASA, NIMA and the National Oceanic and Atmospheric Administration ("NOAA"). NOAA recently announced its intention to purchase additional OrbView-2 imagery over a three year period. All of these agencies currently use aerial and satellite imagery for diverse applications, including weather prediction, monitoring of ocean conditions, natural

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

disaster assessment, environmental impact studies and similar applications. Since 1995, OrbView-1 has generated information that has improved the meteorological community's ability to predict the timing and location of severe storms including tornadoes and hurricanes. OrbView-2's ability to monitor phytoplankton levels in the world's oceans on a global basis is being used by scientists to study global climate change and by coastal fisheries to track dangerous and costly "red tide" events. Scientists and government agencies are using satellite radar imagery to map the Antarctic ice field to analyze the effects of glaciers and global climate changes in Antarctica. We believe the imagery available from our high-resolution optical satellites and RadarSat-2 will be helpful to government agencies in a variety of environmental applications including assessment of the damage from natural disasters including floods, forest fires, earthquakes, severe storms and the environmental impact of industrial activities.

MARKETING AND DISTRIBUTION

     We currently plan to market and distribute imagery from our satellite network through:

     - our direct sales force;

     - market- or application-specific value-added resellers;

     - foreign regional distributors; and

     - the ORBIMAGE digital catalogue.

     Direct customer sales. Our initial strategy for direct customer sales is to market and sell our basic imagery products to U.S. government agencies or to companies with internal image processing capabilities like large oil and gas producers. Since mid-1995, we have delivered OrbView-1 atmospheric imagery directly to NASA on a daily basis. Since October 1997, NASA and its authorized researchers have been directly downlinking OrbView-2 imagery at their own ground receiving stations. We may also directly market and will distribute our products and services, including our fishing maps, to commercial and scientific customers worldwide.

     We will continue to market our products and services directly to the U.S. military services, U.S. intelligence gathering agencies, other U.S. governmental customers and foreign governments that do not wish to purchase imagery products through a regional distributor. We anticipate that imagery for these customers will either be downlinked directly to the customers' existing ground receiving stations, which will be upgraded to be OrbView-compatible, or to our U.S. central ground system and then delivered to the end user.

     International distributors. We expect to sell high-resolution OrbView satellite imagery in international markets principally through arrangements with international commercial distributors. We expect that our distribution agreements will give international commercial distributors priority in "tasking" the satellite's camera while the satellite is over its geographic region. We generally expect to retain the right to market and sell imagery of a distributor's territories, although we will pay the distributor a royalty for these sales. In some cases, we may agree that a distributor's approval is required for some sales of imagery, including sales to specified customers or of specific areas. We anticipate that a single geographic distribution region normally will have a maximum radius of approximately 2,400 kilometers from the ground station, which is the maximum range that the satellite can communicate with the ground station on a given orbital pass, although the precise size of each region will be negotiable.

     We have three regional distribution partnerships for (1) Japan, (2) Mexico, Central America, Colombia, and the Caribbean and (3) South Korea, and we are negotiating similar arrangements for Europe, the Middle East and several countries in Asia. In addition, we are pursuing opportunities with regional distributors in Australia, South Africa and South America.

     We anticipate that our regional distribution partnerships will generally provide for significant annual minimum guaranteed royalty payments, additional royalties for taskings or image purchases above agreed minimums, and the purchase or upgrade of a regional ground station. We will also provide training and technical support services to regional distributors, the extent and price of which we will negotiate on a case-by-case basis.
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

     Value-added resellers. While we expect to perform some value-added services internally we also intend to distribute our imagery to end users through VARs who process it into complex maps and other products for specific markets or applications. We have also entered into agreements with several VARs who already have established expertise in the production of aerial and satellite imagery-based value-added products in specific industries including utility monitoring, agriculture monitoring and national security. As an example of a value-added product that we develop internally, using OrbView-2 imagery, we provide our proprietary fish-finding maps to approximately 150 commercial fishing vessels. In addition, we provide imaging processing services to NIMA as a result of our acquisition of the assets of TRIFID Corporation. We are working with these value-added resellers to exploit existing applications and develop new products that will incorporate OrbView-3, OrbView-4 and RadarSat-2 high-resolution data.

     ORBIMAGE digital catalogue. We market imagery through our on-line electronic digital catalogue. The ORBIMAGE digital catalogue will be a comprehensive, digital-imagery catalogue in which we display, archive and distribute imagery derived from our satellites and other satellite and aerial sources. We can deliver the images to customers over the Internet, on CD or on computer tape. Through strategic alliances with existing imaging satellite operators, aerial photography firms and imagery value-added resellers, we intend to gain early recognition as an electronic depository for a comprehensive digital imagery catalogue consisting of a broad range of diverse imagery products primarily targeted to the commercial/consumer and scientific/environmental markets. On April 23, 1999, we launched our OrbView Cities catalogue, which initially includes high resolution aerial imagery of approximately 14 major U.S. cities.

RISK MITIGATION

     ORBIMAGE has a comprehensive strategy designed to mitigate the financial, business, and technical risks associated with developing new and existing markets and constructing, launching and operating its satellites.

     - Financial. We have reduced the financial risks associated with the OrbView satellites and the RadarSat-2 License through pre-launch contracts that provide for advance payments. Approximately 40% of the total capital expenditures required for these satellites and acquisition of imagery distribution licenses has been or will be funded by advance payments under pre-launch contracts. We have further limited our financial risks through fixed-price contracts with Orbital to build and launch OrbView-3 and OrbView-4 and to build the related ground systems, and have acquired the OrbView-2 License and the RadarSat-2 License for a fixed price. In addition, we have insured the OrbView-2 satellite for on-orbit failures and we will procure insurance to cover some losses in the event of an OrbView-3, OrbView-4 or RadarSat-2 launch or satellite failure.

     - Market development. We are seeking to develop the imagery market before the launch of OrbView-3 and OrbView-4 to accelerate revenue growth when the satellites become operational. In addition to contracts with advance payments, we have entered into approximately $173 million in pre-launch contracts, including $127 million in options, for OrbView-3 and OrbView-4 high-resolution imagery.

     - Technical. U.S. government surveillance and various other space programs have already successfully deployed many of the imaging technology and sub-system components that Orbital will use in OrbView-3, OrbView-4 and RadarSat-2, thereby reducing our technical risks. These satellites incorporate system redundancies for some of the critical components. Because OrbView-3 and OrbView-4 have similar performance parameters, they can provide back-up for each other.

SATELLITE AND GROUND SYSTEM OPERATIONS

     ORBIMAGE's basic system architecture consists of several major components:

     - a fleet of advanced-technology low-Earth orbit small imaging satellites carrying sophisticated sensors that collect specific types of land, ocean, and atmospheric imagery;

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

     - a central U.S. ground system that controls the satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and

     - foreign regional receiving and distribution centers with direct downlinking capabilities.

     We believe that our system will provide global economies of scale in image collection, processing and distribution. In particular, we believe the satellite system will be able to collect, produce and sell high spatial and spectral-resolution imagery worldwide on a daily basis.

     The OrbView satellites represent a progression in space imaging technology and demonstrate Orbital's use of proven technologies and system experience. The incremental progression in both spatial and spectral satellite imaging capabilities among the OrbView satellites and RadarSat-2 mitigates technical risks. The OrbView satellites employ lightweight structures, advanced sensors, miniaturized electronics, and innovative technical processes designed to provide high performance at relatively low cost. As it constructs OrbView-3 and OrbView-4, Orbital is drawing upon its satellite imaging experience not only from OrbView-1 and OrbView-2, but also from large national satellite programs like Landsat 4, Landsat 5 and RadarSat-1 to minimize overall program risk. RadarSat-2 will build on the heritage of RadarSat-1 and will use redundant components and subsystems that were used in RadarSat-1. The OrbView-1 and OrbView-2 satellites are, and OrbView-3 and OrbView-4 will be, commanded and controlled from ORBIMAGE's main operations center located in Dulles, Virginia. The RadarSat-2 satellite will be operated and controlled by MDA and/or CSA under the CSA contract.

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

     The following table summarizes the primary technical characteristics of the satellites.

                             ORBVIEW-1          ORBVIEW-2          ORBVIEW-3          ORBVIEW-4         RADARSAT-2
                         -----------------  -----------------  -----------------  -----------------  -----------------
Principal Applications   Weather,           Weather, Fishing,  Mapping,           All Weather and    All Weather and
                         Scientific         Agricultural,      Agriculture, Oil   Night Mapping,     Night Mapping,
                         Research           Scientific         and Gas, National  Agriculture, Oil   Agriculture, Oil
                                            Research           Security           and Gas,           and Gas,
                                                                                  Forestry, Mining,  Forestry, Mining,
                                                                                  National Security  National Security
Best Ground Resolution   10 km              1 km to 4 km       1 m Panchromatic   1 m Panchromatic   3 m to 100 m
                         Panchromatic       Multispectral      4 m Multispectral  4 m Multispectral  Multipolarization
                                                                                  8 m
                                                                                  Hyperspectral(1)
Scene-Width              1,300 km           2,800 km           8 km Panchromatic  8 km Panchromatic  20 km to
                                                               and Multispectral  and Multispectral  500 km
                                                                                  5 km
                                                                                  Hyperspectral
Image Area               N.A.               N.A.               64 km(2)           64 km(2)           400 km(2) to
                                                               Panchromatic and   Panchromatic and   250,000 km(2)
                                                               Multispectral      Multispectral
                                                                                  100 km(2)
                                                                                  Hyperspectral
On-Board Storage         80 Megabytes       128 Megabytes      4 Gigabytes        4 Gigabytes        32 Gigabytes
Revisit Time             12 Days            1 Day              3 Days(2)          3 Days(2)          3 Days(3)
Orbital Altitude         740 km             705 km             470 km             470 km             800 km
Design Life              3 Years(4)         7  1/2 Years       5 Years            5 Years            7 Years

---------------
(1) The best spatial resolution permitted for commercial applications is 24 meters.

(2) The combined revisit time of both of OrbView-3 and OrbView-4 will be less than two days.

(3) The combined revisit time of OrbView-3, OrbView 4 and RadarSat-2 will be less than one day.

(4) As it enters it fifth year of operation, OrbView-1 has exceeded its design life.

ORBVIEW-1 SATELLITE

     The OrbView-1 satellite was launched in April 1995 and contains two atmospheric sensors providing weather-related imagery to U.S. government customers. The first sensor, a miniaturized camera, provides daily severe weather images and global lightning information. It also records cloud-to-cloud lightning strikes that can not be observed from the ground and that provide information that may improve tornado and hurricane prediction accuracy. OrbView-1 also measures variations in radio signals through various parts of the atmosphere near the Earth's horizon to develop atmospheric temperature, pressure, and water vapor profiles. This technique enables efficient gathering of worldwide atmospheric temperature information for domestic and international meteorological agencies and airline operators, among other users.

     The OrbView-1 satellite weighs 167 pounds and provides about 100 watts of power with 55 watts available to its wide-field-of-view sensors. The on-board solid state recorder memory permits storage of a half day's imagery for transmission at two megabits per second to ORBIMAGE's primary U.S. ground system. The satellite had a design life of three years but is expected to be operable for approximately two additional years into 2000.

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

ORBVIEW-2 SATELLITE

     The OrbView-2 satellite was launched in August 1997 and we believe it is the only operational satellite providing global color imagery of the entire Earth's surface on a daily basis. OrbView-2 uses eight spectral bands in the visible and near-infrared spectrum to detect subtle color changes on the Earth's surface. We expect it to perform for at least 7 1/2 years due to its advanced redundancy architecture. The 660-pound OrbView-2 was launched into a sun-synchronous orbit at an altitude of 705 kilometers, which together with its wide-field-of-view sensor allows for complete global coverage every day. OrbView-2 delivers ocean and land color imagery at both one-kilometer and four-kilometer resolution. OrbView-2 is capable of downlinking imagery to both ORBIMAGE's primary and backup ground stations and to various regional receiving stations around the world. Orbital owns the OrbView-2 satellite, and ORBIMAGE operates it under the OrbView-2 License.

ORBVIEW-3 AND ORBVIEW-4 SATELLITES

     The OrbView-3 and OrbView-4 satellites, currently targeted to be operational in the first and fourth quarters of 2000, respectively, have been designed to provide one-meter panchromatic imagery and four-meter multispectral imagery of the Earth's surface. OrbView-4 will have similar capabilities to OrbView-3 and, in addition, will provide hyperspectral imagery. These two satellites will have substantially similar performance capabilities, thereby reducing the impact of a satellite failure, increasing revisit frequency, and improving our overall capacity to supply timely imagery to our customers. We plan to either downlink imagery in real-time to regional ground stations or store it on board the satellite and later downlink it to the U.S. central ground system. We plan to forward copies of most imagery downlinked to regional ground stations to the ORBIMAGE digital catalogue.

     The partially redundant designs of OrbView-3 and OrbView-4 provide an expected life of at least five years for each satellite. This system builds upon the technical accomplishments of earlier ORBIMAGE and other Orbital satellites, further refining the lightweight structures and microprocessor-based high performance electronics used in these satellites. OrbView-3 and OrbView-4 are designed to provide maximum maneuvering agility together with a stable optical platform for high quality image collection. Their compact design is expected to facilitate the satellite's maneuverability and agility, while short solar arrays are expected to help keep unwanted satellite motion and vibration to a minimum.

     OrbView-3 and OrbView-4 each will have an orbital altitude of 470 kilometers and polar inclination. This should enable each satellite to image any point on the Earth within three days or less. Once both satellites are in orbit, their combined effective revisit time is expected to be less than two days. The polar inclination will keep the orbit sun-synchronous and will have an orbital orientation that places the satellite over the imaging area at approximately 10:30 a.m. "solar time" every orbit. The orbital path of OrbView-3 and OrbView-4 is expected to pass over the territory covered by a typical regional ground station an average of 1.7 times each day, providing 12 1/2 minutes of imagery time, assuming a 25 degrees latitude ground station location, and producing approximately 200 images per day, assuming a specific mix of image types per territory. While each satellite is within communication range of the regional ground station every day, each satellite is designed to revisit any specific target every three days or less. Revisit frequency will be reduced to less than two days with both OrbView-3 and OrbView-4 in operation. This is because the satellites' high-resolution "seeing" range, which is approximately 940 kilometers in diameter, is less than its communications range, which is approximately 4,800 kilometers in diameter.

     We expect the total annual realizable capacity of OrbView-3 and OrbView-4 to be approximately 400,000 to 500,000 images each, depending on customer preferences for the various images available and various operating assumptions, including cloud cover of targeted areas and availability of regional ground stations.

RADARSAT-2

     The RadarSat-2 satellite will acquire imagery in all weather conditions and at night across a range of modes that spans from three-meter spatial resolution imagery with a swath width of 20 km to 100-meter spatial resolution imagery with a swath width of 500 km. RadarSat-2 will also be capable of acquiring imagery using multipolarization technology that will enable better identification and measurement of materials on the Earth's surface including oil seepage in the oceans and wood mass in timber stands. RadarSat-2 imagery will either be stored on board its spacecraft recorder or downlinked in real-time to the same antennas that downlink OrbView-3 and OrbView-4 imagery. As with OrbView-3 and OrbView-4 most of the downlinked RadarSat-2 imagery will be available at the ORBIMAGE digital catalogue for sale to customers around the world.

     RadarSat-2 will build on the heritage of the RadarSat-1 satellite. It will use redundant components and subsystems that were used in RadarSat-1 and will have a design life of seven years. RadarSat-1 is expected to be at the end of its design life at the time RadarSat-2 is expected to be launched. RadarSat-2 will be launched into a sun-synchronous orbit at an altitude of approximately 800 km. RadarSat-2 will have the ability to acquire imagery on either side of its orbital track not by physically turning the imaging instrument, as is the case with OrbView-3 and OrbView-4, but by purely electronic means using a sophisticated phased-array antenna. This "electronic" steering of RadarSat-2's radar signal will enable the satellite to maintain a very stable imaging platform that will enhance overall product quality. This steering capability will provide RadarSat-2 with a three day revisit time. Its polar orbit will allow it to pass over and communicate with Canadian ground stations during the majority of its orbits. In addition, RadarSat-2 will have the ability to down-link directly, in real-time, high resolution radar imagery to foreign distributor stations worldwide. RadarSat-2 will be capable of providing real-time imagery within a 4,000 km radius of any ground station. RadarSat-2 will have an annual image capacity in excess of 220,000 images.

GROUND OPERATIONS CENTERS AND IMAGE PROCESSING FACILITIES

     ORBIMAGE's central U.S. ground systems monitor the OrbView satellites while they are in orbit and command the satellites as required to ensure that proper orbits are maintained, that electrical power and other operating variables stay within acceptable limits and that appropriate communications links are maintained. For OrbView-3 and OrbView-4, ORBIMAGE will also transmit commands to the sensor on board the satellite providing the longitude and latitude of areas to be imaged on upcoming orbital passes. This latter function involves receiving, prioritizing and uplinking to the satellite the image requests received from ORBIMAGE's domestic customers and foreign regional distributors. MDA will operate the RadarSat-2 satellite in Canada on similar terms.

     The image receiving and processing center for the OrbView satellites is located at our U.S. facility and consists of several ground antennas capable of receiving down-linked imagery from the satellites and numerous work stations where the digital imagery streams from the satellites are processed and converted into useful imagery products. The center is designed to be capable of processing and archiving 6,500 high-resolution OrbView satellite images per day. It is also designed to process a sample of each image for placement in the ORBIMAGE digital catalogue accessible by customers using the Internet. ORBIMAGE's ground systems and image recovery and processing center currently downlink and process imagery from the OrbView-1 and OrbView-2 satellites. We expect our ground network to be compatible with OrbView-3 and OrbView-4 by the respective time each satellite is launched. Last year, we acquired an image processing company to complement our core business by providing engineering analysis, sophisticated imaging processing software and production of high quality digital imagery products.

     We expect that the imagery collected by OrbView-2, OrbView-3, OrbView-4, and RadarSat-2 will either downlink directly to a distributor or be stored on-board for later downlink to an ORBIMAGE ground system located in the United States. OrbView-2, OrbView-3, OrbView-4 and RadarSat-2 have been designed to image and downlink simultaneously, so users with a compatible ground station can receive real-time imagery for the full time that the satellite is in view of a ground station. With one ground system in Virginia and a planned second system in Alaska, we expect to down-link high-resolution and hyperspectral OrbView imagery on an average of 12 out of every 16 daily orbits for subsequent processing, archiving and distribution by ORBIMAGE. Imagery collected by RadarSat-2 will be downlinked in Canada for subsequent processing, archiving and distribution. This procedure ensures timely delivery of imagery even to those customers without a dedicated ground station. The high-gain directional antennae on board OrbView-3 and OrbView-4, which continually track our ground system, are designed to provide a strong signal to the ground with very low transmission errors. Even with compression and encryption of the signal, we expect coding and transmission errors to be insignificant.

COMPETITION

     ORBIMAGE's satellite and aerial imaging competitors include:

     - small regional aerial photography firms;

     - a limited number of existing satellite imagery providers; and

     - several anticipated high-resolution satellite imagery providers.

     Existing aerial photography firms. The major source of commercial high-resolution imagery today is aerial photography. This market is very fragmented, with numerous small regional firms located all over the world. Most aerial photography firms currently use film-based technology rather than the digital camera technology used by the OrbView satellites. We expect that our satellites will provide customers with more timely and/or lower cost imagery than is provided by existing aerial photography firms.

     Existing Satellite Imagery Providers. OrbView-1 and OrbView-2 have no existing direct competitors for their daily panchromatic and multispectral imagery. SPOT 4, which is operated by SPOTImage S.A., provides multispectral imagery that is competitive with OrbView-2 in some markets, including agricultural assessment. There are five existing satellite-based providers of low- and medium-resolution imagery:

     - SPOTImage S.A., a French-owned company, currently produces unprocessed imagery using three satellites with resolution capability of 10 meters in panchromatic and 20 meters in multispectral;

     - Space Imaging EOSAT's Landsat 4 and Landsat 5 satellites provide coverage in seven spectral bands covering the visible to infrared parts of the spectrum, but the best resolution of these satellites is 30 meters in multispectral;

     - RadarSat-1, operated by CSA, provides radar imagery with a resolution that varies between 10 and 100 meters. Based on its seven year design life, RadarSat-1 is expected to be phased out when RadarSat-2 is placed into service in 2002;

     - KVR-1000, a series of Russian government satellites, provides film-based, two-meter resolution panchromatic images but operates only on a sporadic basis; and

     - IRS-IC, an Indian Space Agency satellite, provides six-meter panchromatic and 25 meter multispectral imagery.

     We view these providers as indirect competitors to our high-resolution OrbView satellite imagery in some of our target markets.

     Future Satellite Competitors. The high-resolution OrbView satellites and RadarSat-2 are expected to face significant future competition in the satellite imagery market primarily from two U.S. satellite competitors who are planning imaging satellites that will have one-meter panchromatic and four-meter multispectral capability and who have partnered with various industry participants:

     - Space Imaging EOSAT, which is owned by Lockheed Martin Corporation, Raytheon Company and Mitsubishi Corporation, had an unsuccessful launch of its first one-meter high-resolution satellite in April 1999 and has announced plans to launch a replacement one-meter high-resolution satellite in mid 1999;

     - EarthWatch, whose major shareholders include Ball Aerospace and Technology Corporation, Telespazio and Hitachi, Ltd., had one unsuccessful satellite launch in 1997 and has announced plans to launch a one-meter high resolution satellite in late 1999; and

     - West Indian Space, Ltd. has announced plans to launch and operate the EROS constellation of high-resolution commercial imaging satellites.

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

     Additional potential future competitors are the U.S. government and foreign governments who may fund the development, construction, launch and operation of remote imaging satellite systems that may compete with OrbView-2 as well as the high-resolution OrbView satellites and RadarSat-2. For example, NASA's Earth Science Program is sponsoring a satellite scheduled for launch next year that will provide imagery similar to that of OrbView-2, and the European Space Agency has announced that it plans to launch its Envisat satellite in late 1999 that will include a radar instrument with 8-meter spatial resolution that may compete with RadarSat-2. The U.S. Navy has also announced its intention to procure a satellite with low resolution hyperspectral capability from Space Technology Development Corporation, which would retain some commercial marketing rights.

BACKLOG

     ORBIMAGE's contract backlog of firm commitments at March 31, 1998 and 1999 was approximately $55 million and $79 million, respectively. As of March 31, 1998 and 1999, 73% and 45%, respectively, of ORBIMAGE's backlog was with government agencies. Contract backlog of firm commitments consists of aggregate contract value for firm product orders, excluding the portion previously included in operating revenues on the basis of imagery delivered. Contract backlog of firm commitments excludes unexercised contract options at March 31, 1999 of approximately $135 million.

EMPLOYEES

     As of April 30, 1999, ORBIMAGE had 116 full-time permanent employees. None of our employees is represented by a collective bargaining agreement.

PROPERTIES

     ORBIMAGE currently leases approximately 13,000 square feet of office and operations space in Dulles, Virginia from Orbital at cost. See "Certain Relationships and Related Transactions -- Services Agreement." We also lease approximately 16,000 square feet of office and operations space in St. Louis, Missouri.

LEGAL PROCEEDINGS

     ORBIMAGE is not a party to any pending legal proceedings material to its financial condition or results of operations. For a discussion of regulatory issues affecting ORBIMAGE, see "Regulation."

                                   REGULATION

     The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the U.S., remote imaging satellites generally require licenses from the DoC and from the FCC. In addition, in order to operate internationally, remote imaging satellites may require licenses from the governments of foreign countries in which imagery will be directly downlinked.

UNITED STATES REGULATION

     DoC regulation. The DoC, through the NOAA, is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns, and complying with all international obligations of the United States. Under ORBIMAGE's DoC licenses, the U.S. government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of these interruptions of service could adversely affect our ability to market our products to some foreign distributors or end-users. In addition, the DoC has the right to review and approve the terms of agreements with our international customers and distributors for high-resolution optical imagery. The OrbView-1 satellite does not fall under DoC-NOAA regulation because its imagery can be sold only to the U.S. government.

     ORBIMAGE currently has a DoC license for OrbView-2 and two one-meter high-resolution satellites. The DoC license for OrbView-4 imagery restricts the spatial resolution to 24 meters and the spectral resolution to 11 nanometers for hyperspectral imagery sold commercially. This license also requires additional governmental oversight and imposes limitations on our ability to process imagery outside of the United States. ORBIMAGE has appealed for a relaxation of the terms of the DoC license applicable to OrbView-4 hyperspectral imagery. We cannot assure you, however, that we will prevail in our appeal.

     The DoC licenses for OrbView-2, OrbView-3 and OrbView-4 expire in 2004. While we believe that the DoC will renew our licenses at that time, the DoC's failure to renew the license for the OrbView-3 and OrbView-4 satellites could materially affect our business. While we do not believe that we require a DoC license to function as a RadarSat-2 distributor, and Orbital has informed us that it does not believe a DoC license will be required in connection with MDA's operation of RadarSat-2, the DoC may in the future impose some form of licensing requirement. If the DoC imposed a requirement and Orbital or we were not able to obtain a license, our inability to obtain the license on favorable terms and consistent with our business plan could have a material adverse effect on our results of operations.

     NTIA and FCC regulation. The DoC also regulates federal governmental use of some imagery satellite systems through the National Telecommunications and Information Administration. The NTIA regulates and manages domestic use of the radio frequency spectrum by U.S. federal agencies. A NTIA license permits a downlink only to a federal governmental agency, although the federal agency is not generally restricted as to subsequent distribution of its imagery. The FCC is responsible for licensing the radio frequencies used by commercial satellite imagery systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for these systems as regulated by the FCC.

     The OrbView-1 satellite operates in a government exclusive frequency and accordingly, is regulated by NTIA. The NTIA license for OrbView-1 is contingent on NASA retaining full operational control of the OrbView-1 satellite, and the data collected from the OrbView-1 sensors are the property of the United States.

     Both NTIA and the FCC regulate the operation of OrbView-2. NASA has the NTIA license to downlink 4-kilometer OrbView-2 imagery on a government-only frequency. NASA provides us with the imagery to sell to our commercial customers, and NASA provides this imagery to government researchers as well. Orbital has an experimental license issued by the FCC to operate and receive 1-kilometer imagery from OrbView-2. This experimental license was set to expire in January 1999, but Orbital has timely filed for renewal. Under the FCC's rules, Orbital's license continues in effect until the FCC acts on the renewal application. Although the FCC routinely grants renewal of an experimental license, we cannot assure you that the FCC will in fact grant the renewal of Orbital's experimental license.

     In February 1999, the FCC granted our application for a ten-year license to launch and operate the OrbView-3 and OrbView-4 satellites and to obtain a frequency allocation in the FCC's Earth Exploration-Satellite Service ("EESS") to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command of the satellites. Unless extended by the FCC, this FCC license could become null and void if OrbView-3 is not constructed by August 2001 and launched by February 2002, or if OrbView-4 is not constructed by February 2003 and launched by August 2003. Currently, two of our potential satellite-based competitors, EarthWatch and Space Imaging EOSAT, hold licenses to use the same frequency band that we intend to use for our imagery transmissions, and the band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services. In May 1999, the FCC granted our applications for ten-year authority to operate the associated ground systems for OrbView-3 and OrbView-4.

     The RadarSat-2 satellite will be operated only in Canada. Therefore, the RadarSat-2 satellite does not fall under the FCC licensing requirements. While Canada does not have licensing requirements analogous to the DoC regulatory scheme in the United States, under the CSA contract, the Canadian government has reserved the right to interrupt service during periods of national emergency that affect Canadian or allied national security interests.

     ORBIMAGE could in the future be subjected to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment in the United States. U.S. regulators could decide to impose limitations on U.S. companies that are currently applicable only to other countries, or other regulatory limitations that affect satellite remote imaging operations. Any limitations of this kind could adversely affect our business.

INTERNATIONAL REGULATION

     All satellite systems operating internationally must comply with general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

     - ITU regulations, which define for each service the technical operating parameters, including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service;

     - the Intelsat and Inmarsat agreements, which require that operators of international satellite systems demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

     - regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority for utilization of the required spectrum in each country.

     The FCC is undertaking the ITU coordination process on behalf of OrbView-3 and OrbView-4. Under the CSA contract, the CSA is obligated to coordinate with the ITU to secure the necessary authorizations to operate the RadarSat-2 satellite in Canada. The CSA's or the FCC's failure to obtain the necessary coordination in a timely manner could have a material adverse effect on our results of operations.

     The U.S. government, on our behalf, is required to coordinate the frequencies used by OrbView-2 and the high-resolution OrbView satellites, which will operate internationally. ITU frequency coordination is a necessary prerequisite to international registration, which provides interference protection from other international satellite systems. In addition, this coordination is a necessary prerequisite for the issuance of approvals and licenses from some foreign countries. The ITU coordination process has been completed for OrbView-2, and we intend to have the U.S. government initiate the ITU coordination process for the high-resolution OrbView satellites as quickly as possible. We believe that the ITU registration process will not prevent us from obtaining necessary foreign licenses in a timely manner.

     In addition to compliance with ITU regulations and coordination processes, we must also demonstrate that our satellites will not cause technical harm to Intelsat and Inmarsat, under the Intelsat and Inmarsat agreements signed under international treaty. We have completed this process for OrbView-2 and believe that

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

because of the frequencies we intend to use, the high-resolution OrbView satellites will not cause any technical harm to the Intelsat or Inmarsat systems.

     Within foreign countries, we expect that our regional distributors or customers will secure appropriate licenses and operational authority to use the required spectrum in each country into which we will downlink high-resolution OrbView satellite imagery. For the most part, we anticipate that our distributors or customers will perform these activities, with our assistance when required.

     While we believe that we will be able to obtain all U.S. and international licenses and authorizations necessary to operate effectively, we cannot assure you that we will be successful in doing so. Our failure to obtain some or all necessary licenses or approvals could adversely affect our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF ORBIMAGE

     The following table sets forth the directors, executive officers and key employees of ORBIMAGE as of the date of this prospectus.


                   NAME                     AGE                   POSITIONS
                   ----                     ---                   ---------
David W. Thompson.........................  45    Chairman of the Board and Chief Executive
                                                  Officer
Gilbert D. Rye............................  58    President and Chief Operating Officer
Edward D. Nicastri........................  52    Vice President, Engineering and Operations
Armand D. Mancini.........................  41    Vice President, Chief Financial Officer
Marshall B. Faintich......................  52    Vice President, Strategic Development
Steven M. Cox.............................  53    Vice President, International Marketing
Joseph K. Dodd............................  44    Vice President, Government Marketing
Mark G. Pastrone..........................  34    Vice President, Commercial Marketing
Raymond J. Helmering......................  61    Vice President, Image Products and
                                                  Services
James A. Abrahamson.......................  66    Director
Bruce W. Ferguson.........................  44    Director
Richard Reiss, Jr. .......................  55    Director
William W. Sprague........................  41    Director


     DAVID W. THOMPSON is our Chairman of the Board and Chief Executive Officer, a position he has held since 1993. He is also the Chairman, President and Chief Executive Officer of Orbital. Mr. Thompson co-founded Orbital in 1982. Before founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as Special Assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked at the Charles Stark Draper Laboratory on the Space Shuttle's autopilot design.

     GILBERT D. RYE is our President and Chief Operating Officer, a position he has held since 1993. From 1990 to 1993, he was Orbital's Senior Vice President for Marketing and Business Development. Between 1985 and 1989, Mr. Rye was President of Comsat Government Systems, a subsidiary of Comsat Corporation, and Vice President and General Manager of Space and Technology for BDM International. Mr. Rye is a retired U.S. Air Force colonel with over 25 years of experience in various intelligence and space-related program management and policy-making positions.

     EDWARD D. NICASTRI has been our Vice President of Engineering and Operations since 1997. From 1994 to early 1997, Mr. Nicastri served as Vice President for Advanced Projects with Orbital's Space Systems Division. Prior to joining Orbital in 1994, Mr. Nicastri was Director of Space Systems at the Defense Advanced Research Projects Agency from 1988 to 1993. Prior to 1988 Mr. Nicastri served as a colonel in the U.S. Air Force, holding positions in the development and operation of several military satellites and other national space systems.

     ARMAND D. MANCINI was appointed Vice President, Chief Financial Officer of ORBIMAGE in March 1998. He had been the Vice President of Finance since October 1994. From September 1991 to September 1994, Mr. Mancini was the Vice President of Finance for Orbital's Communications and Information Systems Group and Space Systems Division. Prior to that, Mr. Mancini worked as a senior manager with various defense contractors who provide training and classified weapons systems to the U.S. government.

     DR. MARSHALL B. FAINTICH has been the Vice President for Strategic Development for ORBIMAGE since 1997. From 1987 to early 1997, Dr. Faintich was employed by TRIFID Corporation, a leading satellite-based geographic information services company, where he was a co-founder and Chief Technical Officer. Prior to that, Dr. Faintich's career in government service spanned more than 16 years, including positions at the Naval

Weapons Laboratory and the Defense Mapping Agency, now the National Imaging and Mapping Agency. He has received numerous DoD awards and has served in leading positions on imaging industry working groups and associations, including as a National Director of the American Cartographic Association.

     STEVEN M. COX has been the Vice President for International Marketing for ORBIMAGE since 1997. From 1996 to 1997, Mr. Cox was Vice President of Marketing for ImageLinks, Inc., a satellite imagery processing company. From 1994 to 1996 he was in charge of worldwide marketing for an imaging satellite joint venture formed by CORE Software Technology and Israel Aircraft Industries. From 1989 to 1994, he served as the Executive Director of Worldwide Sales for Space Imaging EOSAT, the operator of the U.S. Landsat low-resolution Imagery satellite services.

     JOSEPH K. DODD has been the Vice President of Government Programs for ORBIMAGE since 1997. Mr. Dodd has over 18 years experience in the satellite remote sensing and space industry. From 1996 to 1997, Mr. Dodd was employed as director of systems development at Hughes Electronics' Space and Communications group. From 1979 to 1996, Mr. Dodd worked on a number of U.S. government imaging satellite programs at The Aerospace Corporation.

     MARK G. PASTRONE has been Vice President of Marketing and Business Development for ORBIMAGE since 1997 and has been employed by ORBIMAGE in various capacities since 1995. From 1992 to 1995, Mr. Pastrone was employed by Orbital. From 1987 to 1988, Mr. Pastrone was employed as an aerospace engineer for Integrated Systems Incorporated, and from 1989 to 1990 as Manager of Air Vehicles, specializing in guidance, navigation and control of aerospace vehicles.

     DR. RAYMOND J. HELMERING was appointed our Vice President of Image Products and Services in May 1998 He joined ORBIMAGE as a result of the TRIFID acquisition. Before joining us, Dr. Helmering was President and Chief Operating Officer of TRIFID Corporation from 1987 to 1998. Dr. Helmering also served for over twenty years within the U.S. Department of Defense Mapping, Charting and Geodesy Programs where his duties included managing a $100 million research and development program. Dr. Helmering has served as an affiliate professor of geodetic science at Washington University in St. Louis, Missouri.

     GENERAL (RET.) JAMES A. ABRAHAMSON has been a member of the Board since April 1998. General Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and Air Safety Consultants. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. General Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. General Abrahamson is also a director of Western Digital Corporation and Stratesec Corporation.

     BRUCE W. FERGUSON has been a member of the Board since 1993. Mr. Ferguson is a co-founder of Orbital and a member of its Board of Directors. He has been Senior Vice President, Special Projects of Orbital since 1997. Previously, he was Executive Vice President and General Manager/Communications and Information Services Group of Orbital from 1993 until 1997. Mr. Ferguson was Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993 and Senior Vice President/Finance and Administration and General Counsel of Orbital from 1985 to 1989.

     RICHARD REISS, JR. has been a member of the Board since 1997. Mr. Reiss founded Georgica Advisors LLC in 1997, a private investment firm, to make both public and private investments in the communications, media and entertainment industries. From 1982 to 1997, Mr. Reiss was the Managing Partner of Cumberland Associates, a private investment firm that he joined in 1978, and Cumberland Partners and LongView Partners, both investment partnerships. From 1969 to 1977, Mr. Reiss was Senior Vice President and Director of Research for Shearson Lehman Brothers. Mr. Reiss is a Trustee and Treasurer of Barnard College and a Trustee of the Manhattan Institute. He is also a Director of The Lazard Funds, Inc., a Director of nStor Technologies and Chairman of the Executive Committee and a Director of O'Charley's.

     WILLIAM W. SPRAGUE has been a member of the Board since 1997. Mr. Sprague is the founder and President of Crest Communications Holdings LLC, a private investment firm that invests in media and communications companies. From 1989 to 1996, Mr. Sprague served in various positions at Smith Barney, Inc., including as a Managing Director and head of the Media and Telecommunications Group, as co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.'s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co. Incorporated in the High Yield/ Merchant Banking Group. Mr. Sprague is currently a director of Centennial Communication Inc., Ethan Allan Interiors Inc., Wave Transnational LLC, One-On-One Sports, Inc. and Communications Resources, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned for services rendered to ORBIMAGE in the fiscal years ended December 31, 1997 and 1998, by ORBIMAGE's chief executive officer and the three most highly compensated executive officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                       ----------------------------
                                                 ANNUAL COMPENSATION   SECURITIES
                                                 -------------------   UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITIONS             SALARY     BONUS     OPTIONS(#)   COMPENSATION(1)
         ----------------------------            --------   --------   ----------   ---------------
David W. Thompson
  Chairman and Chief Executive Officer(2)
  1998.........................................  $     --   $     --     50,000         $    --
  1997.........................................        --         --     40,000              --
Gilbert D. Rye
  President and Chief Operating Officer
  1998.........................................   215,000     97,200     60,000          15,120
  1997.........................................   200,000    110,000     50,000          11,658
Edward D. Nicastri
  Vice President, Engineering and Operations
  1998.........................................   162,500     48,260     20,000          11,271
  1997.........................................   116,000     64,500     90,000           8,488
Armand D. Mancini
  Vice President, Chief Financial Officer
  1998.........................................   132,000     39,200     20,000           8,774
  1997.........................................   115,000     39,300     15,000           6,789

---------------
(1) Includes matching and profit-sharing contributions earned under a 401(k) plan and the dollar value of premiums paid by ORBIMAGE for life insurance for their benefit.

(2) Mr. Thompson's salary, bonus and long-term compensation, other than options, are paid by Orbital. Except as indicated in the above table, Mr. Thompson is not compensated for services rendered in his capacity as an officer of ORBIMAGE.

     ORBIMAGE pays Gen. Abrahamson a $1,000 director's fee for each meeting of the Board that he attends. In addition, ORBIMAGE reimburses all directors for out of pocket expenses incurred for their services rendered as directors.

INDEMNIFICATION AGREEMENTS

     We have entered into an indemnification agreement with each of our executive officers and directors. Each agreement provides that if an executive officer or director is or is threatened to be made a party to a civil, criminal, administrative or investigative action, suit or proceeding, other than a derivative action brought by or in the right of ORBIMAGE, we will indemnify that executive officer or director against expenses, including attorneys' fees, judgments, fines and amounts actually and reasonably incurred by him or her in connection with that action, suit or proceeding, if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of ORBIMAGE. As regards any criminal action or proceeding, our obligation to indemnify the executive officer or director applies so long as he or she had no reasonable cause to believe that his or her conduct was unlawful. If an executive officer or director is or is threatened to be made a party to a derivative action or suit that is brought by or in the right of ORBIMAGE, we are still obligated to indemnify that officer or director unless he or she is determined to be liable to ORBIMAGE.

STOCK OPTION PLAN

     In November 1996, our board adopted the stock option plan, which provides for grants of either incentive or non-qualified stock options to officers, directors and employees of ORBIMAGE and Orbital. Under the stock option plan, incentive stock options may not be granted at less than 100% of the fair market value at the date of grant, and non-qualified options may not be granted at less than 85% of the fair market value at the date of grant. Each option under the stock option plan vests at a rate set by the board in each individual's option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date.

     As of March 31, 1999, 4,800,000 shares of common stock were authorized for issuance under the stock option plan, of which 2,624,900 options were outstanding at exercise prices ranging from $3.60 to $5.10 per share. Of the total number of options outstanding, 1,349,893 were currently exercisable.

     Effective April 26, 1999, ORBIMAGE granted 774,323 options to purchase shares of common stock to employees, directors and consultants, including 30,000 options which were granted to non-employee directors. The stock options were granted with an exercise price of $6.25 and generally vest in one-third increments over a three-year period. ORBIMAGE will expense the value of the 70,250 compensatory options that were issued to consultants totaling $0.2 million over the three-year vesting period of the options.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants of stock options to the named officers under the stock option plan during the fiscal year ended December 31, 1998, which options are reflected in the Summary Compensation Table.

                                                    INDIVIDUAL GRANTS                      POTENTIAL REALIZED
                                 -------------------------------------------------------    VALUE AT ASSUMED
                                                PERCENT OF                                   ANNUAL RATES OF
                                 NUMBER OF    TOTAL OPTIONS                                    STOCK PRICE
                                 SECURITIES      GRANTED                                    APPRECIATION FOR
                                 UNDERLYING    TO EMPLOYEES    EXERCISE OR                     OPTION TERM
                                  OPTIONS     IN FISCAL YEAR    BASE PRICE    EXPIRATION   -------------------
             NAME                GRANTED(1)        1998        PER SHARE(2)      DATE         5%        10%
             ----                ----------   --------------   ------------   ----------   --------   --------
David W. Thompson..............    50,000           7%             4.17        1/14/08     131,125    332,295
Gilbert D. Rye.................    60,000           8%             4.17        1/14/08     157,349    398,754
Edward D. Nicastri.............    20,000           3%             4.17        1/14/08      52,450    132,918
Armand D. Mancini..............    20,000           3%             4.17        1/14/08      52,450    132,918

---------------
(1) Options generally vest in one-third increments over a three-year period.

(2) Options are granted at the fair market value on the date of grant, as determined by the board. Several factors considered by the board in determining the fair market value of options include, without limitation, valuations done in connection with recent financings, the conversion price of ORBIMAGE's Series A preferred stock, results of operations, whether ORBIMAGE has entered into any new contracts, and the lack of a market for ORBIMAGE common stock.

     The board has implemented an incentive bonus plan. Members of senior management are eligible for bonuses equal to between 10% and 50% of their base salary, based upon their success in meeting team and individual incentives that are defined by the board.

     ORBIMAGE awarded options to purchase 10,000 shares of common stock to one non-employee director in April 1998, when that director was elected to serve on the board.

AGGREGATED OPTIONS; YEAR END OPTION VALUES

     The following table sets forth the number of options and the value of unexercised and exercised options held by them as of December 31, 1998.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
David W. Thompson..............................    141,111        148,889       $204,066       $179,634
Gilbert D. Rye.................................    204,167        155,833        296,750        180,550
Edward D. Nicastri.............................     30,000         80,000         27,900         74,400
Armand D. Mancini..............................     80,000         55,000        117,150         65,400

---------------
(1) The value of unexercised in-the-money options at December 31, 1998 assumes a fair value of $5.10 for ORBIMAGE's common stock.

                             PRINCIPAL STOCKHOLDERS

     The following table provides certain information regarding the beneficial ownership of the common stock and Series A preferred stock as of May 31, 1999 by each person who beneficially owns more than five percent of the Series A preferred stock, which votes as a class on certain matters, by each person who beneficially owns more than five percent of the common stock, including the Series A preferred stock on an as-converted basis, by each director and named officer and by all executive officers and directors as a group.

     All persons listed below have an address in care of ORBIMAGE's principal executive offices unless otherwise noted.

                                                         SHARES OF PREFERRED      SHARES OF COMMON
                                                          STOCK BENEFICIALLY     STOCK BENEFICIALLY
                                                               OWNED(1)             OWNED(1)(2)
                                                         --------------------   --------------------
               NAME OF BENEFICIAL OWNER                   NUMBER     PERCENT      NUMBER     PERCENT
               ------------------------                  --------    --------   ----------   -------
Orbital Sciences Corporation...........................       --         --%    25,200,000    59.0%
  21700 Atlantic Boulevard
  Dulles, VA 20166
Merrill Lynch KECALP L.P...............................  260,562(3)    35.8      6,248,489    14.6
  225 Liberty Street
  South Tower, 23rd Floor
  New York, NY 10080-6123
Crest Funding Partners, L.P.(4)........................  207,251(5)    28.4      4,970,048    11.6
  320 Park Avenue
  New York, NY 10022
Morgan Guaranty Trust Company of New York..............  154,109(6)    21.1      3,695,659     8.7
  522 Fifth Avenue
  New York, NY 10036
Georgica Advisors LLC(7)...............................   78,752(8)    10.8      1,888,537     4.4
  1114 Avenue of the Americas
  New York, NY 10036
David W. Thompson(9)...................................                            171,111       *
Gilbert D. Rye(9)......................................       --         --        240,834       *
Armand D. Mancini(9)...................................       --         --         91,667       *
Edward D. Nicastri(9)..................................       --         --         66,667       *
James A. Abrahamson....................................       --         --          3,334       *
Bruce W. Ferguson(9)(10)...............................       --         --        151,667       *
William W. Sprague(4)(9)...............................       --         --          1,667       *
Richard Reiss, Jr.(7)(9)...............................       --         --          1,667       *
All executive officers and directors as a
  group(9)(10).........................................       --         --        728,614     1.7

---------------
 *  Less than one percent

(1) The persons named in this table have sole voting power for all shares shown as beneficially owned by them, except as indicated in other footnotes to this table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after May 31, 1999, are deemed outstanding.

(2) Each of Crest Funding Partners, L.P., Merrill Lynch KECALP L.P., Morgan Guaranty Trust Co. and Georgica Advisors LLC or their respective affiliates currently owns shares of Series A preferred stock. Each share of Series A preferred stock is convertible into approximately 24 shares of common stock. See "Description of Capital Stock -- Series A Preferred Stock -- Conversion Rights."

(3) Includes 159,822 shares owned by Merrill Lynch KECALP L.P. 1997, 52,666 shares owned by Merrill Lynch KECALP L.P. 1999, 30,517 shares owned by Merrill Lynch KECALP International L.P. 1997, and 17,557 shares owned by Merrill Lynch KECALP International L.P. 1999.

(4) William W. Sprague, an ORBIMAGE director, is the founder and President of Crest Management Company, LLC, the manager of Crest Funding Partners, L.P.

(5) Includes 150,696 shares owned by Crest Funding Partners, L.P., and 56,555 shares owned by Crest Management Company LLC.

(6) Includes 109,270 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York; 21,724 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York; and 23,115 shares owned by Bost & Co. for the beneficial interest of Morgan Guaranty Trust Company of New York, as Investment Manager and Agent for the Alfred P. Sloan Foundation (Multi-Market Account).

(7) Richard Reiss, Jr., an ORBIMAGE director, is the founder and President of Georgica Advisors LLC.

(8) Includes 66,476 shares owned by Georgica Partners, 9,182 shares owned by Georgica International Fund and 3,094 shares owned by Roaring Fork Partners LLC.

(9) Consists of shares of common stock issuable upon the exercise of options.

(10) Includes 14,000 shares of common stock issued under option exercises.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENT

     During 1997, we sold 372,705 shares of our Series A Cumulative Convertible Preferred Stock for $100 per share under a stock purchase agreement, generating net proceeds of approximately $33.5 million. We used these proceeds to fund a portion of the purchase of the OrbView satellites and the OrbView-2 License, and for initial operating expenses and other general corporate purposes. During 1998, the Series A holders exercised their rights under the stock purchase agreement to purchase an additional $22.7 million of Series A preferred stock. This 1998 Series A offering generated net proceeds of approximately $21.3 million.

     Capital Contributions. As part of the initial sale of Series A preferred stock in 1997, Orbital contributed approximately $91.5 million to our capital and paid us $40.9 million to purchase OrbView-1 and OrbView-2 imagery, for total payments to us of $132.4 million. These payments were offset by approximately $95 million that we owed to Orbital under the procurement agreement and the services agreement, resulting in net payments to us of $37.4 million. See
"-- Procurement Agreement," and "-- Services Agreement."

     Change of Control. We have obligations to our Series A holders upon a "change of control." If a change of control occurs before the latest of:

     - the successful on-orbit checkout of OrbView-3;

     - the closing of an initial public offering that meets specified criteria;
       or

     - the end of a 180-day period in which the average price of the common stock exceeds a specified level relative to the conversion price of the Series A preferred stock,

then we must offer to purchase, which offer is qualified by the rights of the holders of any of our senior notes, all outstanding shares of Series A preferred stock for a purchase price of 101% of the liquidation amount of the stock. If the change of control occurs before May 2001, then we must also pay each Series A holder an amount equal to the dividends that would have accrued on the holder's shares of Series A preferred stock from the date of the change of control through the fourth anniversary of the initial 1997 sale of the Series A preferred stock.

     For these purposes, a "change of control" means:

     - the failure by Orbital to hold at least 50% of the shares of common stock of ORBIMAGE;

     - the failure by Orbital to hold at least 30% of the common stock of ORBIMAGE on a fully diluted basis, without giving effect to the conversion of capital stock of ORBIMAGE issued as a paid-in-kind dividend on the Series A preferred stock or upon the exercise of options granted under the stock option plans for our employees or directors;

     - the acquisition of beneficial ownership by any person or group of persons of an amount of voting equity securities of ORBIMAGE that equals or exceeds the amount of voting equity interests held by Orbital, excluding purchases by our current Series A holders and their affiliates from other Series A holders or their affiliates and purchases by the Series A holders from us from the exercise of their subscription rights under the stockholders' agreement;

     - the acquisition of ORBIMAGE, or the sale, lease, transfer, conveyance or other disposition, including through a liquidation or dissolution, of all or substantially all of our assets, or the combination of ORBIMAGE with another entity, unless immediately after that transaction, our stockholders hold more than 50% of the voting equity interests in the acquiring or surviving entity;

     - the adoption of a plan relating to the liquidation or dissolution of ORBIMAGE, other than a liquidation or dissolution to or for the benefit of any of our wholly owned subsidiaries;

     - our failure to obtain any applicable license or license amendment so that it is in full force and effect within 30 days before the scheduled launch of either of OrbView-3 or OrbView-4;

     - the revocation of any license necessary to operate OrbView-2, OrbView-3 or OrbView-4 consistent with our current and planned commercial operations if it is not cured within 30 days, unless we are appealing the revocation and have received regulatory approval to continue operations under the revoked license pending the outcome of the appeal; or

     - unless consented to by a majority of the Series A holders, the acquisition of beneficial ownership by any person or group of persons of 35% or more of the voting equity securities of Orbital, and at any time thereafter, if less than a majority of Orbital's board of directors are "continuing directors," meaning directors as of February 25, 1998 or their nominees, or Orbital or an acquiror announces, or Orbital's board approves a business plan, in either case that indicates an intention to de-emphasize or curtail our relationship with Orbital.

STOCKHOLDERS' AGREEMENT

     In connection with the 1997 sale of our Series A preferred stock, we entered into a stockholders' agreement with Orbital and the Series A holders. The stockholders' agreement governs specific voting rights of, and restrictions upon transfer on, the Series A preferred stock.

     Board of Directors. The stockholders' agreement provides that the board will consist of up to five members. The majority of the Series A holders have the right to elect two directors, and may be entitled to elect two additional directors upon the occurrence of specific events described in "Description of Capital Stock -- Series A Preferred Stock -- Voting." The majority of the holders of the common stock also have the right to elect two directors. The fifth member of the board of directors must be an independent director elected by a majority vote of all stockholders, where each Series A holder is entitled to vote the number of shares of common stock into which that holder's Series A preferred stock would be convertible. However, as long as Orbital holds 50% of the voting stock of ORBIMAGE, it has the right to appoint the independent member of the board with the consent of one of the Series A directors, and as long as Orbital holds 20% of the voting stock of ORBIMAGE, it may appoint one of the two common directors. The stockholders' agreement provides for vacancies to be filled using the same nomination procedures that are used for elections.

     A majority vote of the board, including in some cases the affirmative vote of at least one Series A director, is required before we can, among other things:

     - merge, consolidate, liquidate or sell all or substantially all of our assets;

     - modify the stock purchase agreement, the stockholders' agreement, the procurement agreement, the services agreement or the OrbView-2 License, if the modifications would affect satellite performance or, in the case of modifications to the procurement agreement or the services agreement, would increase our costs by more than $1 million;

     - issue or commit to issue equity securities or securities convertible into or exchangeable or exercisable for equity securities;

     - incur indebtedness for borrowed money or any capital lease in excess of $500,000;

     - select, approve or remove any officer; or

     - declare any dividends on the common stock.

     Restrictions on Transfer. As qualified by some limited exceptions, the stockholders have agreed not to transfer, pledge, mortgage, hypothecate or otherwise encumber any shares of common stock or Series A preferred stock. The stockholders have also agreed as follows:

          Right of First Purchase. Any stockholder desiring to transfer common stock or Series A preferred stock must first give Orbital the right to purchase the shares.

          Right of First Refusal. Conversely, if Orbital desires to transfer common stock or Series C preferred stock, it must give stockholders the right to purchase a proportionate amount of the common stock or Series C preferred stock.

          Tag-Along Rights. If Orbital proposes to transfer any shares of common stock or Series C preferred stock, the Series A holders will have the right to require Orbital to sell a proportionate amount of their Series A preferred stock.

          Drag-Along Rights. If 70% of the common holders on a fully diluted basis propose to transfer 70% or more of their common stock, the Series A holders may be required to convert their Series A preferred stock into common stock and transfer the common stock to the proposed transferee.

     Subscription Rights. If we plan to offer to issue private equity securities, including warrants, options or other rights to acquire equity securities, we must notify our Series A holders of the terms of the offering and offer a proportionate amount of the securities being offered, based on each Series A holder's current ownership, to each Series A holder. These subscription rights will expire upon a public offering of the common stock.

     Registration Rights. Holders of more than 35% of our outstanding common stock may demand that we file up to three registration statements to permit the sale and distribution of their common stock. Additionally, if we register any of our common stock, excluding registrations on Form S-8, Form S-4 or that are incident to the registration of convertible securities, the common holders may require us to include their common stock within that registration statement. These registration rights are circumscribed by customary underwriters' cutbacks and other standard exceptions, and are not exercisable until 180 days after an initial public offering of common stock or after June 30, 2002, if we have not consummated an initial public offering of our common stock by that time.

PROCUREMENT AGREEMENT

     ORBIMAGE and Orbital are parties to a procurement agreement. The procurement agreement requires Orbital to:

     - design, develop, construct and launch OrbView-1, OrbView-3 and OrbView-4;

     - grant us a license to market OrbView-2 imagery, including the right to receive all payments to Orbital from NASA under Orbital's contract to provide OrbView-2 imagery to NASA; and

     - build the U.S. central imagery receiving, processing and command and control ground segment and any necessary infrastructure upgrades for all four OrbView satellites.

     Orbital or its subcontractors will retain ownership of all intellectual property rights underlying the OrbView satellites and related ground systems and has granted us a license to use the necessary intellectual property to operate the OrbView satellites.

     System Costs. We estimate that the total cost of the OrbView-1, OrbView-3 and OrbView-4 satellites, the OrbView-2 License and the related U.S. ground systems will be approximately $285 million, which amount does not include $31 million to be funded by the U.S. Air Force through an agreement with Orbital. Of this amount, we have agreed to pay $280 million under the procurement agreement. These estimated costs include all satellite design, construction and launch costs and hyperspectral capability, but exclude insurance costs. As of March 31, 1999, we had spent approximately $241 million under the procurement agreement and $1 million outside of the procurement agreement for ground system construction. We expect to spend approximately $26 million to complete OrbView-3 and OrbView-4 and $17 million to complete modifications to the related U.S. ground systems. We generally pay our costs under the procurement agreement on a monthly schedule based on the costs incurred by Orbital, and pay the remaining amounts upon completion of specified project milestones, such as critical design review and launch events. Our costs under the procurement agreement include an extended performance incentive to Orbital of: (a) up to $1 million per year during each year of the five-year design lives of OrbView-3 and OrbView-4 based on the operational efficiency of the satellites, for a maximum payment of up to $10 million; and (b) an additional $1 million per year per satellite for each year that OrbView-3 or OrbView-4 remains in operation beyond its five year design life.

     Risk of Loss. Delivery by Orbital and passing of the risk of loss from Orbital to us of the OrbView-3 satellite will occur upon separation of the Pegasus launch vehicle from its carrier aircraft. Delivery and passing of the risk of loss from Orbital to us of the OrbView-4 satellite will occur upon intentional ignition of the Taurus launch vehicle. Orbital has already delivered the OrbView-2 ground command and control system to us. Orbital will deliver the OrbView-3 and OrbView-4 ground receiving, processing, and command and control systems consistent with the OrbView-3 and OrbView-4 satellite launch dates, although risk of loss of the command and control and the data processing systems will pass to us on successful completion of specified acceptance test procedures.

     Modifications. We have the right to make changes to the procurement agreement relating to the specifications for OrbView-3 and OrbView-4, including changes to Orbital's statement of work, the method of packing or shipment, place or time of delivery, quantity or type of items to be delivered or services required to be performed, except that Orbital has a right to demand negotiations for "equitable adjustment" to the contract price and board approval in some instances. Modifications to the procurement agreement that increase our costs by more than $1 million or materially delay launch or decrease performance of OrbView-3 or OrbView-4 require approval of a majority of our board, including at least one director appointed by the Series A holders. We have agreed to negotiate with Orbital any price adjustments due to changes we request and to resolve disputes regarding any adjustments through arbitration.

     Termination. We may terminate the procurement agreement if Orbital fails to comply with the material terms of the agreement and does not cure the failure within 60 days of our notice. Orbital may terminate the procurement agreement if we fail to make the payments required by the agreement.

     Limited Remedies. Orbital has made one-year warranties to us regarding the workmanship of the items delivered by it under the procurement agreement. It has also assigned to us third-party warranties that it has or may have for these items. However, upon launch, insurance represents our sole remedy for OrbView-3 and OrbView-4 launch failures, defects, failures to conform to applicable specifications or any other requirements. Orbital's liability to us for all claims under the procurement agreement, including breach of its warranties, is limited to $10 million. Orbital is not liable to us for any costs or other damages arising from schedule delays.

     Amendment. On December 31, 1998, we agreed with Orbital to amend the procurement agreement to, among other things, (a) provide that Orbital would launch the OrbView-4 satellite from a Taurus launch vehicle and (b) require us to pay performance incentives to Orbital during the five-year design lives of each of OrbView-3 and OrbView-4. The modifications in this amendment increased our costs under the procurement agreement by $17 million.

SERVICES AGREEMENT

     ORBIMAGE and Orbital are parties to a services agreement under which Orbital has agreed to provide to us, upon our request, for three years from the date of launch of each OrbView satellite:

     - general and administrative, accounting, tax, legal, regulatory and other similar services on a cost-reimbursable basis with no additional fee;

     - office and other facilities-related services on a cost-reimbursable basis with no additional fee; and

     - in-orbit satellite operations for the OrbView satellites on a cost plus 10% fee basis.

NON-COMPETITION AND TEAMING AGREEMENT

     Under a non-compete agreement, Orbital has agreed that it will not, and will not allow any of its affiliates to, enter into contracts to provide integrated remote sensing satellite-based systems consisting of satellite bus, payload, launch services and ground systems. Orbital may respond to a request for a proposal for an integrated system only if Orbital allows us to have primary responsibility to provide imagery services from the system. In addition, Orbital must offer us any satellite-based remote imaging project that emerges from its research and development.

     The non-compete agreement permits Orbital to provide components for integrated systems or subsystems, but does not permit Orbital to design, develop or construct sensors capable of generating imagery similar, or technologically superior, to the imagery of OrbView-2, OrbView-3, OrbView-4 or any satellite that we purchase from Orbital or its affiliates. Orbital has also agreed, with certain exceptions, not to invest, and not to let its affiliates invest, more than $10 million in any entity that gathers and distributes satellite- based imagery similar or technologically superior to the imagery of OrbView-2, OrbView-3, OrbView-4 or any similar satellite that we purchase from Orbital or its affiliates. The non-compete agreement will terminate on the earlier of (a) June 30, 2003, (b) the date on which the procurement agreement is terminated,
(c) the first anniversary of an initial public offering by ORBIMAGE, or (d) the end of a 180-day period in which ORBIMAGE's average common stock price exceeds specified thresholds.

ORBVIEW-2 LICENSE

     Orbital has granted us an exclusive worldwide license to market and sell OrbView-2 imagery and to sublicense third parties to distribute OrbView-2 imagery for a license fee of approximately $62.7 million. The OrbView-2 License contains the limitations imposed by Orbital's contract with NASA for OrbView-2 imagery and the DoC license applicable to OrbView-2. Orbital has agreed to use reasonable commercial efforts to obtain and maintain the permits and licenses that are necessary for the continued operation of the OrbView-2 satellite. Orbital also has assigned to us all payments under Orbital's contract with NASA. We have the sole responsibility for operating and controlling the OrbView-2 satellite.

     The OrbView-2 License terminates:

     - automatically, if Orbital assigns its contract with NASA to us;

     - upon our discretionary determination that the OrbView-2 satellite has failed;

     - at our option, upon Orbital's uncured breach of its contract with NASA;
       or

     - by either party upon the other's insolvency.

     Orbital retains a right of access to our ground station facilities to perform its obligations under its contract with NASA if we fail to perform our obligations under the OrbView-2 License.

RADARSAT-2 LICENSE

     We have entered into a license agreement with Orbital and MDA, dated as of December 31, 1998, and amended as of April 1, 1999, under which MDA has granted us:

     - a ten-year exclusive worldwide license to market and sell RadarSat-2 imagery products and services, with an option to renew this license at a renewal price of $10,000 per year;

     - a ten-year non-exclusive, royalty-free worldwide sublicense to use the mark "RadarSat"; and

     - a perpetual, fully paid non-exclusive license for all RadarSat-2 image processing and archiving software.

     Under the license agreement, MDA has further agreed to:

     - construct and operate the RadarSat-2 satellite;

     - provide us with RadarSat-2 imagery reception, processing and archiving services; and

     - serve as our exclusive worldwide distributor to market and sell RadarSat-2 imagery.

     In addition, we have licensed MDA to create and sell its own value-added products based on RadarSat-2 imagery on a non-exclusive basis.

     Purchase Price. The RadarSat-2 License will cost ORBIMAGE $60 million, which amount does not include approximately $140 million to be funded by CSA through a contract with Orbital. We will pay the $60 million purchase price in installments based on milestones during the satellite construction phase. These payments will not exceed: $15 million per year in 1999-2001; $10 million in 2002; and $5 million upon the successful checkout of RadarSat-2.

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     Other Fees and Arrangements.  We will pay MDA 12% of our annual net revenues from RadarSat-2 imagery sales for data reception, processing and archiving services. We will also pay MDA its costs plus 10% for marketing and distribution services, and no more than $10 million per year to operate the RadarSat-2 satellite.

     Regulatory Approvals. MDA is responsible for obtaining the necessary Canadian and U.S. government regulatory and other approvals necessary for it to launch, operate and receive data from RadarSat-2. Neither we nor Orbital believes that a DoC license is required to launch and operate RadarSat-2. Nonetheless, if the DoC determines that Orbital, MDA and/or ORBIMAGE requires a DoC license, then all three parties agree to use commercially reasonable efforts to obtain the license on acceptable terms. If the responsible party fails to obtain the DoC license on terms that preserve the commercial viability of RadarSat-2, then Orbital, MDA and ORBIMAGE will negotiate in good faith an equitable adjustment to the purchase price for the RadarSat-2 License.

     Termination. Either ORBIMAGE or MDA may terminate the RadarSat-2 License if the other party defaults on its obligations to pay amounts when due, breaches its representations or warranties, or fails to perform any other of its material obligations under the license agreement. In addition, either party may terminate the agreement if the CSA contract is terminated for any reason, including termination by the Canadian government for convenience.

     Effects of Termination. Upon termination of the license agreement, our exclusive license to market and sell RadarSat-2 imagery will terminate, except in the case of imagery we have already received, for which we will continue to hold a non-exclusive license. In addition, MDA will have no further imagery purchase obligations under the agreement.

     If we or MDA terminate the license agreement because the CSA contract terminates, or if we terminate because MDA fails to obtain the regulatory approvals needed for it to perform its obligations under the license agreement, MDA has agreed to reimburse us for an amount equal to the lesser of (a) our payments toward the purchase price of the RadarSat-2 License as of the date of termination and (b) the remaining book value of the RadarSat-2 License. In addition, if MDA has not selected a launch vehicle by December 31, 1999, we are not required to make any more payments under the license agreement until a launch vehicle is selected. If a RadarSat-2 launch vehicle has not been selected by June 30, 2000, we are entitled to a refund of 50% of the license fee that we have paid as of that date.

     If MDA terminates the license agreement because of our default before RadarSat-2 becomes operational, we must pay MDA the balance of the purchase price of the RadarSat-2 License. If our default occurs after RadarSat-2 is operational, we do not have to pay MDA any additional amounts for the RadarSat-2 License other than those cost-reimbursable amounts we already owe to MDA before MDA's termination.

     Indemnification. MDA has agreed to indemnify us for breaches of its representations and warranties and other covenants under the license agreement. We have agreed to indemnify MDA for breaches of our representations and warranties and other covenants under the license agreement. These indemnities survive expiration or termination of the RadarSat-2 License.

     Guarantee. Orbital has unconditionally guaranteed MDA's full and timely performance of its obligations under the RadarSat-2 License. If MDA defaults, Orbital agrees to pay all amounts due to us.

     Additional projects. Orbital and MDA have agreed to offer us exclusive commercial distribution rights to any follow-on RadarSat-2 or similar projects before June 30, 2003, if MDA or Orbital obtains these rights. If CSA and MDA enter into any agreements that will be integrated into the operations of RadarSat-2, they must receive our prior written approval. If we disapprove of a project and CSA and MDA proceed with the project despite our disapproval, then MDA will negotiate with us in good faith an equitable adjustment to the purchase price for the RadarSat-2 License.

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

ORBIMAGE GROUND STATIONS CONTRACT

     Purpose and term. In May 1999, ORBIMAGE and MacDonald Dettwiler and Associates, Ltd. entered into the five-year ORBIMAGE Ground Stations Contract under which MDA has agreed to provide to ORBIMAGE up to eight ORBIMAGE ground stations ("OGS"). ORBIMAGE will sell the OGS systems to its regional distributors. Each basic OGS will be capable of receiving, archiving, cataloging, ordering and processing OrbView-3 and OrbView-4 data. Each basic OGS system includes all turnkey equipment and services, including hardware, software, training, documentation and support services. In addition, MDA has agreed to provide training, maintenance, storage enhancement and redundant archive processing options that ORBIMAGE may order when it places its order for a basic OGS system.

     Timing of orders and payments. If ORBIMAGE were to order all eight OGS systems, the total cost would be $45,035,000. ORBIMAGE is not obligated to order any specified minimum number of OGS. MDA may adjust the prices of each OGS for any orders received after December 31, 1999 to allow for changes in applicable Canadian government labor rates and other rate structures, currency fluctuations or changes in prices charged by MDA's suppliers. ORBIMAGE may place orders at any time throughout the contract's five-year term. Payments to MDA for each OGS ordered are due in installments based on specified milestones, including the completion of a systems requirements review, a systems design review and satisfactory completion of acceptance test procedures.

     System support services. MDA has agreed to provide ORBIMAGE a one-year warranty from the date of the on-site acceptance test for each OGS system. The warranty covers defects arising out of faulty or defective material or components, including software design and inferior workmanship. MDA has provided ORBIMAGE a yearly option to enter into a post-warranty system support maintenance agreement after the expiration of the one-year warranty for any OGS system ORBIMAGE orders.

     Intellectual Property. MDA maintains ownership and unrestricted rights to all software for the OGS systems; however, it has granted ORBIMAGE a perpetual, irrevocable, nonexclusive, royalty-free license to use the software and supporting documentation for ORBIMAGE's own purposes or for a customer that buys an OGS system directly from ORBIMAGE.

     Termination. ORBIMAGE may terminate the contract for convenience at any time. In addition, by written notice of default, ORBIMAGE may terminate the contract if MDA:

     - is three months delayed in the performance of any OGS project;

     - fails in any way to make progress in the performance of the contract;

     - notifies ORBIMAGE that it is unable or unwilling to complete performance required under the contract;

     - commits any substantial breach of the contract; or

     - becomes insolvent.

     ORBIMAGE's termination rights described above, other than for convenience, may be exercised only if MDA does not submit a formal correction plan satisfactory to ORBIMAGE within 15 days after ORBIMAGE provides MDA with a notice of default.

OTHER AGREEMENTS

     The distributorship contracts that we expect to offer to foreign high-resolution imagery distributors may require the distributor to purchase from us an imagery ground station or an OrbView upgrade to an existing ground station. We are contractually obligated to procure any of these ground stations or upgrades from MDA, provided that the price is commercially competitive.

     Orbital has guaranteed our performance under our distribution agreement with Samsung. This agreement grants Samsung an exclusive license to receive, process and sell high resolution OrbView-3 imagery of the

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

Korean peninsula, and a non-exclusive license to receive, process and sell high-resolution OrbView-4 imagery of South Korea.

                           RELATIONSHIP WITH ORBITAL

     Formed in 1982, Orbital is a space and information systems company that designs, manufactures, operates, and markets a broad range of space-related products and services. Orbital is a leading provider of turn-key space systems with a heritage of designing and building satellites and providing launch services for various satellites operating today, including OrbView-1 and OrbView-2. Orbital owns approximately 54% of the outstanding voting stock of ORBIMAGE on a fully diluted basis. Its 1998 revenues were approximately $734 million. Orbital and its subsidiaries employ over 5,000 people. Its products and services are grouped into three business sectors:

     - space and ground infrastructure systems;

     - satellite access products; and

     - satellite-delivered services.

     Space and ground infrastructure systems include launch vehicles, satellites, electronics and sensor systems and ground systems. Satellite access products include hand-held satellite-based navigation and communications products and transportation management systems. Satellite-delivered services include satellite-based two-way mobile data communications. Orbital operates launch vehicle, satellite and electronics engineering, manufacturing and test facilities in Dulles and McLean, Virginia; Germantown and Greenbelt, Maryland; and Chandler, Arizona; and a launch vehicle and satellite integration and test facility at Vandenberg Air Force Base, California. Orbital also has a space sensors and instruments facility in Pomona, California; a ground systems and software facility in Vancouver, British Columbia; and facilities for its navigation and communications products in San Dimas and Sunnyvale, California and in Rochester Hills, Michigan.

     To date, Orbital has contributed approximately $91.5 million in capital to ORBIMAGE. We have entered into various agreements with Orbital that require us to pay Orbital a fixed price of approximately $340 million, which amount does not include contracts of $140 million and $31 million which will be funded by CSA and the U.S. Air Force, respectively, through contracts with Orbital. We have paid approximately $240 million to Orbital through March 31, 1999. Under these agreements, Orbital has:

     - designed, developed, and launched OrbView-1;

     - granted us the OrbView-2 License;

     - provided the U.S. ground segment for OrbView-1 and OrbView-2; and

     - designed and begun construction of OrbView-3 and OrbView-4.

     In addition, under these agreements, Orbital is:

     - finishing construction of and will test and launch OrbView-3 and OrbView-4;

     - building the U.S. ground system for OrbView-3 and OrbView-4; and

     - through MDA, providing us with the RadarSat-2 License.

     We use some of Orbital's employees and centralized systems for corporate and administrative services under a services agreement. In addition, some of our officers overlap. We anticipate that each of our executive officers will generally devote a sufficient portion of his or her time to our business. However, any ORBIMAGE executive officer who is also an Orbital employee also may devote a significant portion of his or her time to the business of Orbital and its other subsidiaries.

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POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

     The ongoing relationships between ORBIMAGE and Orbital may present conflict situations for David W. Thompson, who serves as chairman of the board and chief executive officer of ORBIMAGE, and also serves as chairman of the board, president and chief executive officer of Orbital. Other officers and directors of Orbital also serve as officers and directors of ORBIMAGE, and may face similar conflicts. These officers' and Mr. Thompson's salary are paid by Orbital. Mr. Thompson, as well as other executive officers and directors of Orbital, own or have options or other rights to acquire a significant number of shares of common stock in both ORBIMAGE and Orbital. Several ORBIMAGE employees, including its executive officers, also have options to acquire Orbital common stock. Potential conflicts could include:

     - the amount of time that Mr. Thompson or other executive officers of both Orbital and ORBIMAGE are able to devote to the day-to-day operations of ORBIMAGE; or

     - the decision making process involving situations that impact both Orbital and ORBIMAGE.

     ORBIMAGE and Orbital have adopted appropriate policies and procedures to be followed in conflict situations by the board of directors of each company to limit the involvement of Mr. Thompson or any other officers and directors having a significant ownership interest in the companies or who are serving in similar capacities for both companies, including conflicts over matters relating to contractual relationships or litigation between ORBIMAGE and Orbital. These procedures include requiring directors of both Orbital and ORBIMAGE to abstain from voting as directors of each company on matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on factors such as the dollar value of the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the businesses of ORBIMAGE or Orbital.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     ORBIMAGE has authorized 75,000,000 shares of common stock, $0.01 par value per share, of which 25,214,000 shares are issued and outstanding. Although subordinate to the powers, preferences and rights of any holder of preferred stock, the common holders are entitled to receive dividends that the board may declare from time to time from legally available funds. Upon ORBIMAGE's liquidation, dissolution or winding-up, the common holders will be entitled to share ratably in all assets available for distribution to stockholders after payment of liabilities, which ratable share is subordinate to prior distribution rights of holders of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock into which warrants may be converted, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of common holders will be subordinate to the rights, preferences and privileges of any preferred stock and of any other series of preferred stock that ORBIMAGE may issue in the future.

PREFERRED STOCK

     ORBIMAGE has authorized 10,000,000 shares of preferred stock, $0.01 par value per share, including: (a) 2,000,000 shares of Series A preferred stock, of which 728,832 shares have been issued; (b) 2,000,000 shares of Series B preferred stock, none of which have been issued; and (c) 2,000,000 shares of Series C preferred stock, none of which have been issued. The board is authorized to issue preferred stock from time to time in one or more series, with voting powers, full or limited, or no voting powers, and designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions, as the board determines by resolution providing for the issuance of preferred stock, other than as a paid-in-kind dividend. The board currently has no plans to issue preferred stock. The issuance of preferred stock could adversely affect the rights of holders of our senior notes.

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

SERIES A PREFERRED STOCK

     Dividends. The Series A preferred stock is assigned a stated value of $100 per share and is entitled to a cumulative dividend of 12% per year payable semi-annually on May 1 and November 1 of each year, payable in cash or in-kind with shares of Series A preferred stock. In-kind dividends are paid on the basis of one hundred twenty (120) shares of Series A preferred stock for each one thousand (1,000) shares of Series A preferred stock outstanding. To date, all dividends have been paid in kind. If an event occurs that triggers a mandatory conversion of the Series A preferred stock before the fourth anniversary of the issuance of the Series A preferred stock, each holder of Series A stock shall receive the dividends that would have accrued on that Series A preferred stock from the date of the mandatory conversion to the fourth anniversary of the initial issuance of the Series A preferred stock.

     Ranking. Series A holders have preferences upon dividend distributions, distributions upon liquidation or distributions upon merger, consolidation or sale of assets over the holders of Series B preferred, if and when issued, Series C preferred, if and when issued, the common holders, and any other class of stock ranking junior to the Series A preferred stock.

     Voting Rights. Each Series A holder is entitled to the number of votes to which the Series A holder would be entitled if the Series A holder had converted its Series A preferred stock into shares of common stock. Furthermore, the Series A holders have the right to elect two additional directors to the board upon the occurrence of an "election event." An "election event" is our failure to:

     - declare and pay dividends on the Series A preferred stock when due if uncured for more than thirty (30) days;

     - repurchase the Series A preferred stock upon, among other things, a change of control as more fully described in "Certain Relationships and Related Transactions -- Stock Purchase Agreement -- Change of Control"; or

     - begin the integration and testing of the OrbView-4 satellite by November 15, 1999. We may extend this date by up to thirty (30) days if our president, in consultation with the Series A directors, determines in his discretion that a delay is advisable.

     The directors elected upon the occurrence of an election event will serve only as long as the election event continues. Some transactions, including some additional issuances of our securities, require the consent of the holders of at least two-thirds of the outstanding Series A preferred stock.

     Conversion rights. The Series A holders have the option at any time or from time to time to convert their Series A preferred stock into common stock. The number of shares of common stock issued upon conversion will be determined by multiplying each Series A holder's number of shares of Series A preferred stock by a fraction, the numerator of which is the Series A preferred stock stated value and the denominator of which is a conversion price, after giving effect to anti-dilutive adjustments. The per share conversion price of the Series A preferred stock is currently $4.17. The Series A preferred stock will be converted automatically into shares of common stock upon the earliest to occur of any one of the following events:

     - the closing of a public offering of our common stock that meets specific criteria;

     - the culmination of a 180-day period in which the average price of the common stock exceeds a specific level relative to the conversion price of the Series A preferred stock; or

     - the proposed sale of 70% or more of our common stock on a fully diluted basis, as more fully described in "Certain Relationships and Related Transactions -- Stockholders' Agreement -- Restrictions on Transfer."

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

1998 NOTES

     We have outstanding $150 million in aggregate principal amount at maturity of the 11 5/8% Senior Notes due 2005 that we issued in February 1998. The terms and covenants in the indenture relating to the 1998 notes are substantially identical to the terms and covenants in the indenture relating to the exchange notes.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Under a purchase agreement between us and the initial purchasers of the original notes, we sold the original notes on April 22, 1999. The initial purchasers then resold the original notes to qualified buyers. As a condition to the completion of the original notes offering, we entered into the registration rights agreement with the initial purchasers under which we agreed to file with the Commission the exchange offer registration statement to exchange the original notes for exchange notes. Under existing interpretations of the staff of the Commission, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act.

     Participation in the exchange offer is voluntary and holders should carefully consider whether to accept our offer. Holders of the original notes are urged to consult their financial and tax advisors before making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of, all validly tendered original notes in this exchange offer, we will have fulfilled a covenant contained in the original notes and the registration rights agreement. We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

     The original notes and the exchange notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to repurchase under the circumstances described in this prospectus. If:

     - We are not required to file the exchange offer registration statement or permitted to commence or accept tenders under the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

     - any holder of original notes notifies us within 20 business days after the completion of the exchange offer that (a) he or she was prohibited by applicable law or Commission policy from participating in the exchange offer; (b) he or she may not resell exchange notes acquired in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for the resales or (c) the holder is a broker-dealer and owns original notes acquired directly from us or our affiliate; or

     - the exchange offer is for any other reason not completed by October 19, 1999,

then we will file with the Commission a shelf registration statement.

LIQUIDATED DAMAGES

     In the event that:

     (1) the exchange offer registration statement or the shelf registration statement is not filed with the Commission on or before the date specified for the filing;

     (2) the exchange offer registration statement or the shelf registration statement has not been declared effective by the Commission on or before the date specified for the effectiveness;

     (3) the exchange offer is not completed on or before the date specified for its completion; or

     (4) following the date the exchange offer registration statement or shelf registration statement is declared effective by the Commission, it shall cease to be effective without being restored to effectiveness by amendment or otherwise within the time period specified in the registration rights agreement, (each such event referred to in clauses
         (1) through (4), a "Registration Default"),

ORBIMAGE shall pay as liquidated damages to each holder of the original notes an amount equal to 0.25% per year of the face amount of the original notes during the first 90-day period or any portion of the face
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

amount immediately following the occurrence of the Registration Default. The damage amount will be increased by an additional 0.25% per year of the face amount of the original notes for each subsequent 90-day period that the damage amount continues to accrue, and the damage amount will accrue at the rate specified above until the Registration Default is cured; provided that in no event shall the damage amount be increased by more than 1% of the face amount of the original notes. In some circumstances, if the shelf registration statement ceases to be effective for certain periods, then liquidated damages shall be payable.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions stated in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn before 5:00 p.m., New York time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes in the exchange offer, however, original notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the original notes except that:

     - the exchange notes bear a Series D designation and a different CUSIP number from the original notes;

     - the exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and

     - the holders of the exchange notes will not be entitled to rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the original notes under specific circumstances relating to the timing of the exchange offer, all of which rights generally will terminate when the exchange offer is completed. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture governing the original notes.

     The exchange offer is not conditioned upon any minimum number of original notes being tendered. As of the date of this prospectus, $75.0 million aggregate principal amount of original notes was outstanding.

     Holders of original notes do not have any appraisal or dissenters rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer according to the applicable requirements of the exchange act and the rules and regulations of the Commission.

     We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered original notes are not accepted for exchange because of an invalid tender or for any other reason, the certificates for any unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date. See "-- Procedures for Tendering," "-- Book-Entry Transfer," "-- Guaranteed Delivery Procedures" and "-- Conditions."

EXPIRATION DATE; EXTENSION; AMENDMENTS


     The expiration date for the exchange offer is 5:00 p.m., New York time, on July 27, 1999, unless we, in our sole discretion, extend the exchange offer.


     To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice before 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Any extension will be followed as promptly as practicable by notice of the extension by press release or other public announcement, or by written notice to the holders of the original notes.

     We reserve the right, in our sole discretion, to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below under "-- Conditions" is not satisfied, by giving oral or written notice to the exchange agent of the delay, extension or termination.
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Furthermore, we reserve the right, in our sole discretion to amend the terms of the exchange offer in any manner.

INTEREST ON THE EXCHANGE NOTES

     Interest on the exchange notes will accrue at the rate of 11 5/8% per year from the most recent date to which interest has been paid on the original notes surrendered in exchange for the exchange notes or, if no interest has been paid on the original notes, from April 22, 1999. Holders whose original notes have been accepted for exchange will be deemed to have waived the right to receive any interest accrued on the original notes.

PROCEDURES FOR TENDERING

     For a holder of original notes to tender original notes validly under the exchange offer, a properly completed and signed letter of transmittal, or facsimile of it, with any required signature guarantee, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, and any other required documents, must be received by the exchange agent at the address given in the letter of transmittal before 5:00 p.m., New York time, on the expiration date. In addition, before 5:00 p.m., New York time on the expiration date, either (a) certificates for tendered original notes must be received by the exchange agent at the exchange agent's address or (b) the original notes must be transferred using the procedures for book-entry transfer described below, and a confirmation of the tender received by the exchange agent, including an agent's message if the tendering holder has not delivered a letter of transmittal.

     The term "agent's message" means a message transmitted by the depositary, received by the exchange agent and forming part of the confirmation of a book-entry transfer, that states that the depositary has received an express acknowledgment from the tendering participant in the depositary that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by the depositary and received by the exchange agent, that states that the depositary has received an express acknowledgment from the participant in the depositary that the participant has received and agrees to be bound by the notice of guaranteed tendering delivery.

     By tendering original notes using the procedures described above, each holder will make to us the representations listed above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance by us of original notes will constitute agreement between us and that holder according to the terms and conditions stated in this prospectus and in the letter of transmittal. THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, THE HOLDER SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO ORBIMAGE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender the original notes, that beneficial owner must, before completing and executing the letter of transmittal and delivering the original notes in the beneficial owner's name, either make appropriate arrangements to register ownership of the original notes in that beneficial owner's name or obtain a properly completed bond power from the registered holder of the original notes. The transfer of registered ownership may take considerable time and the beneficial owner may not be able to complete the transfer before the expiration date.
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

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the original notes so tendered are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (b) for the account of an eligible institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 of the Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed in the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the original notes with the signature guaranteed by an eligible institution.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and evidence satisfactory to ORBIMAGE of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes to the exchange agent using DTC's ATOP procedures for transfer. DTC will then send an agent's message to the exchange agent.

     We will determine in our sole discretion all questions concerning the validity, form, eligibility, acceptance of tendered original notes and withdrawal of tendered original notes and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes that our counsel opines would be unlawful for us to accept. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender concerning particular original notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities concerning tenders of original notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities involving tenders of original notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give notification. Tenders of original notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Unless otherwise provided in the letter of transmittal, the exchange agent will return to tendering holders, as soon as practicable following the expiration date, any original notes it receives that are not properly tendered and as to which the defects or irregularities have not been cured or waived.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts for the original notes at the book-entry transfer facility, The Depository Trust Company ("DTC"), to facilitate the exchange offer, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer original notes into the exchange agent's account according to the book-entry transfer facility's procedures for transfer. Although delivery of the original notes may be made through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and signed with any required signature guarantee, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, and all other required documents, must be transmitted to and received or confirmed by the exchange agent at its address listed in the letter of transmittal on or before the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the exchange agent will be required to withhold 31% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide its taxpayer identification number and certify that the number is correct. Each tendering holder should complete and sign the main signature form
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

and the Substitute Form W-9 included as part of the letter of transmittal, to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to us and the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and (a) whose original notes are not immediately available, (b) who cannot deliver to the exchange agent their original notes, the letter of transmittal or any other required documents or (c) who cannot complete the procedures for book-entry transfer before the expiration date, may still tender their original notes if:

     - the tender is made through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution a properly completed and executed notice of guaranteed delivery indicating the name and address of the holder, the certificate number(s) and principal amount of original notes tendered and a statement indicating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of it, together with the certificate(s) representing the original notes, or a confirmation of book-entry transfer of original notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and signed letter of transmittal, or facsimile of it, as well as the certificates representing all tendered original notes in proper form for transfer, or a confirmation of book-entry transfer of original notes into the exchange agent's account at the book-entry transfer facility, and all other documents required by the letter of transmittal are received by the exchange agent upon five New York Stock Exchange trading days after the expiration date.

     Upon request, the exchange agent will send a notice of guaranteed delivery to holders who wish to tender their original notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time before 5:00 p.m., New York time, on the expiration date.

     To withdraw a tender of original notes in the exchange offer, the exchange agent must receive at its address listed in the letter of transmittal a telegram, telex, letter or facsimile transmission notice of withdrawal before 5:00 p.m., New York time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the original notes to be withdrawn;

     - identify the original notes to be withdrawn, (including the certificate number(s) and principal amount of the original notes, or, in the case of original notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the original notes into the name of the person withdrawing the tender; and

     - specify the name in which any original notes are to be registered, if different from the name of the person having deposited the original notes.

     We will determine all questions concerning the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any original notes withdrawn using the procedures described above will be deemed not to have been validly tendered for purposes of the exchange offer and we will not issue exchange notes in exchange for those original notes, unless the original notes that were withdrawn are validly retendered. Any original notes that have been tendered but that are not accepted for exchange will be returned to the holder without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any original notes, and may terminate or amend the exchange offer as provided in this prospectus before accepting original notes, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency regarding the exchange offer which, in our reasonable discretion, might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding involving us or any of our subsidiaries;

     - any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in our reasonable discretion, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits to us of the exchange offer; or

     - any governmental approval has not been obtained, which approval we, in our reasonable discretion, deem necessary to complete the exchange offer as contemplated.

     If we determine in our reasonable discretion that any of the above conditions are not satisfied, we may:

     - refuse to accept any original notes and return all tendered original notes to the tendering holders;

     - extend the exchange offer and retain all original notes tendered before the expiration date, subject, however, to the rights of holders to withdraw their original notes (see "-- Withdrawal of Tenders"); or

     - waive any unsatisfied conditions under the exchange offer and accept all properly tendered original notes that have not been withdrawn.

     The conditions described above are solely for the benefit of ORBIMAGE and we may assert the above conditions in good faith regardless of the circumstances giving rise to the conditions or we may waive the conditions in whole or in part at any time in our discretion. Our failure at any time to exercise our rights concerning the conditions described above will not mean that we have waived any right and each right will be deemed an ongoing right that we may assert at any time. In addition, we have reserved the right, even if each of the conditions above has been satisfied, to terminate or amend the exchange offer.

EXCHANGE AGENT

     HSBC Bank USA has been appointed the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery should be directed to the exchange agent at the address indicated in the letter of transmittal. DELIVERY TO AN ADDRESS OTHER THAN THE ONE INDICATED IN THE LETTER OF TRANSMITTAL WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, we may make an additional solicitation by telecopy, telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

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

     We will pay the cash expenses incurred for the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will expense the expenses of the exchange offer over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders whose original notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold their original notes, will be entitled to all the rights and preferences, and will be restricted by all the limitations, applicable to the original notes under the indenture. Following completion of the exchange offer, the holders will continue to be affected by the existing transfer restrictions and we will have no further obligation to these holders to provide for the registration under the Securities Act of their original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted original notes could be adversely affected.

RESALE OF EXCHANGE NOTES

     As regards exchange note resales, based on interpretations by the staff of the Commission found in no-action letters issued to third parties, we believe that a holder or other person, other than a person that is one of our affiliates within the meaning of Rule 405 under the Securities Act, who receives exchange notes in exchange for original notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act.

     If any holder of original notes is our affiliate or acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of exchange notes, that holder cannot rely on the position of the staff of the Commission stated in no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

     Each holder of original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to represent that:

     - it is not an ORBIMAGE affiliate;

     - it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

     - it is acquiring the exchange notes in its ordinary course of business.

     Further, each participating broker-dealer that receives exchange notes for its own account in exchange for original notes, where the participating broker dealer acquired the original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with a resale of the exchange notes. The letter of transmittal states that by making this acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in interpretive letters, we believe that participating broker-dealers who acquired original notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements regarding the exchange notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution for the resale of the exchange notes. Accordingly, participating broker-

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

dealers may use this prospectus during the period referred to below in connection with resales of exchange notes where the participating broker-dealer acquired the original notes for its own account as a result of market-making or other trading activities.

     We have agreed that this prospectus may be used by a participating broker-dealer for resales of exchange notes for a period ending 180 days after the date on which the exchange offer registration statement is declared effective. However, a participating broker-dealer who intends to use this prospectus for the resale of exchange notes must notify us on or before the expiration date that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at its address indicated in the letter of transmittal. See "Plan of Distribution."

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

                       DESCRIPTION OF THE EXCHANGE NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

     We have issued the original notes and will issue the exchange notes under an indenture between us and HSBC Bank USA, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The pledge agreement referred to under the subcaption "Security" also defines the terms of the pledges that will secure the exchange notes.

     The following description is a summary of the material provisions of the indenture, the pledge agreement and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the pledge agreement and the registration rights agreement because they, and not this description, define your rights as holders of these exchange notes. We have filed copies of the indenture, the pledge agreement and the registration rights agreement as exhibits to the registration statement that includes this prospectus. The form and terms of the exchange notes will be the same as the form and terms of the original notes, except that you will be able to transfer the exchange notes freely, except as otherwise provided in this prospectus. See "The Exchange Offer -- Purpose and Effect."

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

     These exchange notes:

     - are senior obligations of ORBIMAGE;

     - are secured by the pledged securities, which are a portfolio of securities we have purchased and pledged as security for the notes;

     - are senior in right and priority of payment to all of our existing and future subordinated indebtedness; and

     - are ranked pari passu in right and priority of payment with all of our other existing and future indebtedness that is not expressly subordinated.

     We have no Restricted Subsidiaries. Under certain circumstances, we may be required to designate future subsidiaries that we create or acquire as Restricted or as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     We will issue the exchange notes with a maximum aggregate principal amount of $75 million. We will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2005.

     Interest on the notes will accrue at the rate of 11 5/8% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1999. We will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

     Interest on the notes will accrue from the date of original issuance, or if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given us wire transfer instructions we will make all payments on the notes according to those instructions. All other payments on the notes will be made at the office or agency of the paying agent that we maintain for that person unless we elect to make interest payments by check mailed to the holders at their addresses indicated in the register of holders.

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

PAYING AGENT AND REGISTRAR FOR THE EXCHANGE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of notes, and we or any of our subsidiaries may act as paying agent or registrar.

OPTIONAL REDEMPTION

     Before March 1, 2001, we may redeem up to 35% of the aggregate principal amount of notes outstanding at a redemption price of 111.625% of their principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more sales of capital stock; provided that

     (1) at least 65% of the aggregate principal amount of notes remains outstanding immediately after the occurrence of the redemption (excluding notes held by us and our subsidiaries); and

     (2) the redemption must occur within 60 days of the date of the closing of the sale of capital stock.

     Except as indicated in the preceding paragraph, these notes will not be redeemable at our option before March 1, 2002.

     After March 1, 2002, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice at the redemption prices indicated below, expressed as percentages of the principal amount, plus accrued and unpaid interest on the notes and liquidated damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   105.8125%
2003........................................................   102.9063%
2004 and thereafter.........................................   100.0000%

MANDATORY REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments on the notes. However, as described below, we may be obligated, under specific circumstances, to make an offer to purchase: (a) all outstanding notes at a redemption price of 101% of their principal amount plus accrued and unpaid interest and any liquidated damages to the date of purchase, upon a change of control; and (b) outstanding notes with a portion of the net proceeds of Asset Sales at a redemption price of 100% of their principal amount, plus accrued and unpaid interest and any liquidated damages to the date of purchase. See
"-- Repurchase at the Option of Holders -- Change of Control" and "-- Limitation on Sales of Assets and Subsidiary Interests."

SECURITY

     To comply with the indenture, we purchased and pledged the pledged securities to the collateral agent for the benefit of the holders of the notes in an amount sufficient to pay in full the first two scheduled interest payments due on the notes. We used approximately $7.4 million of the net proceeds of the original notes offering to acquire the pledged securities. We have pledged the pledged securities to the trustee as collateral agent for the benefit of the holders of the notes to comply with the pledge agreement. They will be held by the collateral agent in the pledge account. Under the pledge agreement, immediately before an interest payment date, we may either deposit with the collateral agent from funds otherwise available to us cash sufficient to pay the interest scheduled to be paid on that date, or we may direct the collateral agent to release from the pledge account proceeds sufficient to pay interest then due. If we exercise the former option, we may direct the collateral agent to release to us from the pledge account proceeds or pledged securities in like amount.

     We will add interest earned on the pledged securities to the pledge account. If, in the opinion of a nationally recognized firm of independent certified public accountants that we select, the funds or pledged securities held in the pledge account exceed the amount sufficient to provide for payment in full of the first two scheduled interest payments due on the notes, the collateral agent will be permitted to release to us at our

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

request any excess amount. The notes are secured by a first priority security interest in the pledged securities and in the pledge account and, accordingly, the pledged securities and the pledge account also secure repayment of the principal amount of the notes to the extent of the security. The pledge agreement allows us to substitute marketable securities for the government securities originally pledged as collateral; provided, however, that the substituted marketable securities must have a value, measured at the date of substitution, in the opinion of a nationally recognized firm of independent public accountants that we select, at least equal to 125.0% of the amount of any of the first two scheduled interest payments on the notes that are unpaid, or the pro rata portion of those interest payments equal to the percentage of the interest payments to be secured by the marketable securities, as of the date the marketable securities are proposed to be substituted as security for our obligation under the pledge agreement.

     Under the pledge agreement, assuming that we make the first two scheduled interest payments on the notes in a timely manner, all of the pledged securities will be released from the pledge account.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part equal to $1,000 or an integral multiple thereof of that holder's notes according to the terms of the Change of Control offer. In the Change of Control offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes, if any, to the date of purchase. Within ten days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, using the procedures required by the indenture and described in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable to the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, to the extent lawful, we will:

     (1) accept for payment all notes or portions of notes properly tendered under the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes that we are purchasing.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment, and the trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

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

     Within the restrictions discussed below, we could in the future enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Due to our highly leveraged structure, we may not have sufficient funds to repurchase all of the notes tendered in a Change of Control Offer. Our failure to purchase any notes tendered in a Change of Control Offer will constitute an Event of Default under the indenture. See "-- Events of Default and Remedies."

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of ORBIMAGE and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ORBIMAGE and its subsidiaries taken as a whole to another Person or group may be uncertain.

Limitation on Sales of Assets and Subsidiary Interests

     We will not, and will not permit any of our Restricted Subsidiaries, to consummate an Asset Sale unless:

     (1) we, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

     (2) at least 75% of the consideration that we or our Restricted Subsidiaries receive is in cash. For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any of our or our Restricted Subsidiaries' liabilities, as shown on our or our Restricted Subsidiaries' most recent balance sheet, and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any of the transferred assets under a customary novation agreement that releases us or our Restricted Subsidiaries from further liability; and

          (b) any securities, notes or other obligations that we or our Restricted Subsidiaries receive from the transferee that we or our Restricted Subsidiaries, allowing for ordinary settlement periods, contemporaneously convert into cash, to the extent of the cash received in that conversion.

     (3) the aggregate Fair Market Value of all non-Cash Consideration that we or our Restricted Subsidiaries receive, when aggregated with the Fair Market Value of all other non-Consideration that we and our Restricted Subsidiaries receive from all other Asset Sales since the First Issue Date that has not been converted into cash or Cash Equivalents does not exceed 5% of our aggregate Consolidated Tangible Net Assets at the time of the Asset Sale.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, we may apply the Net Proceeds at our option:

     (1) to make a capital expenditure or acquire Business Assets;

     (2) to acquire 100% of the Equity Interests of a Related Satellite
         Business;

     (3) market imagery products and services;

     (4) to repay indebtedness under a Credit Facility; and

     (5) provide working capital.

     Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

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

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $7.5 million, we will make an Asset Sale offer to all holders of notes, to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale offer will be 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. If any Excess Proceeds remain after completion of an Asset Sale offer, we may use the Excess Proceeds for general business purposes. If the aggregate principal amount of notes tendered into the Asset Sale offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis using the procedures below. Upon completion of each Asset Sale offer, the amount of Excess Proceeds shall be reset at zero. The Asset Sale offer shall remain open for 20 business days or any longer period as may be required by law.

     The above provisions will not apply to the sale, lease, conveyance or other disposition of all or substantially all of our assets, which will be governed by the provisions of the indenture described below in "-- Merger, Consolidation and Sale of Assets" and "-- Repurchase at the Option of Holders."

SELECTION AND NOTICE OF NOTES FOR REDEMPTION OR REPURCHASE

     If less than all of the notes are to be redeemed or repurchased at any time, the trustee will select notes for redemption or repurchase as follows:

     (1) if the notes are listed, then the trustee will comply with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed, the trustee will make the selection on a pro rata basis, by lot or by any method that the trustee deems fair and appropriate.

     No notes of $1,000 or less shall be redeemed or repurchased in part. Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption or repurchase date to each holder of notes to be redeemed or repurchased at its registered address.

     If any note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to that note shall state the portion of the principal amount to be redeemed or repurchased. A new note in principal amount equal to the unredeemed or unrepurchased portion of the old note will be issued in the name of the holder upon cancellation of the old note. Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, interest ceases to accrue on notes or portions of them called for redemption or repurchase.

RESTRICTIVE COVENANTS

Restricted Payments

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ORBIMAGE or to ORBIMAGE or a Restricted Subsidiary of ORBIMAGE);

     (2) purchase, redeem, defease, retire for value or otherwise acquire or return for value any Equity Interests of ORBIMAGE, other than any Equity Interests owned by ORBIMAGE or any wholly-owned Restricted Subsidiary of ORBIMAGE;

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     (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated (whether pursuant to its terms, by operation of law, structurally or otherwise) to the notes;

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to a Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the payment;

     (2) ORBIMAGE would, at the time of the Restricted Payment and after giving pro forma effect to it as if the Restricted Payment had been made at the beginning of the immediately preceding fiscal quarter, have been permitted to incur at least $1.00 of additional indebtedness according to the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness or Issuance of Disqualified Stock;" and

     (3) the Restricted Payment, together with the aggregate of all other Restricted Payments made by ORBIMAGE and its Restricted Subsidiaries after the First Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of ORBIMAGE for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the First Issue Date to the end of ORBIMAGE's most recently ended fiscal quarter for which financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for the period is a deficit, less 100% of that deficit); plus

          (b) 100% of the aggregate net cash proceeds received by ORBIMAGE since the First Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of ORBIMAGE (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of ORBIMAGE that have been converted into Equity Interests (other than (A) Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of ORBIMAGE), (B) Disqualified Stock or debt securities that have been converted into Disqualified Stock, (C) equity capital contributions described in clause (6) of the definition of "Permitted Investment," (D) to the extent that the net cash proceeds of the issuance of the Equity Interests are used to redeem the notes as permitted under the section entitled "Optional Redemption," and (E) Series A Preferred Stock issued in the Series A offering) plus

          (c) to the extent that any Restricted Investment that was made after the First Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of the Restricted Investment; plus

          (d) to the extent that ORBIMAGE designates any Unrestricted Subsidiary as a Restricted Subsidiary, an amount equal to the lesser of (A) the Fair Market Value of the Restricted Investment and (B) ORBIMAGE's Investment in the Unrestricted Subsidiary at the time of its designation as a Restricted Subsidiary.

     The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of its declaration, if at that date of declaration the payment would have complied with the provisions of the indenture;

     (2) so long as no default has occurred and is continuing or will arise therefrom, the redemption, repurchase, retirement or other acquisition of any Equity Interests of ORBIMAGE in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of ORBIMAGE) of other Equity Interests of ORBIMAGE (other than any Disqualified Stock);
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

         provided that the amount of any of these net cash proceeds that are used for any redemption, repurchase, retirement or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

     (3) so long as no default has occurred and is continuing or will arise therefrom, the repayment, defeasance, redemption or repurchase of Intercompany Indebtedness (as defined in clause 6 of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock") or indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of ORBIMAGE) of Equity Interests of ORBIMAGE (other than Disqualified Stock); provided that the amount of any of these net cash proceeds used for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause 3(b) of the preceding paragraph;

     (4) the issuance of shares of Series A preferred stock as paid-in-kind dividends according to the terms of the Series A preferred stock as in effect on the First Issue Date.

     (5) ORBIMAGE's purchase, redemption or retirement of shares of its common stock held by an employee or former employee of ORBIMAGE or its Subsidiaries issued under ORBIMAGE's stock option plan; provided that the amount of any of these payments in any fiscal year does not exceed $1,000,000; provided further, that the limitation in the foregoing proviso does not apply to the purchase, redemption or retirement of shares of common stock with funds of other property or amounts paid by ORBIMAGE for which ORBIMAGE receives concurrent reimbursement from any other person (other than ORBIMAGE's Subsidiaries); and

     (6) payments made in respect of (a) the cancellation of fractional shares of common stock in connection with the conversion of the Series A preferred stock and the exercise of the warrants in the Units Offering and (b) the repurchase or redemption of any shares of Series A preferred stock in an amount not to exceed $500,000.

     In determining the amount of Restricted Payments permissible under clause
(3) above, amounts expended under clauses (1), (5) and (6) in the preceding paragraph shall be included as Restricted Payments. Notwithstanding the foregoing, payments made by ORBIMAGE to Orbital under the Orbital Agreements shall not be deemed Restricted Payments.

     We may designate any of our Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default and, at the time of and after giving effect to that designation, we could incur $1.00 of additional indebtedness under the applicable provisions of the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock;" provided, that, in no event shall all or any portion of the material assets or properties other than cash owned by ORBIMAGE on the First Issue Date be transferred to or held by an Unrestricted Subsidiary of ORBIMAGE; and provided, further, that the ability to incur $1.00 of additional indebtedness shall not be required in the case of any newly created Unrestricted Subsidiary funded solely with an Investment described in clause (6) of the definition of "Permitted Investment." For purposes of making this determination, all Investments by ORBIMAGE and its Restricted Subsidiaries outstanding on the First Issue Date, except to the extent repaid in cash and except for Investments described in clause (6) of the definition of "Permitted Investment," in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of these outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

     (1) the net book value of the Investments at the time of the designation;

     (2) the Fair Market Value of the Investments at the time of the designation; and

     (3) the original Fair Market Value of the Investments at the time they were made.

     The designation will be permitted only if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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

     The amount of all Restricted Payments, if not made in cash, shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) proposed to be transferred by ORBIMAGE or the Restricted Subsidiary, as the case may be, under the terms of the Restricted Payment. Not later than the date of making any Restricted Payment, ORBIMAGE shall deliver to the Trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the latest available financial statements of ORBIMAGE.

Incurrence of Indebtedness or Issuance of Disqualified Stock

     The indenture provides that ORBIMAGE will not, and will not permit any of its Restricted Subsidiaries, to directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness, including Acquired Debt, or any Disqualified Stock; provided, however, that ORBIMAGE may incur indebtedness, including Acquired Debt, or issue shares of Disqualified Stock and the Restricted Subsidiaries may incur indebtedness if, after giving pro forma effect to the incurrence of the indebtedness and the use of the proceeds of the indebtedness, the aggregate Indebtedness to Cash Flow Ratio of ORBIMAGE does not exceed 4.0 to 1. Notwithstanding the foregoing, before June 30, 2001, ORBIMAGE or any Restricted Subsidiary may incur indebtedness if immediately after giving pro forma effect to the incurrence of the indebtedness and the receipt and application of the proceeds of the indebtedness, the Indebtedness to Capital Ratio would be less than or equal to 65.0%.

     The foregoing provisions will not apply to:

     (1) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of indebtedness under Credit Facilities; provided that the aggregate principal amount of all indebtedness outstanding under all Credit Facilities after giving effect to the incurrence does not exceed an amount equal to the greater of (a) $25 million and (b) 85% of Eligible Receivables, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ORBIMAGE and its Subsidiaries under those letters of credit;

     (2) the incurrence by ORBIMAGE of indebtedness represented by the notes and the indenture or the issuance of shares of Series A preferred stock accrued or issued as paid-in-kind dividends;

     (3) Existing Indebtedness;

     (4) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of indebtedness under (a) Hedging Obligations, provided that (A) the notional principal amount of any interest rate protection agreement does not significantly exceed the principal amount of the indebtedness to which the interest rate protection agreement relates and (B) any agreements related to fluctuations in currency rates do not increase the outstanding indebtedness other than as a result of fluctuations in foreign currency exchange rates, and (b) performance, surety and workers' compensation bonds or other obligations of a like nature incurred in the ordinary course of business;

     (5) the incurrence by any Unrestricted Subsidiary of ORBIMAGE of Non-Recourse Debt; provided that if any of the indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary this event shall be deemed to constitute an incurrence of indebtedness by a Restricted Subsidiary;

     (6) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of indebtedness owed to and held by ORBIMAGE or any of its Wholly Owned Restricted Subsidiaries, the indebtedness incurred under this clause
         (6) being hereafter referred to as "Intercompany Indebtedness"; provided that an incurrence of indebtedness shall be deemed to have occurred upon (a) any sale or other disposition of Intercompany Indebtedness to a Person other than ORBIMAGE or any of its Restricted Subsidiaries, (b) any sale or other disposition of Equity Interests of ORBIMAGE's Restricted Subsidiaries that holds Intercompany Indebtedness such that the Restricted Subsidiary ceases to be a Restricted Subsidiary after the sale or other disposition or (c) designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

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

     (7) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of Non-Recourse Debt to finance purchase money obligations;

     (8) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of indebtedness ("Permitted Refinancing Indebtedness") incurred to refinance, replace or refund indebtedness ("Refinanced Indebtedness") incurred under the first paragraph of this covenant or under clause (1) or (3) of this covenant; provided that:

          (a) the aggregate principal amount of the Permitted Refinancing Indebtedness does not exceed the aggregate principal amount of the Refinanced Indebtedness, including accrued and unpaid interest on the Refinanced Indebtedness;

          (b) the Permitted Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Refinanced Indebtedness, respectively; and

          (c) the Permitted Refinancing Indebtedness shall rank no higher relative to the notes than the Refinanced Indebtedness and in no event may any indebtedness of ORBIMAGE, or any of its Restricted Subsidiaries be refinanced with indebtedness of any Restricted Subsidiary under this clause (8);

     (9) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of Capital Lease Obligations in an aggregate amount for all such Persons not to exceed $15 million at any one time outstanding;

     (10) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of indebtedness not to exceed $15 million outstanding at any time under a Fixed Asset Financing; and

     (11) the incurrence by ORBIMAGE or any of its Restricted Subsidiaries of indebtedness in addition to that described in clauses (1) through (10) above, so long as the aggregate principal amount of all indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any indebtedness incurred under this clause (11), together with any indebtedness incurred under Section 4.12(b)(xi) of the 1998 Indenture, shall not exceed $10 million outstanding at any one time in the aggregate.

Liens

     The indenture provides that ORBIMAGE will not, and will not permit any of its Restricted Subsidiaries, to directly or indirectly create, incur, assume or suffer to exist any Lien on any asset or property now owned or hereafter acquired, or any income or profits from that asset or property, or assign or convey any right to receive income from that asset or property, unless:

     (1) in the case of Liens securing obligations subordinate to the notes, the notes are secured by a valid, perfected Lien on that asset or property that is senior in priority to the Liens;

     (2) in the case of Liens securing obligations subordinate to a Subsidiary Guarantee, the Subsidiary Guarantee is secured by a valid, perfected Lien on the asset or property that is senior in priority to the Liens; and

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     (3) in all other cases, these notes and, if such Lien secures obligations of a Restricted Subsidiary, a Subsidiary Guarantee of such Restricted Subsidiary, are equally and ratably secured;

provided, however, that the foregoing shall not prohibit or restrict Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     The indenture provides that ORBIMAGE will not, and will not permit any of its Restricted Subsidiaries, to directly or indirectly create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to ORBIMAGE or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

     (2) pay any indebtedness owed to ORBIMAGE or any of its Restricted Subsidiaries;

     (3) make loans or advances to ORBIMAGE or any of its Restricted Subsidiaries; or

     (4) transfer any of its properties or assets to ORBIMAGE or any of its Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of:

          (a) the indentures, the pledge agreement, these notes, or the 1998 notes;

          (b) Existing Indebtedness;

          (c) applicable law;

          (d) any instrument governing indebtedness or Capital Stock of a Person acquired by ORBIMAGE or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (e) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business;

          (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired;

          (g) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Refinanced Indebtedness;

          (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (i) secured indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption
              "-- Liens" that limits the right of the debtor to dispose of the assets securing the indebtedness; or

          (j) in the case of clauses (a), (b), (d), (e), (f), (g), (h) and (i) above, any amendments, modifications, restatements, renewals, increases, supplements, modifications, restatements or refinancings thereof, provided that those amendments, modifications, restatements or refinancings are not materially more restrictive with respect to dividend and other payment restrictions than those contained in the instruments as in effect on the date of their incurrence.

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Merger, Consolidation or Sale of Assets

     Whether or not ORBIMAGE is the surviving Person, the indenture provides that ORBIMAGE may not consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

     (1) ORBIMAGE is the surviving Person or, if other than ORBIMAGE, the Person formed by or surviving any consolidation or merger or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) if other than ORBIMAGE, the Person formed by or surviving the consolidation or merger or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of ORBIMAGE under the notes, the indenture and the pledge agreement under a supplemental indenture in form reasonably satisfactory to the trustee;

     (3) immediately after the transaction, no Default or Event of Default exists;

     (4) ORBIMAGE, or, if other than ORBIMAGE, the Person formed by or surviving the consolidation or merger or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of ORBIMAGE immediately preceding the transaction; and

     (5) ORBIMAGE, or, if other than ORBIMAGE, the Person formed by or surviving the consolidation or merger or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the immediately preceding fiscal quarter, will be permitted to incur at least $1.00 of additional indebtedness under the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock."

Transactions with Affiliates

     The indenture provides that ORBIMAGE will not, and will not permit any of its Restricted Subsidiaries to, sell, lease transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to ORBIMAGE or the Restricted Subsidiary than those that would have been obtained in a comparable transaction by ORBIMAGE or the Restricted Subsidiary with an unrelated Person;

     (2) ORBIMAGE delivers to the trustee:

          (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $2.5 million, (A) a determination by the disinterested members of the board of directors of ORBIMAGE made in good faith (evidenced by a resolution approved by at least a majority of the disinterested members of the board and set forth in an Officers' Certificate delivered to the trustee) or (B) an opinion as to the fairness of the Affiliate Transaction to ORBIMAGE or the Restricted Subsidiary involved in the Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to development, launch and operations of satellites and remote imaging-related matters, a nationally recognized expert in the respective applicable industry; and

          (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, an opinion as to the fairness of the Affiliate Transaction to ORBIMAGE or the Restricted Subsidiary involved in the Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to development, launch and operations of

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              satellites and remote imaging-related matters, a nationally recognized expert in the respective applicable industry;

provided, however, that the following shall be deemed not to be Affiliate
Transactions:

     (1) any employment agreement, stock option or stock purchase agreement entered into by ORBIMAGE or any of its Restricted Subsidiaries with any of their respective employees in the ordinary course of business;

     (2) transactions between or among ORBIMAGE and/or its Wholly Owned Restricted Subsidiaries;

     (3) Restricted Payments permitted by clauses (1), (2), (4), (5) and (6) of the second paragraph of the covenant entitled "Restricted Payments" and Permitted Investments of a type referred to in clauses (1), (3) and (6) of the definition of Permitted Investments;

     (4) the sale of common Equity Interests (other than Disqualified Stock, except as contemplated by the stock purchase agreement) of ORBIMAGE for cash to an Affiliate of ORBIMAGE;

     (5) transactions under agreements entered into with resellers of ORBIMAGE's products and services on terms substantially the same as ORBIMAGE's standard agreements entered into with those parties in the ordinary course of business;

     (6) transactions under the Orbital Agreements, including transactions under any amendments to the procurement agreement involving the selection of the launch vehicle for the satellite designated on the First Issue Date as the OrbView-4 satellite;

     (7) amendments, supplements or other modifications to the Orbital Agreements that do not involve the payment of cash by ORBIMAGE or any of its Restricted Subsidiaries;

     (8) payment of reasonable directors fees to Persons who are not otherwise Affiliates of ORBIMAGE; and

     (9) the sale of securities (other than common Equity Interests) of ORBIMAGE for cash to an Affiliate of ORBIMAGE; provided that:

          (a) an amount of these securities at least equal to the amount sold to the Affiliate have been or are being sold substantially simultaneously to Persons that are not Affiliates of ORBIMAGE;

          (b) the price per security paid by the Affiliate is no less than the price paid by the non-Affiliates; and

          (c) ORBIMAGE shall not have entered into any other arrangement with non-Affiliates to induce the non-Affiliates to purchase the securities.

Maintenance of Insurance

     The indenture provides that ORBIMAGE shall obtain or maintain, as applicable, in full force and effect:

     (1) launch and on-orbit checkout insurance with respect to each OrbView Satellite, which insurance shall be procured promptly before the launch of each satellite and shall be in effect on the launch date and remain in effect through the launch and the initial check-out period of each OrbView Satellite, in an amount sufficient to provide for the construction, launch and insurance of a Replacement Satellite to be payable in the event of a launch or satellite failure during the initial check-out period; provided, however, that at the time ORBIMAGE is required to procure launch and on-orbit check-out insurance with respect to an OrbView Satellite, ORBIMAGE may reduce the amount to be insured if another OrbView Satellite is fully operational, is being used in commercial service and is insured in accordance with clause (2) below, by (a) the amount of cash, cash equivalents and short-term investments (excluding proceeds of the original notes offering, the units offering and the Series A offering and amounts allocated or expected to be allocated for capital expenditures) currently available to ORBIMAGE to construct a Replacement Satellite as deter-

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         mined in good faith by the board of directors of ORBIMAGE (evidenced by a resolution approved by at least a majority of the board of directors of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee), and (b) the value of any long lead-time spare parts that ORBIMAGE has procured to date for any satellite that is comparable to the technological capability of the OrbView Satellite being insured, as that value is determined in good faith by the board of directors of ORBIMAGE (evidenced by a resolution approved by at least a majority of the board of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee);

     (2) on-orbit operations insurance with respect to each OrbView Satellite, at all times following the date an OrbView Satellite is placed in commercial service, representing the value of the satellite (taking into account the foregone useful life of the satellite) and the pro rata cost of a launch vehicle, payable in the event the satellite ceases to be used for commercial revenue producing service (provided that the insurance may contain customary provisions for deductible payments and minimum thresholds for satellite failure); provided, however, that at the time ORBIMAGE is required to procure or renew on-orbit operations insurance with respect to an OrbView Satellite, ORBIMAGE may reduce the amount to be insured if another OrbView Satellite is fully operational, is being used in commercial service, and is insured in accordance with this clause (2), by (a) the amount of cash, Cash Equivalents and short-term investments (excluding proceeds of the units offering, the original notes offering and the Series A offering and amounts allocated or expected to be allocated for capital expenditures) currently available to ORBIMAGE to construct a Replacement Satellite as determined in good faith by the board of directors of ORBIMAGE (evidenced by a resolution approved by at least a majority of the board of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee), and (b) the value of any long lead-time spare parts that ORBIMAGE has procured to date for any satellite that is comparable to the technological capability of the OrbView Satellite being insured, as that value is determined in good faith by the board of ORBIMAGE (evidenced by a resolution approved by at least a majority of the board of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee);

     (3) launch and on-orbit check-out insurance with respect to the RadarSat-2 satellite in the amount of $55 million, which insurance shall be procured promptly before the RadarSat-2 satellite is launched and shall be in effect on the launch date and shall remain in effect through the launch and the initial check-out period of the RadarSat-2 satellite and be payable to ORBIMAGE in the event of a launch or satellite failure during the initial check-out period; and

     (4) following the date the RadarSat-2 satellite is placed in commercial operation, on-orbit operations insurance with respect to the RadarSat-2 satellite in an amount representing the book value of the undepreciated portion of the $60 million component of the fee for the RadarSat-2 License as recorded on ORBIMAGE's balance sheet, and payable to ORBIMAGE in the event the satellite ceases to be used for commercial revenue producing service, provided that this insurance may contain customary provisions for deductible payments and minimum thresholds for satellite failure.

     The obligation of ORBIMAGE to maintain insurance under this covenant may be satisfied by any combination of:

     (1) insurance commitments obtained from any recognized insurance provider;

     (2) insurance commitments obtained from any entity other than an entity referred to in clause (1) if the board of directors of ORBIMAGE determines in good faith (evidenced by a majority resolution of the board of ORBIMAGE and set forth in an Officer's Certificate delivered to the trustee) that the entity is creditworthy and otherwise capable of bearing the financial risk of providing the insurance and making payments in respect of any claims on a timely basis; and

     (3) unrestricted cash segregated and maintained by ORBIMAGE in a segregated account established with an Eligible Institution (the "Insurance Account") solely for disbursement in accordance with the terms of this covenant ("Cash Insurance"), and to be held in trust for the sole and express benefit of the holders of the notes.

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     Within 30 days following any date on which ORBIMAGE is required to obtain insurance UNDER the indenture, ORBIMAGE will deliver to the trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officer's Certificate stating that THE insurance, together with any other insurance or Cash Insurance maintained by ORBIMAGE, complies with the indenture. In addition, ORBIMAGE will cause to be delivered to the trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the trustee to:

     (1) notice of any claim under the applicable insurance policy; and

     (2) at least 30 days' notice from the provider of the insurance before the cancellation of that insurance and an Officers' Certificate that complies with the first sentence of this paragraph.

     If ORBIMAGE maintains any Cash Insurance in satisfaction of any part of its obligation to maintain insurance under this covenant, ORBIMAGE shall deliver, in lieu of any insurance certificate otherwise required by this covenant, an Officers' Certificate to the trustee certifying the amount of the Cash Insurance.

     If ORBIMAGE receives any proceeds of any insurance that it is required to maintain under this covenant, ORBIMAGE shall promptly deposit the insurance proceeds into an escrow account established with an Eligible Institution for that purpose. If ORBIMAGE maintains any Cash Insurance in satisfaction of any part of its obligation to maintain insurance under this covenant, ORBIMAGE shall transfer the cash maintained in the Insurance Account to that escrow account upon the occurrence of the event (e.g., a launch failure) that would have entitled ORBIMAGE to the payment of insurance had ORBIMAGE purchased insurance from a recognized insurance provider. ORBIMAGE may use monies on deposit in the escrow account for the design, development, construction, procurement, launch and insurance of any Replacement Satellite or replacement radar satellite or to procure a license substantially similar to the RadarSat-2 License, if: (1) ORBIMAGE delivers to the trustee a certificate of ORBIMAGE's president certifying that the Replacement Satellite or replacement radar satellite is comparable to the technological capability of the satellite being replaced, and with respect to a replacement license, that the license is substantially similar to the RadarSat-2 License, (2) within 30 days following the receipt of the insurance proceeds, ORBIMAGE delivers to the trustee an Officers' Certificate certifying that (a) ORBIMAGE will use its reasonable best efforts to ensure that the Replacement Satellites or replacement radar satellite are launched within 24 months following delivery from the escrow account of the insurance proceeds; and
(b) ORBIMAGE will have sufficient funds to service its projected debt service requirements until the scheduled launch of the Replacement Satellite or replacement radar satellite and to develop, construct, launch and insure the Replacement Satellite or replacement radar satellite.

Business Activities

     The indenture provides that ORBIMAGE will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than that which is related to the design, development and operation of remote imaging satellites and the worldwide marketing and sales of remote imagery-based products and services.

Limitations on Sale and Leaseback Transactions

     The indenture provides that ORBIMAGE will not, and will not permit any of its Subsidiaries, to directly or indirectly enter into any Sale and Leaseback Transaction with respect to any property or assets, whether now owned or hereafter acquired, except for a Sale and Leaseback Transaction not exceeding 365 days, unless (1) the sale or transfer of the property or assets to be leased is treated as an Asset Sale and complies with the "-- Limitations on Sales of Assets and Subsidiary Interests" covenant and (2) ORBIMAGE or its Subsidiary would be entitled under the "Incurrence of Indebtedness or Issuance of Disqualified Stock" covenant to incur any indebtedness in respect of the Sale and Leaseback Transaction, with the lease obligations being treated as indebtedness for purposes of ascertaining compliance with this covenant.

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Additional Guarantors

     The indenture provides that ORBIMAGE shall cause each Person that becomes a Restricted Subsidiary after the date of the indenture, upon becoming a Restricted Subsidiary, to become a Subsidiary Guarantor with respect to the notes. That person shall become a Subsidiary Guarantor by executing and delivering to the trustee (1) a supplemental indenture, in form and substance satisfactory to the trustee, which subjects the person to the provisions of the indenture as a Subsidiary Guarantor and (2) an opinion of counsel to the effect that the supplemental indenture has been duly authorized and executed by the Subsidiary Guarantor.

     The indenture contains provisions the intent of which is to provide that the obligations of any Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of the other Subsidiary Guarantor under its Subsidiary Guarantee or under its contribution obligations under the indenture, result in the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable federal, state or foreign law. Any Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to contribution from each other Subsidiary Guarantor so long as the exercise of that right does not impair the rights of the holders of the notes under the Subsidiary Guarantees.

Limitation on Sale of Capital Stock of Subsidiaries

     The indenture provides that ORBIMAGE may not, and may not permit any Restricted Subsidiary, to issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock or other ownership interests in a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or other interest with respect to, Capital Stock of or other ownership interests in a Restricted Subsidiary to any Person (other than to ORBIMAGE or a Wholly Owned Restricted Subsidiary) except in a transaction that consists of a sale of all of the Capital Stock of or other ownership interests owned by ORBIMAGE in the Restricted Subsidiary and any Subsidiary of ORBIMAGE that complies with the provisions described under the section above entitled "Repurchase at the Option of Holders -- Limitations on Sales of Assets and Subsidiary Interests" to the extent those provisions apply.

Reports

     The indenture provides that, so long as any notes are outstanding, ORBIMAGE will furnish to the holders:

     (1) all Forms 8-K, 10-Q and 10-K filed with the commission and, with respect to the annual information only, a report thereon by ORBIMAGE's independent certified public accountants;

     (2) if ORBIMAGE is not required to file the above reports with the Commission, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if ORBIMAGE were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of ORBIMAGE and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by ORBIMAGE's independent certified public accountants; and

     (3) all information that would be required to be filed with the Commission on Form 8-K if ORBIMAGE were required to file such reports.

     In addition, following completion of the exchange offer, whether or not required by the rules and regulations of the Commission, but only if then permitted by the Commission, ORBIMAGE will file a copy of all such information and reports with the Commission for public availability and make the information available to securities analysts and prospective investors upon request. In addition, for so long as any notes remain outstanding, ORBIMAGE will furnish to the holders and to securities analysts and prospective

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

investors, upon their request, the information required to be delivered under Rule 144A(d)(4) of the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

     (1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the notes;

     (2) default in the payment when due, whether at maturity, upon redemption or repurchase, or otherwise, of the principal of or premium, if any, on the notes;

     (3) default in the payment of principal and interest or liquidated damages, if any, on the notes required to be purchased under the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
         Holders -- Limitations on Sales of Assets and Subsidiary Interests," or failure by ORBIMAGE to comply with the provisions described under "-- Restrictive Covenants -- Merger, Consolidation or Sale of Assets;"

     (4) failure by ORBIMAGE or any of its Restricted Subsidiaries for 30 days after notice to ORBIMAGE by the trustee or to ORBIMAGE and the trustee by the holders of at least 25% of the outstanding principal amount of the notes, to comply with any of their other covenants in the indentures;

     (5) default under the 1998 Indenture, or any other indenture, mortgage, or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by ORBIMAGE or any of its Restricted Subsidiaries, or the payment of which is guaranteed by ORBIMAGE or any of its Restricted Subsidiaries, whether this indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

          (a) is caused by a failure to pay principal of, or premium, if any, or interest on, the indebtedness before the expiration of the grace period provided in the indebtedness on the date of the default (a "Payment Default"); or

          (b) results in the acceleration, which acceleration has not been rescinded, of the indebtedness before its express maturity, and, in each case described in clauses (a) and (b) of this paragraph, the principal amount of any the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more;

     (6) failure by ORBIMAGE or any of its Restricted Subsidiaries to pay final judgments (other than any judgments as to which a reputable insurance company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of $5 million) aggregating in excess of $5 million, which judgments are not paid, discharged or stayed within 60 days after their entry;

     (7) breach by ORBIMAGE of any representation or warranty in the pledge agreement, or default by ORBIMAGE in the performance of any covenant in the pledge agreement, or repudiation by ORBIMAGE of any of its obligations under the pledge agreement or the unenforceability of the pledge agreement against ORBIMAGE for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby; and

     (8) specific events of bankruptcy or insolvency involving ORBIMAGE or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing with respect to the notes, the trustee or the holders of at least 25% of the aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from specific events of bankruptcy or insolvency involving ORBIMAGE, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes
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

will become due and payable without further action or notice. Holders of these notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of ORBIMAGE with the intention of avoiding payment of the premium that ORBIMAGE would have had to pay if it then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable upon the acceleration of the notes. If an Event of Default occurs before March 1, 2002 by reason of any such willful action or inaction, by or on behalf of ORBIMAGE with the intention of avoiding the prohibition on redemption of the notes before March 1, 2002, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in interest or principal payments on the notes.

     ORBIMAGE is required to deliver to the trustee annually a statement regarding compliance with the indenture, and ORBIMAGE is required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, PARTNERS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, employee, incorporator, stockholder or authorized representative of ORBIMAGE, acting in those capacities, shall have any liability for any obligations of ORBIMAGE under the notes, the indenture or the pledge agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that this type of waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     ORBIMAGE may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, and premium, if any, interest and liquidated damages, if any, on such notes when the payments are due from the trust referred to below;

     (2) ORBIMAGE's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and ORBIMAGE's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

     In addition, ORBIMAGE may, at its option and at any time, elect to have its obligations of ORBIMAGE released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with these obligations shall not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events, other than non-
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payment, bankruptcy, receivership, rehabilitation and insolvency events described under "-- Events of Default," will no longer constitute an Event of Default with respect to the notes.

     To exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

     (1) ORBIMAGE must irrevocably deposit with the trustee, in trust for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, and premium, if any, interest and liquidated damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and ORBIMAGE must specify whether the notes are being defeased to maturity or to a redemption date;

     (2) in the case of Legal Defeasance, ORBIMAGE shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

          (a) ORBIMAGE has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

          (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect, and based thereon such opinion of counsel shall confirm, that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, ORBIMAGE shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute default under any material agreement or instrument, other than the indenture, to which ORBIMAGE or any of its Restricted Subsidiaries is a party or by which ORBIMAGE or any of its Restricted Subsidiaries is bound;

     (6) ORBIMAGE shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day or such other applicable date following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) ORBIMAGE shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by ORBIMAGE with the intent of preferring the holders of notes over the other creditors of ORBIMAGE with the intent of defeating, hindering, delaying or defrauding creditors of ORBIMAGE or others; and

     (8) ORBIMAGE shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and ORBIMAGE may require a holder to pay any taxes and fees required by law or permitted by the indenture. ORBIMAGE is not required to transfer or exchange any notes selected for redemption. Also, ORBIMAGE is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of the note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the indenture, these notes and the pledge agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture, the notes or the pledge agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a purchase of, or tender offer or exchange offer for notes.

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any note held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders -- Change of Control" and "Limitation on Sales of Assets and Subsidiary Interests;"

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, premium, if any, interest or liquidated damages, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium, if any, interest or liquidated damages on, the notes;

     (7) waive a redemption payment with respect to any note other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders;" or

     (8) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, ORBIMAGE and the trustee may amend or supplement the indenture, the notes or the pledge agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of ORBIMAGE's obligations to holders of notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder, or to comply with requirements of the Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act.

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CONCERNING THE TRUSTEE

     The indenture contains limitations on the rights of the trustee, should it become a creditor of ORBIMAGE, to obtain payment of claims in some cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest, it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) indebtedness of any other Person existing at the time the other Person is merged with or into or became a Restricted Subsidiary of the specified Person, including, without limitation, indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Restricted Subsidiary of the specified Person; and

     (2) indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling, controlled by" and "under common control with," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of Voting Equity Interests, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Equity Interests, or the equivalent, of a Person shall be deemed to be control.

     "Asset Sale" means:

     (1) the sale, lease, license, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale and Leaseback or similar arrangement) by ORBIMAGE or a Restricted Subsidiary (a "disposition"), provided that the disposition of all or substantially all of the assets of ORBIMAGE and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Restrictive Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

     (2) except to the extent excluded by clause (1) above, the issuance or disposition by ORBIMAGE or any of its Restricted Subsidiaries of Equity Interests of ORBIMAGE's Restricted Subsidiaries,

in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions: (a) that have a Fair Market Value in excess of $2.5 million; or (b) for net proceeds in excess of $2.5 million.

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     Notwithstanding the foregoing, the following will not be deemed to be Asset
Sales:

     (1) sales of imagery, imagery distribution or satellite tasking rights, software or rights in software for processing and storing imagery, license grants to imagery value-added resellers or distributors and other associated rights, and sales of services, products or inventory in the ordinary course of business;

     (2) a transfer of assets by ORBIMAGE to any of its Restricted Subsidiaries or by a Restricted Subsidiary to ORBIMAGE;

     (3) an issuance of Equity Interests by a Restricted Subsidiary to ORBIMAGE or to a Wholly Owned Restricted Subsidiary of ORBIMAGE;

     (4) an exchange of an asset held by ORBIMAGE or a Restricted Subsidiary for an asset of a third party upon a determination by the disinterested members of the board of directors of ORBIMAGE made in good faith (evidenced by a resolution approved by a majority of the disinterested members of the board of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee) that the asset received by ORBIMAGE or a Restricted Subsidiary in the exchange (a) is a Related Asset, (b) has a Fair Market Value at least equal to the fair market value of the asset transferred by ORBIMAGE or the Restricted Subsidiary and (c) is usable in the ordinary course of ORBIMAGE's business to at least the same extent as the asset transferred by ORBIMAGE or the Restricted Subsidiary;

     (5) sales or dispositions of damaged, worn out or other obsolete property in the ordinary course of business so long as the property is no longer necessary for the proper conduct of the business of ORBIMAGE or any of its Restricted Subsidiaries; and

     (6) a Restricted Payment that is permitted by the covenant entitled "Restricted Payments."

     "Attributable Debt" means, with respect to any sale and leaseback transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by ORBIMAGE) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges).

     "Business Assets" means any hardware, software, technology, intellectual property or other rights in or assets (or, in the case of clause (6), inventory) relating to:

     (1) the remote imaging satellites owned and/or operated by ORBIMAGE on the First Issue Date;

     (2) the OrbView Satellites;

     (3) the Replacement Satellites;

     (4) any other remote imaging satellites developed, constructed or acquired by ORBIMAGE;

     (5) the ground segment or any components thereof related to the operation of, and processing of data from, the satellites described in clauses
         (1)-(5) above; and

     (6) ORBIMAGE's imagery catalogue and archive.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

                                       94
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     (3) in the case of a partnership, partnership interests, whether general or limited; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Consideration" means any consideration received from an Asset Sale in the form of cash or Cash Equivalents, in either case in U.S. dollars or freely convertible into U.S. dollars.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) Government Securities;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances or money market deposit accounts with maturities not exceeding six months and overnight bank deposits, in each case with any Eligible Institution;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any Eligible Institution;

     (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

     (6) mutual funds or other pooled investment vehicles investing solely in investments of the types described in (1) through (5) above.

     "Change of Control" means:

     (1) the failure by Orbital to hold at least 12,600,000 shares of common stock of ORBIMAGE, that number being 50% of the shares of common stock of ORBIMAGE held by Orbital on May 8, 1997, adjusted for stock splits, stock combinations and the like;

     (2) the failure by Orbital to hold at least thirty percent (30%) of the common stock of ORBIMAGE on a fully diluted basis, without giving effect to the conversion of Capital Stock of ORBIMAGE issued as a dividend paid-in-kind with respect to shares of Series A preferred stock or Capital Stock of ORBIMAGE issued under options granted under the stock option plan or any other option plan adopted for the benefit of ORBIMAGE's employees or directors;

     (3) the direct or indirect acquisition of beneficial ownership of Voting Equity Interests of ORBIMAGE by any Person or group of Persons acting in concert, in an amount greater than the amount of Voting Equity Interests held contemporaneously by Orbital except (a) purchases by record holders of Series A preferred stock as of the First Issue Date (and their affiliates, to the extent that such holders are permitted to transfer their shares of Series A preferred stock to affiliates under the Amended and Restated Stock Purchase Agreement, dated February 25, 1998 ("Series A Affiliates")) from other holders of Series A preferred stock and their Series A Affiliates and (b) purchases permitted under the Series A holders' subscription rights under Section 4.1 of the stockholders' agreement;

     (4) the acquisition of ORBIMAGE, or the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of ORBIMAGE and its Restricted Subsidiaries or the combination of ORBIMAGE or all or substantially all its assets with another Person (other than any such transfer to any Wholly Owned Restricted Subsidiary of ORBIMAGE), unless the acquiring or surviving Person shall be a corporation more than fifty percent (50%) of the combined voting power of which corporation's then outstanding Voting Equity Interests, after giving effect to such acquisition or combination, are owned, immediately after such acquisition or combination, by the owners of the Voting Equity Interests of ORBIMAGE outstanding immediately before the acquisition or combination;

     (5) the adoption of a plan relating to the liquidation or dissolution of ORBIMAGE (other than any liquidation or dissolution to or for the benefit of any Wholly Owned Restricted Subsidiary of ORBIMAGE);

     (6) the failure by ORBIMAGE to obtain any applicable License, or License amendment, as applicable, so that it is in full force and effect within thirty (30) days before the scheduled launch of any of the OrbView Satellites;

     (7) the revocation of any License necessary to operate OrbView-2 or the OrbView Satellites consistent with ORBIMAGE's current and planned commercial operations and which revocation is not cured within thirty
         (30) days of the occurrence thereof or such later date when all applicable appeals have been finally determined, if during such appeal period ORBIMAGE has received regulatory approval to continue operations under the License pending the outcome of the appeals; or

     (8) at any time before the latest to occur of (a) the successful on-orbit checkout of the imaging satellite known as OrbView-3, (b) a Qualifying Public Offering or (c) the business day next following the end of a 180 consecutive day period during which the average closing price per share of ORBIMAGE's common stock shall have exceeded the Threshold Price (as defined in the definition of "Qualifying Public Offering" below) then in effect, and unless consented to in writing by the holders of at least fifty percent (50%) of the shares of Series A preferred stock then outstanding, the acquisition by any Person or group of Persons acting in concert of beneficial ownership, direct or indirect, of securities of Orbital representing thirty-five percent (35%) or more of the combined voting power of Orbital's then outstanding equity securities and at any time thereafter either (A) less than a majority of Orbital's board of directors shall be Continuing Directors or (B) there shall be an announcement by Orbital or such acquiring Person or group of Persons or the approval of a business plan by Orbital's board of directors, in either case that indicates an intention to de-emphasize or curtail the relationship between ORBIMAGE and Orbital.

     "Collateral Agent" means the collateral agent under the pledge agreement.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person for that period:

     (1) plus, to the extent deducted or otherwise excluded in computing the Consolidated Net Income:

          (a) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale of assets;

          (b) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

          (c) Consolidated Interest Expense; and

          (d) depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash charges, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;

     (2) minus, to the extent added or otherwise included in computing Consolidated Net Income, consolidated interest income of that Person and its Restricted Subsidiaries for that period and non-cash items increasing the Consolidated Net Income, including, without limitation,
         (a) unrealized currency exchange gains and (b) amortized non-cash contract revenues related to (A) cash received before the First Issue Date and (B) cash received after the First Issue Date that is specifically intended to fund capital expenditures, including, but not limited to that certain contract between Orbital and the U.S. Air Force with respect to hyperspectral imagery, and that certain contract dated December 18, 1998 between MDA and CSA relating to RadarSat-2, as the same may be amended from time to time, in each case, on a consolidated basis and determined in accordance with GAAP.

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         Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of any such Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that the Net Income of the Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person and only if a corresponding amount would be permitted at the date of determination to be distributed by dividend to that Person by the Restricted Subsidiary without prior approval that has not been obtained, under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Restricted Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, for any Person for any period, (1) the consolidated interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments if any pursuant to Hedging Obligations plus (2) the aggregate amount for such period of cash or non-cash dividends on any Disqualified Stock of ORBIMAGE and its Subsidiaries.

     "Consolidated Net Income" means, for any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income of any Person that is not a Subsidiary Guarantor or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval which has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period before the date of the acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded; and

     (5) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Restricted Subsidiary thereof.

     "Consolidated Net Worth" means, for any Person as of any date:

     (1) the consolidated equity of the equity holders of that Person and its consolidated Restricted Subsidiaries as of that date; plus

     (2) the respective amounts reported on that Person's balance sheet as of that date for any series of preferred Equity Interests, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; minus

     (3) all write-ups in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going-concern business made within 12 months after the acquisition of such business, after the First Issue Date; minus

     (4) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries; minus

     (5) all unamortized debt discount and expense and unamortized deferred charges as of such date.

     "Consolidated Tangible Net Assets" means, for any Person, the Consolidated Net Worth of such Person less goodwill and any other intangible assets shown on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

     "Continuing Director" means a director of Orbital that is a director on the First Issue Date or is nominated as a director by a majority of Orbital's board of directors, which majority consists of directors in place for at least 12 months (other than in connection with replacements or vacancies occurring in the ordinary course) before the acquisition representing 35% or more of the combined voting power of Orbital's outstanding equity securities.

     "Credit Facilities" means, with respect to ORBIMAGE, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof, or upon the happening of any event: (1) matures or is mandatorily redeemable, under a sinking fund obligation or otherwise at the option of the holder thereof; or (2) is redeemable or is convertible or exchangeable for indebtedness at the option of the holder thereof, in whole or in part, on or before the date on which the notes are repaid, redeemed or retired in full; provided however, that Disqualified Stock shall not include any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require ORBIMAGE to repurchase the Capital Stock if the terms of the Capital Stock provide that ORBIMAGE may not repurchase or redeem any the Capital Stock under such provisions unless the repurchase or redemption complies with the covenant described above under the caption "-- Restrictive Covenants -- Restricted Payments." The Series A preferred stock shall not be Disqualified Stock.

     "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher according to S&P or Moody's at the time any investment or rollover therein is made.

     "Eligible Receivables" means the accounts receivable of ORBIMAGE (net of accounts more than 90 days past due and reserves and allowances for doubtful accounts determined in accordance with GAAP).

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means indebtedness of ORBIMAGE in existence on the First Issue Date, until those amounts are repaid.

     "Fair Market Value" means, for any asset, the sale value that would be obtained in an arm's-length free market transaction, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined by the board of directors of ORBIMAGE, acting in good faith and by unanimous resolution, and which determination shall be evidenced by an Officers' Certificate delivered to the trustee.

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

     "First Issue Date" means, February 25, 1998, the date on which ORBIMAGE issued 150,000 units consisting of 11 5/8% Senior Notes due 2005 and warrants to purchase 1,312,746 shares of common stock.

     "Fixed Asset Financing" means indebtedness that is secured by ground-based equipment and other tangible assets of ORBIMAGE or a sale and leaseback transaction with respect to such assets, in which case the Attributable Debt shall be treated as indebtedness for purposes of this definition.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as have been approved by a significant segment of the accounting profession and that are in effect on the Issue Date.

     "Government Securities" means securities that are direct obligations of, or obligations fully guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" or "guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any indebtedness.

     "Hedging Obligations" means, for any Person, the obligations of that Person under: (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (2) foreign currency hedge obligations; and (3) other agreements or arrangements designed to protect such Person against fluctuations in interest and foreign currency rates.

     "Indebtedness" means, for any Person, any indebtedness of that Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable to the extent that any such accrued expense or trade payable is not more than 90 days overdue or is otherwise being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if and to the extent any of the foregoing indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person and, in the event such indebtedness is not assumed by, and is otherwise non-recourse to, such Person, the amount of such indebtedness shall be deemed to equal the greater of book value or Fair Market Value of such assets) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation, whether voluntary or involuntary, plus accrued and unpaid dividends, the liquidation value of any preferred stock issued by Subsidiaries of such Person, plus accrued and unpaid dividends, and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; and provided,that "indebtedness" shall be calculated without duplication and after elimination of Intercompany Indebtedness (as defined in clause (6) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock").

     "Indebtedness to Capital Ratio" means, on any date of determination for ORBIMAGE and its Restricted Subsidiaries, on a consolidated basis, the ratio, expressed as a percentage, of indebtedness on such date to Total Invested Capital on such date.

     "Indebtedness to Cash Flow Ratio" means, for any Person as of any date of determination, the ratio of:

     (1) total indebtedness of that Person and its Restricted Subsidiaries as of such date; to

     (2) two times Consolidated Cash Flow of that Person and its Restricted Subsidiaries for the two most recently ended fiscal quarters for which financial statements of that Person are available (the "Measurement Period");
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provided, however, that: (a) in making this computation, the total indebtedness of the Person and its Restricted Subsidiaries shall include the total amount of funds outstanding under any credit facilities; and (b) in the event the Person or any of its Restricted Subsidiaries consummates a material acquisition or sale of assets, or issues or redeems Disqualified Stock subsequent to the commencement of the Measurement Period, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition, sale of assets or issuance or redemption of Disqualified Stock as if the same had occurred at the beginning of the Measurement Period. For purposes of this definition, whenever the pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of ORBIMAGE.

     "Indentures" means the indenture governing the notes and the 1998
Indenture.

     "1998 Indenture" means the indenture dated as of February 25, 1998 between ORBIMAGE and Marine Midland Bank, as trustee.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the board of directors of ORBIMAGE, which good faith judgment is evidenced by a resolution of the majority of the board of ORBIMAGE as set forth in an Officers' Certificate delivered to the trustee, qualified to perform the task for which it has been engaged and is disinterested and independent with respect to ORBIMAGE and its Affiliates.

     "Investments" means, for any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans, guarantees, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by ORBIMAGE for consideration consisting of common Equity Interests other than Disqualified Stock of ORBIMAGE shall not be deemed to be an Investment. Notwithstanding the foregoing, Investments shall not include advance payments for satellite capacity or imagery related services or products in the ordinary course of business.

     "Issue Date" means April 22, 1999.

     "Joint Venture" means a Person in a Related Business in which ORBIMAGE or one of its Subsidiaries holds 50% or less of the Voting Equity Interests.

     "License" means any Federal Communications Commission license or Department of Commerce license issued to ORBIMAGE relating to the operation of OrbView-2 or the OrbView Satellites, including the Department of Commerce license and the Federal Communications Commission license currently owned by Orbital relating to the operation of OrbView-2.

     "Lien" means, for any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

     "Marketable Securities" means:

     (1) Government Securities or, for purpose of determining whether the Government Securities may serve as substitute pledged securities, Government Securities having a maturity date on or before the date on which the payments of interest or principal on the notes to which such Government Securities are pledged occur;

     (2) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

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

     (3) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation other than an Affiliate of ORBIMAGE with a rating at the time any investment therein is made, of "A-1" or higher according to S&P or "P-1" or higher according to Moody's;

     (4) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

     (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and in the case of (2) through (4) above, which have a maturity date on or before the date on which occur the payments of interest in the notes to which the securities are pledged.

     "Moody's" means Moody's Investors Service, Inc. or its successors.

     "Net Income" means, for any Person, the net income OR LOSS of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with:

          (a) any sale of assets including, without limitation, dispositions under Sale and Leaseback Transactions; or

          (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary or nonrecurring gain, but not loss, together with any related provision for taxes on such extraordinary or nonrecurring gain, but not loss.

     "Net Proceeds" means:

     (1) for any Asset Sale, the aggregate cash proceeds received by ORBIMAGE or any of its Restricted Subsidiaries in respect of such Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax sharing arrangements and provided that any such amount not so required to be paid for taxes shall be deemed to constitute Net Proceeds at the time such amount is not retained for such purpose, amounts required to be applied to the repayment of indebtedness secured by a Lien on the asset or assets including Equity Interests that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets including Equity Interests established in accordance with GAAP, provided that the amount of any such reserve shall be deemed to constitute Net Proceeds at the time such reserve shall have been released or is not otherwise required to be retained for such purpose; and

     (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component thereof, when received in the form of cash or Cash Equivalents, except to the extent such obligations are financed or sold with recourse to ORBIMAGE or any Restricted Subsidiary of ORBIMAGE, and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of legal, accounting and investment banking fees, discounts and sales commissions and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means indebtedness:

     (1) as to which neither ORBIMAGE nor any of its Restricted Subsidiaries:

          (a) provides credit support of any kind including any undertaking, agreement or instrument that would constitute indebtedness;

          (b) is directly or indirectly liable as a guarantor or otherwise; or

          (c) constitutes the lender;

     (2) no default that (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other indebtedness of ORBIMAGE or any of its Restricted Subsidiaries to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable before its Stated Maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any of ORBIMAGE or any of its Restricted Subsidiaries.

     "1998 Notes" means the 11 5/8% Senior Notes due 2005 issued under the 1998 Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

     "Officers' Certificate" means, for any Person, a certificate signed by the chief executive officer or president and the chief financial and accounting officer of that Person.

     "Orbital" means Orbital Sciences Corporation, a Delaware corporation, or any successor entity whether by merger, sale of all or substantially all its assets or otherwise.

     "Orbital Agreements" means each of the Amended and Restated Procurement Agreement between ORBIMAGE and Orbital, dated as of February 25, 1998 and amended as of December 31, 1998, the Amended and Restated ORBIMAGE Services Agreement between Orbital and ORBIMAGE, dated as of December 31, 1997; the Non-Compete and Teaming Agreement between ORBIMAGE and Orbital, dated as of May 8, 1997; the OrbView-2 License Agreement between ORBIMAGE and Orbital, dated as of May 8, 1997; the Software License Agreement between ORBIMAGE and Earth Observation Sciences dated March 14, 1996, as amended; the RadarSat-2 Master Agreement dated as of December 31, 1998 and amended as of April 1, 1999, among ORBIMAGE, Orbital and MacDonald, Dettwiler and Associates, Ltd., a wholly-owned subsidiary of Orbital, and the Software Maintenance and Support Agreement between ORBIMAGE and Earth Observation Sciences, dated as of October 1, 1997; each agreement as in effect as of the Issue Date and as amended from time to time if such amendment is not prohibited by the indenture.

     "OrbView Satellites" means each of the high-resolution satellites currently designated as OrbView-3 and OrbView-4 under the procurement agreement, and any Replacement Satellite.

     "Permitted Investment" means:

     (1) any Investments in ORBIMAGE or any Wholly Owned Restricted Subsidiary of ORBIMAGE;

     (2) any Investments in cash or Cash Equivalents;

     (3) Investments by ORBIMAGE or any of its Restricted Subsidiaries in a Person if, as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of ORBIMAGE; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ORBIMAGE or any Restricted Subsidiary of ORBIMAGE;

     (4) any Investment made as a result of the receipt of non-Cash Consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Limitation on Sales of Assets and Subsidiary Interests;"

     (5) any Investment made with Excess Proceeds remaining after the consummation of an Asset Sale offer as described above under the caption "Repurchase at the Option of Holders -- Limitation on Sales of Assets and Subsidiary Interests;"

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     (6) any Investment made by ORBIMAGE or any of its Restricted Subsidiaries in any Unrestricted Subsidiary using the proceeds of a substantially concurrent contribution to the equity capital of ORBIMAGE; and

     (7) any Investment made by ORBIMAGE or any of its Restricted Subsidiaries in a Related Business, Related Satellite Business or a Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under clause (8) of the defined term "Permitted Investment" in Section 1.1 of the 1998 Indenture and this clause 7 to exceed the greater of (a) $10 million or (b) 7.5% of the Consolidated Net Worth of ORBIMAGE.

     "Permitted Liens" means:

     (1) Liens securing the notes;

     (2) Liens in favor of ORBIMAGE;

     (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with ORBIMAGE or any of its Restricted Subsidiaries; provided that such Liens were in existence before the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with ORBIMAGE or its Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition thereof by ORBIMAGE or any of its Restricted Subsidiaries, provided that such Liens were in existence before the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety, appeal or performance bonds or other obligations of a like nature or mechanics' or purchase money Liens incurred in the ordinary course of business;

     (6) Liens existing on the First Issue Date;

     (7) Liens on inventory, accounts receivable or domestic and/or international ground operation centers and related systems securing indebtedness incurred under clause (1), (7), (10) or (11) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock", or securing Permitted Refinancing Indebtedness incurred under the indenture to refinance indebtedness incurred under clause (1), (8), (10) or (11) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock;"

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) Liens incurred in the ordinary course of business of ORBIMAGE or any Subsidiary of ORBIMAGE for obligations that do not exceed $5 million at any one time outstanding whether incurred under this Clause 9 or Clause
         (ix) of the defined term "Permitted Liens" in Section 1.1 of the 1998 Indenture and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit other than trade credit in the ordinary course of business, (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by ORBIMAGE or its Subsidiaries and (c) are not for the benefit of an Affiliate of ORBIMAGE; and

     (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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     "Pledge Account" means the account established with the collateral agent under the terms of the pledge agreement for the deposit of the pledged securities.

     "Pledge Agreement" means the pledge agreement dated as of April 22, 1999 by and between ORBIMAGE and the collateral agent governing the pledge account.

     "Pledged Securities" means the portfolio of securities initially consisting of U.S. government securities, including any Marketable Securities substituted in respect thereof, purchased by ORBIMAGE with a portion of the net proceeds from the original notes offering to be deposited in the pledge account and pledged as security for the notes.

     "Qualifying Public Offering" means a public offering of common stock registered under the Securities Act: (1)(a) that shall have resulted in an aggregate price to the public of not less than $30 million or (b) that involves the sale to the public of common stock constituting at least twenty percent (20%) of the common stock immediately outstanding after the offering, in either case at a price per share of common stock equal to or greater than the Threshold Price; and (2) that shall have resulted in listing or admission to trading of the common stock on the New York Stock Exchange, a national securities exchange, the Nasdaq National Market System or the Nasdaq over-the-counter market. For the purposes of this definition, Threshold Price means:

     (1) as of any date through May 1, 1999, 100% of the then current Conversion Price, as defined in the stock purchase agreement;

     (2) from May 2, 1999 through May 1, 2000, the then current Conversion Price, multiplied by the amount, expressed as a percentage, equal to 100% plus the result of 30% times a fraction, the numerator of which is the number of days after May 1, 1999 that the calculation of the Threshold Price occurs and the denominator of which is 365;

     (3) from May 2, 2000 through May 1, 2001, the then current Conversion Price, multiplied by the amount, expressed as a percentage, equal to 130% plus the result of 20% times a fraction, the numerator of which is the number of days after May 1, 2000 that the calculation of the Threshold Price occurs and the denominator of which is 365; and

     (4) from May 2, 2001 forward, 150% of the then current Conversion Price.

     "RadarSat-2 License" means the ten-year license for (1) the exclusive distribution and marketing rights for RadarSat-2 imagery products and services and (2) the non-exclusive right to use the mark "RadarSat" to market and distribute RadarSat-2 imagery products and services, including renewal options, granted to ORBIMAGE by MacDonald Dettwiler and Associates Ltd., a wholly-owned subsidiary of Orbital, under the RadarSat-2 Master Agreement dated as of December 31, 1998 and amended as of April 1, 1999 among ORBIMAGE, Orbital and MacDonald, Dettwiler and Associates Ltd.

     "Related Asset" means any asset used in connection with a Related Business or Related Satellite Business.

     "Related Business" means any Related Satellite Business and any business relating to the worldwide acquisition, marketing, processing and sales of remote imagery-based products and services.

     "Related Satellite Business" means any business relating to the design, development, and operation of remote imaging satellites and the worldwide marketing and sales of satellite-based remote imagery-based products and services.

     "Replacement Satellite" means any satellite constructed to replace an OrbView Satellite in the event of a failure of an OrbView Satellite; provided, however, that any Replacement Satellite shall not include hyperspectral imagery capacity, if it is determined in good faith by the board of ORBIMAGE which determination shall be evidenced by a resolution approved by at least a majority of the board of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee, that hyperspectral imagery is not required to maintain the competitiveness of ORBIMAGE's satellites.

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     "Restricted Investment" means an Investment other than a Permitted
Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement under which any property other than Capital Stock or assets is sold by a Person or a Subsidiary and is thereafter leased back from the purchaser or transferee thereof by that Person or one or more of its Subsidiaries, except a Fixed Asset Financing.

     "S&P" means Standard & Poor's Ratings Services or its successors.

     "Securities Act" means the Securities Act of 1933.

     "Series A offering" means the sale of shares of Series A preferred stock that was completed on February 25, 1998.

     "Series A preferred stock" means the Series A Cumulative Convertible Preferred Stock, $.01 par value, of ORBIMAGE.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as that regulation is in effect on the date hereof.

     "Stated Maturity" means, when used with respect to any original note or exchange note, March 1, 2005.

     "Stock Purchase Agreement" means the Series A Preferred Stock Purchase Agreement, dated May 7, 1997, as amended, by and among ORBIMAGE and the purchasers of Series A preferred stock, as in effect on the First Issue Date.

     "Stockholders' Agreement" means the agreement by and among ORBIMAGE and its stockholders, dated May 8, 1997, as amended, as in effect on the First Issue Date.

     "Stock Option Plan" means the Orbital Imaging Corporation 1996 Stock Option Plan, adopted as of November 15, 1996 and any successor stock option plan adopted for the benefit of ORBIMAGE's directors and/or employees.

     "Subsidiary" means, for any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled to vote, without regard to the occurrence of any contingency, in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

     (2) any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person or any combination thereof.

     "Subsidiary Guarantee" means any Guarantee of ORBIMAGE's obligations under the indenture and the notes given by a Subsidiary Guarantor.

     "Subsidiary Guarantor" means any Person that becomes a Restricted Subsidiary of ORBIMAGE after the First Issue Date.

     "Total Invested Capital" means, as of any date of determination, the sum of
(1) total indebtedness as of that date and (2) $91.5 million plus the aggregate proceeds received by ORBIMAGE or any Restricted Subsidiary in respect of the issuance of Capital Stock other than Disqualified Stock of ORBIMAGE or the Restricted Subsidiary, including the fair value of property other than cash, as such fair value is determined in good faith by the board of ORBIMAGE, evidenced by a resolution approved by at least a majority of the board of directors of ORBIMAGE and set forth in an Officers' Certificate delivered to the trustee, less any

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redemptions of, or dividends or other distributions on, Capital Stock of
ORBIMAGE made after the First Issue Date and on or before the date of determination.

     "Units Offering" means the issuance by ORBIMAGE on February 25, 1998 of 150,000 units consisting of 11 5/8% Senior Notes due 2005 and warrants to purchase 1,312,746 shares of common stock, resulting in gross proceeds of $150 million.

     "Unrestricted Subsidiary" of a Person means any Subsidiary of that Person that is designated by that Person as an Unrestricted Subsidiary, but only if and for so long as that Subsidiary:

     (1) has no indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with ORBIMAGE or any Restricted Subsidiary unless the terms of any agreement, contract, arrangement or understanding are no less favorable to ORBIMAGE or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ORBIMAGE;

     (3) is a Person with respect to which neither ORBIMAGE nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a) to subscribe for additional Equity Interests; or

          (b) to maintain or preserve that Person's financial condition or to cause the Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of ORBIMAGE or any of its Restricted Subsidiaries; and

     (5) in the case of a corporate entity or limited liability company, has at least one director on its board of directors and at least one executive officer, in each case who is not a director or executive officer of ORBIMAGE or any of its Restricted Subsidiaries.

     "Voting Equity Interests" means the Equity Interest in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect or appoint the board of directors, executive committee or other governing body of such corporation or Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life to Maturity" means, when applied to any indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of the payment; by

     (2) the then outstanding principal of such indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by that Person and/or one or more other Wholly Owned Restricted Subsidiaries of that Person.

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             ADDITIONAL PROVISIONS APPLICABLE TO THE EXCHANGE NOTES

BOOK-ENTRY, DELIVERY AND FORM

     Except as indicated in the next paragraph, the exchange notes will initially be issued in the form of one or more global notes. The global notes will be deposited on the date of the closing of the sale of the exchange notes offered in this exchange offer with, or on behalf of, the depositary and registered in the name of Cede & Co., as nominee for the depositary. We will refer to Cede & Co. as the "global note holder."

     Exchange notes that are issued as described below under "-- Certificated Securities" will be issued in registered form. Upon the transfer of certificated securities, these certificated securities may, unless the global notes have previously been exchanged for certificated securities, be exchanged for an interest in a global note representing the principal amount of notes being transferred.

     The depositary is a limited-purpose trust company that was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in securities between participants through electronic book-entry changes in accounts of its participants. The depositary's participants include securities brokers and dealers, including the initial purchasers of the original notes, banks and trust companies, clearing corporations and other organizations. Access to the depositary's system is also available to other entities including banks, brokers, dealers and trust companies, which we refer to as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through the depositary's participants or the depositary's indirect participants.

     ORBIMAGE expects that under procedures established by the depositary (1) upon deposit of the global notes, the depositary will credit the accounts of participants with portions of the principal amount of the global notes and (2) ownership of the exchange notes evidenced by the global notes will be shown on, and the transfer of ownership of the exchange notes will be effected only through, records maintained by the depositary (with respect to the interests of the depositary's participants), the depositary's participants and the depositary's indirect participants. We advise prospective purchasers that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer exchange notes evidenced by the global notes will be limited to that extent.

     So long as the global note holder is the registered owner of any exchange notes, the global note holder will be considered the sole owner or holder of the exchange notes outstanding under the indenture. Beneficial owners of exchange notes evidenced by the global note will not be considered the owners or holders of the exchange notes under the indenture for any purpose, including for purposes of giving any directions, instructions or approvals to the trustee. The ability of a Person having a beneficial interest in exchange notes represented by a global note to pledge his or her interest to Persons or entities that do not participate in the depositary's system or to otherwise take actions in respect of his or her interest, may be affected by the lack of a physical certificate evidencing that interest.

     Neither ORBIMAGE nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by the depositary, or for maintaining, supervising or reviewing any records of the depositary relating to exchange notes.

     Payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any exchange notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of the global note holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, ORBIMAGE and the trustee may treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for any and all other purposes whatsoever. Consequently, neither ORBIMAGE nor the trustee has or will have any responsibility or liability for payments to beneficial owners of exchange notes, including principal, premium, if any, interest and liquidated damages, if any.

     ORBIMAGE believes, however, that it is currently the policy of the depositary to credit immediately the accounts of the relevant participants with payment, in amounts proportionate to their respective holdings in
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

principal amount of beneficial interests in the relevant security as shown on the records of the depositary. Payments by the depositary's participants and the depositary's indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the depositary's participants or the depositary's indirect participants.

CERTIFICATED SECURITIES

     Qualified by specific conditions, any Person having a beneficial interest in a global note may, upon request to ORBIMAGE or the trustee, exchange its beneficial interest for exchange notes in the form of definitive notes. Upon any issuance of definitive notes, the trustee is required to register the exchange notes in the name of, and cause the same to be delivered to, that Person or Persons. In addition, if (1) ORBIMAGE notifies the trustee in writing that the depositary is no longer willing or able to act as a depositary and ORBIMAGE is unable to appoint a qualified successor within 90 days or (2) ORBIMAGE, at its option, notifies the trustee in writing that it elects to cause the issuance of exchange notes in the form of definitive notes under the indenture, then, upon surrender by the relevant global note holder of its global note, exchange notes in the form of definitive notes will be issued to each Person that the depositary identifies as the beneficial owner of the related exchange notes.

     Neither ORBIMAGE nor the trustee shall be liable for any delay by the depositary in identifying the beneficial owners of the related exchange notes and each Person may conclusively rely on, and shall be protected in relying on, instructions from the depositary for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the exchange notes represented by the global notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. As regards certificated securities, ORBIMAGE will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders certificated securities or, if no account is specified, by mailing a check to each holder's registered address. The exchange notes represented by the global notes are expected to trade in the depositary's same day funds settlement system, and any permitted secondary market trading activity in exchange notes will therefore be required by the depositary to be settled in immediately available funds. ORBIMAGE expects that secondary trading in the certificated securities will also be settled in immediately available funds.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Latham & Watkins, counsel to ORBIMAGE, has advised ORBIMAGE that the following discussion expresses its opinion on the material federal income tax consequences (1) expected to result to holders whose original notes are exchanged for the exchange notes in this exchange offer; and (2) relevant to the ownership and disposition of the notes by persons who hold the notes as capital assets, generally property held for investment, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. The signed opinion of Latham & Watkins is filed as an exhibit to the registration statement of which this prospectus forms a part. The opinion and the discussion set forth below are based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions stated below. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     The discussion below and the opinion of Latham & Watkins do not address every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to a special tax treatment, including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, certain U.S. expatriates, traders in securities that elect mark-to-market accounting treatment, persons holding notes as a
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part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interests therein and holders whose functional currency is not the U.S. dollar. In addition, this discussion and the opinion of Latham & Watkins do not discuss the effect of any applicable U.S. state or local or non-U.S. tax laws. ORBIMAGE has not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the exchange of the original notes for the exchange notes or the purchase, ownership or disposition of the exchange notes, and, accordingly, ORBIMAGE cannot assure that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL NOTES FOR THE EXCHANGE NOTES AND OF HOLDING AND DISPOSING OF EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

THE EXCHANGE

     The exchange of the original notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Accordingly, the exchange of original notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the original notes and the same tax consequences to holders as the original notes have to holders, including without limitation, the same issue price, adjusted issue price, original issue discount, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the original notes.

U.S. HOLDERS

     This Section summarizes certain U.S. federal income tax consequences of the ownership and disposition of the notes by U.S. persons. We refer to a U.S. person as a "U.S. Holder." The term U.S. person generally means a holder of a note who for U.S. federal income tax purposes:

     - is a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of
       Section 7701(b) of the Code;

     - is a corporation or partnership, including entities treated as partnerships or corporations for federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations provide otherwise;

     - is an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. persons.

STATED INTEREST

     Stated interest paid or accrued on the notes will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

     The notes were issued with original issue discount ("OID") for U.S. federal income tax purposes. The amount of OID on a note equals the excess of the "stated redemption price at maturity" of a note over its "issue price." The "stated redemption price at maturity" of a note equals the sum of its principal amount plus all other payments thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or other property (other than debt instruments of ORBIMAGE) at least
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annually at a single fixed rate). The "issue price" of a note equals the first price at which a substantial amount of notes were sold for money, excluding sales to underwriters, placement agents or wholesalers.

     Because each note was issued with OID, each U.S. Holder (whether reporting on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which the U.S. Holder holds the note. Thus, a U.S. Holder would be required to include OID in income in advance of the receipt of the cash to which the OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of the note.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     If the notes are considered to have "significant original issue discount" and if the yield to maturity on the notes equals or exceeds the sum of 5% and the "applicable federal rate" (within the meaning of Section 1274(d) of the Code) in effect for the month in which the notes were issued ("AFR"), the notes will be considered "applicable high yield discount obligations" within the meaning of Section 163(i) of the Code. In such a case, ORBIMAGE will not be permitted to take a deduction for U.S. federal income tax purposes for OID accrued on the notes until such OID is actually paid. Moreover, to the extent that the yield to maturity of the notes exceeds the sum of 6% and the AFR, such excess (the "Dividend-Equivalent Interest") will not be deductible at any time by ORBIMAGE for U.S. federal income tax purposes (regardless of whether ORBIMAGE actually pays such Dividend-Equivalent Interest) and a corporate U.S. Holder may be entitled to treat such Dividend-Equivalent Interest as a dividend to the extent of the current and accumulated earnings and profits of ORBIMAGE, which may then qualify for the dividends received deduction. In such event, corporate U.S. Holders should consult with their tax advisors concerning the availability of the dividends received deduction.

AMORTIZABLE BOND PREMIUM

     If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect under Section 171 of the Code to amortize such premium under a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the notes in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible under Section 171 of the Code, that amount is carried forward to the next accrual period and is treated as bond premium allocable to that period.

     An election under Section 171 of the Code is available only if the notes are held as capital assets. Such election is revocable only with the consent of the IRS and applies to all debt obligations owned or subsequently acquired by the taxpayer. To the extent the excess of the issue price of the note over the amount payable at the maturity date (or earlier redemption date if appropriate) is deducted as amortizable bond premium, the U.S. Holder's tax basis in the note will be reduced. A U.S. Holder that purchases a note for an amount (i) less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest and (ii) in excess of its adjusted issue price (any such excess being "acquisition premium") and does not elect to treat all interest on the notes as OID under Treasury Regulation

Section 1.1272-3 shall reduce the daily portions of OID otherwise included in income by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the note immediately after its purchase over the adjusted issue price of the notes, and the denominator of which is the excess of the sum of all amounts payable on the notes after the purchase date, other than qualified stated interest, over the note's adjusted issue price.

SALE, RETIREMENT, OR OTHER TAXABLE DISPOSITION OF NOTES

     Upon the sale, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the notes, which generally will be taxed as ordinary income), and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's tax basis in a note will initially equal the price paid for such note plus any OID included in the holder's income prior to the disposition of the note and reduced by any payments received on the note of amounts included in the stated redemption price at maturity of the note and any amortizable bond premium applied against the holder's income prior to the disposition of the note. Any such gain or loss recognized by a U.S. Holder upon the sale, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year.

     Holders of notes should be aware that the market discount rules may affect resale of the notes. If a subsequent purchaser of a note purchases the note at a "market discount" and thereafter recognizes gain upon its disposition, such gain will be taxable as ordinary interest income (rather than capital gain) to the extent of the "market discount" that has accrued (and has not otherwise been included in income pursuant to an election made by such subsequent purchaser) during the period the subsequent purchaser held such note. Generally, "market discount" will exist on the purchase of a note if the purchase price is less than the adjusted issue price of the note and any such market discount will accrue over the remaining term of the note on a straight line basis or, at the election of the subsequent purchaser, on a constant yield to maturity basis.

INFORMATION REPORTING; BACKUP WITHHOLDING

     ORBIMAGE is required to furnish to record holders of the notes, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and the amount of any OID accrued on the notes.

     Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest and any OID paid on the notes or with respect to proceeds received from a disposition of the notes. Generally, backup withholding applies only if:

     - the payee fails to furnish a correct taxpayer identification number ("TIN") to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption,

     - the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect,

     - the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions and the Internal Revenue Service has notified the payor that withholding is required,

     - or the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

     Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of the notes by "Non-U.S. Holders" who hold the notes as capital assets. The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposed as a U.S. person as defined in "-- U.S. Holders," above. Prospective investors who are Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

INTEREST AND OID

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax with respect to stated interest or OID received or accrued on the notes by reason of the portfolio interest exemption so long as:

     - the interest and OID is not effectively connected with the conduct of a trade or business within the United States;

     - the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ORBIMAGE entitled to vote;

     - the Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is "related" to ORBIMAGE (within the meaning of the Code) actually or constructively through stock ownership; and

     - the Non-U.S. Holder certifies, under penalties of perjury that such holder is not a U.S. person and provides such holder's name and address in an appropriate form (currently Internal Revenue Service Form W-8) to ORBIMAGE or an agent appointed by ORBIMAGE (or, a security clearing organization, bank or other financial institution that holds the notes on a holder's behalf in the ordinary course of its trade or business certifies on the holder's behalf that it has received such certification from the holder and provides a copy to ORBIMAGE or its agent).

     If a Non-U.S. Holder is not qualified for an exemption under these rules, interest and OID paid on the notes may be subject to withholding tax at the rate of 30% (or any lower applicable treaty rate). The payment of interest and OID effectively connected with a Non-U.S. Holder's trade or business within the United States, however, would not be subject to a 30% withholding tax so long as the Non-U.S. Holder provides ORBIMAGE or its agent an adequate certification (currently Internal Revenue Service Form 4224), but such interest and OID would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on interest and OID that is effectively connected with such Non-U.S. Holder's trade or business within the United States.

GAIN ON DISPOSITION OF NOTES

     Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of notes so long as:

     - the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

     - in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

     Payments received on the disposition of a note by a Non-U.S. Holder whose investment in the note is effectively connected with such Non-U.S. Holder's trade or business would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, in the case of payments received on the disposition of a note by a corporate Non-U.S. Holder whose investment in the note is effectively connected with such Non-U.S. Holder's trade or business within the United States, the payments may also be subject to a 30% branch profits tax.

FEDERAL ESTATE TAXES

     A note held by an individual who, at the time of death, is a Non-U.S. Holder generally will not be subject to U.S. federal estate tax as a result of such individual's death if:

     - the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ORBIMAGE entitled to vote; and

     - at the time of the individual's death, interest payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under current U.S. federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest and OID on, and the proceeds of a sale, exchange or redemption of the notes. ORBIMAGE will, where required, report to holders of notes and the IRS the amount of any payments on the notes and the amounts of tax withheld, if any, from those payments.

     Generally, payments of interest on the notes to Non-U.S. Holders will not be subject to information reporting or backup withholding if the Non-U.S. Holder certifies, under penalties of perjury, that such Holder is not a U.S. Holder and provides such Holder's name and address as described above.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of notes effected by, to or through the foreign office of a broker; provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status, and has no actual knowledge to the contrary, or the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of notes effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non-U.S. Holder's U.S. federal income tax liability would be refunded, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Holders should be aware that the Treasury Department promulgated revised final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify certain certification procedures and forms and clarify reliance standards. The final regulations would generally be effective for payments made after December 31, 2000, subject to certain transition rules. NON-U.S. HOLDERS SHOULD BE AWARE THAT THIS DISCUSSION DOES NOT GIVE EFFECT TO THESE NEW WITHHOLDING REGULATIONS. WE STRONGLY URGE NON-U.S. HOLDERS TO CONSULT THEIR TAX ADVISORS FOR INFORMATION ON THESE NEW WITHHOLDING REGULATIONS.

                              PLAN OF DISTRIBUTION

     Each participating broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus for any resale of exchange notes. This prospectus may be used by participating broker-dealers during the period referred to below for resales of exchange notes received in exchange for original notes where the original notes were acquired by the participating broker-dealers for their own accounts as a result of market-making activities or other trading activities, other than a resale of an unsold allotment from the original sale of original notes. ORBIMAGE has agreed that this prospectus may be used by a participating broker-dealer for resales of exchange notes for a period ending 180 days from the date on which the exchange offer registration statement is declared effective. However, a participating broker-dealer who intends to use this prospectus for the resale of exchange notes received in exchange for original notes in the exchange offer must notify ORBIMAGE, or cause ORBIMAGE to be notified, on or before the expiration date, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at one of the addresses indicated in the letter of transmittal. See "The Exchange
Offer -- Resales of Exchange Notes."

     ORBIMAGE will not receive any proceeds from the issuance of the exchange notes offered in this exchange offer. Exchange notes received by participating broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any exchange notes. Any participating broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period ending 180 days from the date on which the exchange offer registration statement is declared effective, ORBIMAGE will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests these documents in the letter of transmittal.

                           VALIDITY OF EXCHANGE NOTES

     The validity of the exchange notes offered in this exchange offer will be passed upon for ORBIMAGE by Latham & Watkins, Washington, D.C.

                                    EXPERTS

     The financial statements of Orbital Imaging Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                          ORBITAL IMAGING CORPORATION


Independent Auditors' Report................................  F-2
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................  F-3
Balance Sheets as of December 31, 1997 and 1998.............  F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1996, 1997 and 1998..........................  F-5
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................  F-6
Notes to Financial Statements...............................  F-7
Condensed Consolidated Balance Sheets as of December 31,
  1998 and March 31, 1999 (unaudited).......................  F-19
Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-20
Condensed Consolidated Statements of Cash Flow for the Three
  Months Ended March 31, 1998 and 1999 (unaudited)..........  F-21
Condensed Consolidated Statements of Stockholders' Equity
  for the Three Months Ended March 31, 1998 and 1999
  (unaudited)...............................................  F-22
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Imaging Corporation:

     We have audited the accompanying balance sheets of Orbital Imaging Corporation ("ORBIMAGE") as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of ORBIMAGE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orbital Imaging Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                                  KPMG LLP
January 22, 1999
Washington, D.C.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1996        1997         1998
                                                              -------   ----------   ----------
Revenues....................................................  $ 1,055   $    2,062   $   11,663
Direct expenses.............................................    4,320        6,312       15,215
                                                              -------   ----------   ----------
Gross loss..................................................   (3,265)      (4,250)      (3,552)
Selling, general and administrative expenses................    1,630        2,845        7,124
                                                              -------   ----------   ----------
Loss from operations........................................   (4,895)      (7,095)     (10,676)
Interest income, net of interest expense of $4,860 in
  1998......................................................       --        1,261        1,845
                                                              -------   ----------   ----------
Loss before benefit for income taxes........................   (4,895)      (5,834)      (8,831)
Benefit for income taxes....................................       --       (1,752)      (3,312)
                                                              -------   ----------   ----------
Net loss....................................................  $(4,895)  $   (4,082)  $   (5,519)
                                                              =======   ==========   ==========
Loss per common share -- basic and assuming dilution (1)....  $    --   $    (0.42)  $    (0.51)
Loss available to common stockholders (1)...................  $    --   $   (6,890)  $  (12,843)
Weighted average shares outstanding (1):
  Basic.....................................................       --   16,431,854   25,214,000
  Assuming dilution.........................................       --   22,262,975   41,764,949

---------------

(1) All potentially dilutive securities, such as preferred stock subject to repurchase, warrants and stock options are antidilutive for each year presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and loss per common share for the year ended December 31, 1996 was not considered meaningful.


                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 10,883   $ 25,082
  Available-for-sale securities, at fair value..............    11,337     34,401
  Restricted held-to-maturity securities, at amortized
     cost...................................................        --     16,724
  Receivables and other current assets, net.................       134      3,199
                                                              --------   --------
       Total current assets.................................    22,354     79,406
Restricted held-to-maturity securities, at amortized cost...        --      7,813
Property, plant and equipment, at cost, less accumulated
  depreciation of $5,144 and $7,630, respectively...........    11,054     15,956
Satellites and related rights, at cost, less accumulated
  depreciation and amortization of $12,947 and $22,367,
  respectively..............................................   104,226    196,598
Other assets................................................       115      8,196
                                                              --------   --------
       Total assets.........................................  $137,749   $307,969
                                                              ========   ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  4,335   $ 16,879
  Current portion of deferred revenue.......................     7,725      8,522
  Deferred tax liabilities..................................       468        580
                                                              --------   --------
       Total current liabilities............................    12,528     25,981
Senior notes................................................        --    141,620
Deferred revenue, net of current portion....................    29,667     23,698
Deferred tax liabilities....................................    10,194      3,190
Capitalized lease obligation, net of current portion........        --        108
                                                              --------   --------
       Total liabilities....................................    52,389    194,597
Preferred stock subject to repurchase, par value $0.01;
  10,000,000 shares authorized; Series A 12% cumulative
  convertible, 2,000,000 shares authorized, 392,887 and
  687,576 shares issued and outstanding, respectively
  (liquidation value of $40,074 and $70,133,
  respectively).............................................    36,355     64,954
STOCKHOLDERS' EQUITY:
  Common stock, par value $0.01; 75,000,000 shares
     authorized; 25,214,000 shares issued and outstanding...       252        252
  Additional paid-in-capital................................    75,285     87,541
  Accumulated deficit.......................................   (26,532)   (39,375)
                                                              --------   --------
       Total stockholders' equity...........................    49,005     48,418
                                                              --------   --------
          Total.............................................  $137,749   $307,969
                                                              ========   ========


                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                        COMMON STOCK       ADDITIONAL
                                                     -------------------    PAID-IN     ACCUMULATED
                                                       SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                                                     ----------   ------   ----------   -----------   --------
BALANCE AS OF DECEMBER 31, 1995....................          --    $ --     $ 34,703     $(14,747)    $ 19,956
Capital contributed................................          --      --       13,625           --       13,625
Tax-sharing charge.................................          --      --       (2,407)          --       (2,407)
Net loss...........................................          --      --           --       (4,895)      (4,895)
                                                     ----------    ----     --------     --------     --------
BALANCE AS OF DECEMBER 31, 1996....................          --      --       45,921      (19,642)      26,279
Shares issued to Orbital...........................  25,200,000     252       31,066           --       31,318
Shares issued to director..........................      14,000      --           50           --           50
Preferred stock dividends paid in shares...........          --      --           --       (2,018)      (2,018)
Accrual of preferred stock dividends...............          --      --           --         (790)        (790)
Tax-sharing charge.................................          --      --       (1,752)          --       (1,752)
Net loss...........................................          --      --           --       (4,082)      (4,082)
                                                     ----------    ----     --------     --------     --------
BALANCE AS OF DECEMBER 31, 1997....................  25,214,000     252       75,285      (26,532)      49,005
Common stock warrants issued, net..................          --      --        8,676           --        8,676
Preferred stock dividends paid in shares...........          --      --           --       (5,949)      (5,949)
Accrual of preferred stock dividends...............          --      --           --       (1,375)      (1,375)
Capital contributed................................          --      --        3,580           --        3,580
Net loss...........................................          --      --           --       (5,519)      (5,519)
                                                     ----------    ----     --------     --------     --------
BALANCE AS OF DECEMBER 31, 1998....................  25,214,000    $252     $ 87,541     $(39,375)    $ 48,418
                                                     ==========    ====     ========     ========     ========


                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996       1997        1998
                                                              --------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (4,895)  $  (4,082)  $  (5,519)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation, amortization and other...................     3,981       5,541      13,124
     Deferred tax benefit...................................        --      (1,752)     (3,312)
  Changes in assets and liabilities:
     Increase in receivables and other current assets.......       150         (84)     (1,608)
     (Increase) decrease in other assets....................      (419)        371         (17)
     Increase in accounts payable and accrued expenses......        --       4,335      12,370
     Increase (decrease) in deferred revenue................       175       2,005      (5,172)
                                                              --------   ---------   ---------
       Net cash (used in) provided by operating
          activities........................................    (1,008)      6,334       9,866
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (12,617)    (49,029)   (108,541)
  Purchases of restricted held-to-maturity securities.......        --          --     (32,185)
  Purchases of available-for-sale securities................        --    (115,751)   (119,783)
  Maturities of restricted held-to-maturity securities......        --          --       7,568
  Maturities of available-for-sale securities...............        --     102,442      60,905
  Sales of available-for-sale securities....................        --       1,972      35,818
  Payment for business acquisition..........................        --          --      (5,000)
                                                              --------   ---------   ---------
       Net cash used in investing activities................   (12,617)    (60,366)   (161,218)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of senior notes................        --          --     135,600
  Net proceeds from issuance of common stock warrants.......        --          --       8,676
  Net proceeds from issuance of preferred stock subject to
     repurchase.............................................        --      33,547      21,275
  Net proceeds from issuance of common stock................        --      31,368          --
  Capital contributed.......................................    13,625          --          --
                                                              --------   ---------   ---------
       Net cash provided by financing activities............    13,625      64,915     165,551
                                                              --------   ---------   ---------
Net increase in cash and cash equivalents...................        --      10,883      14,199
Cash and cash equivalents, beginning of year................        --          --      10,883
                                                              --------   ---------   ---------
Cash and cash equivalents, end of year......................  $     --   $  10,883   $  25,082
                                                              ========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $     --   $      --   $   9,009
                                                              ========   =========   =========
NON-CASH ITEMS:
  Capital contributed -- tax basis adjustment...............  $     --   $      --   $   3,580
  Capitalized lease obligation..............................        --          --         223


                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

(1) RELATIONSHIP WITH ORBITAL

     In 1991, the ORBIMAGE operating division of Orbital Sciences Corporation ("Orbital") was established to manage the development of remote imaging satellites which would collect, process and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, Orbital Imaging Corporation ("ORBIMAGE") was incorporated in Delaware as a wholly-owned subsidiary of Orbital. On May 8, 1997, and July 3, 1997, ORBIMAGE issued preferred stock to private investors to fund a significant portion of the remaining costs of existing projects (the "Private Placement"). Orbital purchased additional common stock, bringing its total common equity invested to approximately $91.5 million. Also on May 8, 1997, ORBIMAGE executed certain contracts with Orbital whereby all assets and liabilities of Orbital's operating division, ORBIMAGE, were sold to ORBIMAGE at the historical cost. Accordingly, the accompanying financial statements incorporate the historical accounts and operations of the operating division prior to May 8, 1997, as predecessor financial statements of ORBIMAGE.

     ORBIMAGE has three contracts with Orbital: the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended (the "System Procurement Agreement"), the OrbView-2 License Agreement dated May 8, 1997 (the "License Agreement") and the Amended and Restated Administrative Services Agreement dated May 8, 1997 (the "Administrative Services Agreement"). Under the System Procurement Agreement, ORBIMAGE purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling ORBIMAGE to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service,
(iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. Under the License Agreement, Orbital has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery. Pursuant to the terms of the License Agreement, Orbital has assigned to ORBIMAGE all amounts that are due or become due to Orbital under a contract Orbital has with NASA to deliver OrbView-2 imagery, and ORBIMAGE has sole responsibility for operating and controlling the satellite. Under the Administrative Services Agreement, ORBIMAGE is reimbursing Orbital for management, accounting, legal, financial services, office space and other administrative services, as well as certain direct operating services provided by Orbital.

     ORBIMAGE has also entered into an agreement with Orbital and MacDonald, Dettwiler and Associates, Ltd. ("MDA"), a wholly-owned Canadian subsidiary of Orbital, under which ORBIMAGE has acquired the exclusive worldwide distribution rights for the RadarSat-2 satellite imagery (the "RadarSat-2 License"). Under the RadarSat-2 License, MDA will own and operate the RadarSat-2 satellite, and MDA will provide operations, data reception, processing, archiving and distribution services to ORBIMAGE. ORBIMAGE's acquisition of the RadarSat-2 License will cost $60.0 million, net of approximately $140.0 million which will be funded by the Canadian Space Agency through a contract with Orbital. ORBIMAGE will pay the $60.0 million purchase price in installments based on progress payments during the satellite construction phase. Such payments will not exceed $15.0 million per year in 1999-2001; $10.0 million in 2002; and $5.0 million upon the successful checkout of RadarSat-2.

     Pursuant to the System Procurement Agreement as amended, ORBIMAGE has committed to purchase various satellites, rights and ground systems for approximately $279.9 million, net of $31.0 million which will be funded by the U.S. Air Force through a contract with Orbital. ORBIMAGE incurred costs of approximately $12.6 million, $47.6 million and $94.3 million for the years ended December 31, 1996, 1997 and 1998, respectively, under the System Procurement Agreement. As of December 31, 1998, ORBIMAGE has remaining commitments under the System Procurement Agreement of $55.4 million, net of $31.0 million which will be funded by the U.S. Air Force through a contract with Orbital.

     ORBIMAGE incurred costs of approximately $2.0 million, $3.2 million and $2.7 million for the years ended December 31, 1996, 1997 and 1998, respectively, under the Administrative Services Agreement. The term of the Administrative Services Agreement is expected to terminate on or before December 31, 2001.

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(1) RELATIONSHIP WITH ORBITAL -- (CONTINUED)
     Amounts due to Orbital of $3.7 million and $9.2 million as of December 31, 1997 and 1998, respectively were included in accounts payable and accrued expenses.

     Certain officers and directors of ORBIMAGE are also officers and directors of Orbital.

(2) NATURE OF OPERATIONS

     The OrbView-1 satellite was launched in 1995 and provides severe weather and atmospheric images, including global lightning information and measurements used in analyzing atmospheric temperature information. The OrbView-2 satellite was launched on August 1, 1997, and completed its on-orbit checkout in October 1997. ORBIMAGE recognized revenues related to the OrbView-2 satellite of $1.3 million and $9.1 million for the years ended December 31, 1997 and 1998, respectively. The OrbView-3 satellite is currently scheduled to begin operations in the [THIRD] quarter of 2000 and will provide one-meter panchromatic and four-meter multispectral imagery of the Earth. The OrbView-4 satellite will provide one-meter and two-meter panchromatic, four-meter multispectral, and eight-meter hyperspectral imagery of the Earth and is expected to be operational in the [LAST] quarter of 2000. The imagery provided by both OrbView-3 and OrbView-4 will have a broad range of applications for U.S. and foreign national security and many commercial and scientific markets.

(3) SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts in prior years' financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition

     ORBIMAGE's principal source of revenue is the sale of satellite imagery to customers, value-added resellers and distributors. Such sales often require ORBIMAGE to provide imagery over the term of a multi-year sales contract. Accordingly, ORBIMAGE recognizes revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents receipts in advance of the delivery of imagery.

Services Provided by Orbital

     A substantial part of ORBIMAGE's administrative services, including legal, accounting, human resources and purchasing is provided to ORBIMAGE at cost by Orbital. Such costs include both specifically identifiable services and certain pooled costs allocated by Orbital based on ORBIMAGE's proportional use. ORBIMAGE believes that the cost of these services, as provided for in the accompanying statements of operations, approximates the cost of similar services if obtained directly by ORBIMAGE.

Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires companies to recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and provide pro forma net income (loss) disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) been applied. ORBIMAGE has elected to continue to apply the provision of APB 25 and provide the pro forma disclosure provisions of SFAS 123 (see Note 16). No compensation expense has been recognized in connection with stock option grants to employees in the accompanying statements of operations. To the extent that ORBIMAGE grants stock options to non-employee consultants or advisors, ORBIMAGE records costs equal to the fair value of the options granted as of the measurement date as determined using a Black-Scholes model.

Cash and Cash Equivalents

     ORBIMAGE considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities

     Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when ORBIMAGE has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. The held-to-maturity securities are restricted by provisions of the senior notes. (See Note 12.)

     Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of available-for-sale securities is adjusted for amortization of premiums and accretion of discounts to maturity. Amortization, accretion, and realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method.

     Securities with original maturities of more than three months, but not more than one year, are classified as current assets. Securities with original maturities of more than one year are classified as long-term assets.

Financial Instruments

     The carrying amounts for ORBIMAGE's cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value. The fair values for securities (see Note 8) and senior notes (see Note 12) were based on quoted market prices.

     ORBIMAGE does not have any derivative financial instruments as of December 31, 1998, and believes that the interest rate risk associated with its senior notes and the market risk associated with its securities are not material to the results of operations of ORBIMAGE. The available-for-sale securities subject ORBIMAGE's financial position to interest rate risk.

Satellites and Related Rights and Property, Plant and Equipment

     ORBIMAGE is purchasing the OrbView-1, OrbView-3 and OrbView-4 satellites, the OrbView-2 license and the ground system assets pursuant to the System Procurement Agreement. ORBIMAGE is constructing the ORBIMAGE digital catalogue, a digital imagery catalogue and processing system, to support OrbView-2, OrbView-3 and OrbView-4 imagery processing and distribution. ORBIMAGE capitalizes certain direct and indirect costs incurred in the construction of the ORBIMAGE digital catalogue. Amortization of the capitalized costs will begin when the ORBIMAGE digital catalogue is placed in service.

     ORBIMAGE capitalizes interest costs in connection with the construction of satellites, related ground system assets, and the ORBIMAGE digital catalogue. The capitalized interest is recorded as part of the

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) historical cost of the asset to which it relates and will be amortized over the asset's useful life when placed in service. For the year ended December 31, 1998, capitalized interest totaled $10.9 million. No interest was capitalized for the years ended December 31, 1996 or 1997.

     Depreciation and amortization are provided using the straight-line method as follows:

Ground system assets.....................  8 years
Furniture and equipment..................  3 to 5 years
OrbView-1................................  3 years
OrbView-2................................  7  1/2 years
Leasehold improvements...................  Shorter of estimated useful life of lease or lease term

Income Taxes

     ORBIMAGE recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(4) BUSINESS ACQUISITION

     In 1998, ORBIMAGE acquired substantially all of the assets of TRIFID Corporation ("TRIFID") for $5.0 million. The acquisition was accounted for using the purchase method of accounting and resulted in excess of purchase price over net assets acquired of approximately $3.0 million, which is being amortized on a straight-line basis over ten years. The financial results of TRIFID have been included in ORBIMAGE's results since April 30, 1998.

     The following unaudited supplemental financial information presents ORBIMAGE's results of operations for the years ended December 31, 1997 and 1998, on a pro forma basis, as though the TRIFID acquisition were consummated on January 1, 1997 (in thousands, except share data):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Revenues....................................................  $ 5,531   $12,486
Net loss....................................................   (4,213)   (5,521)
Loss per common share -- basic and assuming dilution(1).....  $ (0.43)  $ (0.51)

---------------

(1) All potentially dilutive securities, such as preferred stock subject to repurchase, warrants and stock options are antidilutive for each year presented.


(5) EMPLOYEE BENEFIT PLAN

     In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, that supersedes the disclosure requirements of Statement No. 87, Employers' Accounting for Pensions, and Statement No. 106, Employers' Accounting for Postretirement Benefits Other

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) EMPLOYEE BENEFIT PLAN -- (CONTINUED)
Than Pensions. ORBIMAGE adopted Statement No. 132 effective January 1, 1998. Adoption of the new benefits disclosure rules did not impact ORBIMAGE's financial position, results of operations or cash flows.

     ORBIMAGE's employees participate in the Orbital Imaging Corporation Retirement Savings Plan, a defined contribution plan (the "Plan") in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. ORBIMAGE's contributions to the Plan are made based on certain plan provisions and at the discretion of the Board of Directors. For the years ended December 31, 1997 and 1998, ORBIMAGE's contribution expense was $44,000 and $257,000, respectively. ORBIMAGE's contribution to the Plan for the year ended December 31, 1998 includes contributions to accounts of employees who joined ORBIMAGE as part of the TRIFID acquisition. (See Note 4.)

(6) COMPREHENSIVE INCOME (LOSS)

     As of January 1, 1998, ORBIMAGE adopted Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on ORBIMAGE's net loss or stockholders' equity. For the years ended December 31, 1996, 1997 and 1998, there were no material differences between net loss as reported and comprehensive income (loss).

(7) LOSS PER COMMON SHARE

     The computations of basic and diluted loss per common share for the years ended December 31, 1997 and 1998 were as follows (in thousands, except share data):


                                                             YEARS ENDED DECEMBER 31,
                                                             -------------------------
                                                                1997          1998
                                                             -----------   -----------
Numerator for basic and diluted loss per common share:
  Net loss.................................................  $    (4,082)  $    (5,519)
  Preferred stock dividends................................       (2,808)       (7,324)
                                                             -----------   -----------
Loss available to common stockholders......................  $    (6,890)  $   (12,843)
                                                             ===========   ===========
Denominator for basic loss per common share -- weighted
  average shares...........................................   16,431,854    25,214,000
Effect of dilutive securities:
  Preferred stock subject to repurchase....................    5,641,668    14,665,412
  Warrants.................................................           --     1,312,746
  Stock options............................................      189,453       572,791
                                                             -----------   -----------
Denominator for diluted loss per common share -- adjusted
  weighted average shares assuming dilution................   22,262,975    41,764,949
                                                             ===========   ===========
Loss per common share -- basic and diluted (1).............  $     (0.42)  $     (0.51)
                                                             ===========   ===========


---------------

(1) All potentially dilutive securities, such as preferred stock subject to repurchase, warrants and stock options are antidilutive for each year presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and loss per common share for the year ended December 31, 1996 was not considered meaningful.

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8) SECURITIES

     As of December 31, 1997 and 1998, ORBIMAGE had available-for-sale securities invested primarily in commercial paper with an amortized cost basis of $11.3 million and $34.4 million, respectively. There were no differences between the amortized cost basis of the available-for-sale securities and their fair values.

     As of December 31, 1998, ORBIMAGE had held-to-maturity securities invested in U.S. Treasury securities with a fair value of $24.6 million and an amortized cost basis of $24.5 million, resulting in an unrealized gain of $0.1 million. These securities have maturities ranging from six months to two years and are pledged as security for repayment of interest on the senior notes. There were no held-to-maturity securities as of December 31, 1997.

     Included in cash and cash equivalents was $8.9 million and $24.0 million of commercial paper as of December 31, 1997 and 1998, respectively.

(9) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Land........................................................  $   213   $   213
Ground system assets........................................   15,985    21,450
Furniture and equipment.....................................       --     1,293
Leasehold improvements......................................       --       630
Accumulated depreciation and amortization...................   (5,144)   (7,630)
                                                              -------   -------
          Total.............................................  $11,054   $15,956
                                                              =======   =======

     Depreciation and amortization totaled $1.6 million, $1.7 million and $2.5 million for the years ended December 31, 1996, 1997 and 1998, respectively.

(10) SATELLITES AND RELATED RIGHTS

     Satellites and related rights as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
In service:
  OrbView-1.................................................  $ 12,327   $ 12,327
  Accumulated depreciation..................................   (11,513)   (12,327)
                                                              --------   --------
                                                                   814         --
  OrbView-2 License.........................................    64,543     64,543
  Accumulated amortization..................................    (1,434)   (10,040)
                                                              --------   --------
                                                                63,109     54,503
Satellites in process.......................................    40,303    142,095
                                                              --------   --------
          Total.............................................  $104,226   $196,598
                                                              ========   ========

     Satellite depreciation and amortization totaled $2.4 million, $3.9 million and $9.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(11) INCOME TAXES

     ORBIMAGE's losses for income tax purposes for the year ended December 31, 1996 and the period from January 1, 1997 through May 7, 1997 (during which ORBIMAGE was an operating division, and was included in the consolidated tax return, of Orbital) were significantly greater than pre-tax financial statement losses, primarily due to expense associated with satellites and related rights deducted currently for income tax purposes. Prior to May 8, 1997, ORBIMAGE had a tax-sharing arrangement with Orbital under which tax deductions for satellites and related rights, and the associated net operating loss carryforwards, remained with Orbital. As a result, ORBIMAGE recorded tax-sharing charges of $2.4 million and $1.8 million for the years ended December 31, 1996 and 1997, respectively, as a direct charge to additional paid-in capital.

     The benefit for income taxes for the years ended December 31, 1996, 1997 and 1998 consisted of the following (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1996     1997      1998
                                                              -----   -------   -------
Current benefit:
  U.S. Federal..............................................  $--     $   --    $   --
  State.....................................................   --         --        --
                                                               --     ------    ------
          Total current benefit.............................   --         --        --
Deferred benefit:
  U.S. Federal..............................................   --      1,533     3,021
  State.....................................................   --        219       291
                                                               --     ------    ------
          Total deferred benefit............................   --      1,752     3,312
                                                               --     ------    ------
          Total benefit for income taxes....................  $--     $1,752    $3,312
                                                               ==     ======    ======

     The income tax benefit for the years ended December 31, 1996, 1997 and 1998 were different from those computed using the statutory U.S. Federal income tax rate as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1996       1997       1998
                                                              -----      -----      -----
U.S. Federal statutory rate.................................  (34.0)%    (34.0)%    (34.0)%
Tax sharing agreement with Orbital..........................   34.0         --         --
State income taxes..........................................     --         --       (3.2)
Other.......................................................     --        4.0       (0.3)
                                                              -----      -----      -----
Effective rate..............................................    0.0%     (30.0)%    (37.5)%
                                                              =====      =====      =====

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(11) INCOME TAXES -- (CONTINUED)
     The tax effects of significant temporary differences as of December 31, 1997 and 1998 were as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Deferred tax assets:
  Differences in revenue recognition........................  $14,949   $12,162
  Net operating loss carryforward...........................      585     5,904
Other.......................................................       62       172
                                                              -------   -------
Deferred tax assets.........................................  $15,596   $18,238
                                                              =======   =======
Deferred tax liabilities:
  Differences in the tax treatment of satellites and related
     rights.................................................  $26,258   $22,008
                                                              =======   =======

     As of December 31, 1998, ORBIMAGE had U.S. Federal net operating loss carryforwards totaling $16.4 million, which expire beginning the year ending December 31, 2012.

(12) SENIOR NOTES

General

     On February 25, 1998, ORBIMAGE issued 150,000 units consisting of senior notes and 1,312,746 warrants for common stock, raising net proceeds of approximately $144.6 million. The gross proceeds of the units offering of $150.0 million were allocated: $141.0 million to the senior notes and $9.0 million to the value of the warrants recorded as a debt discount. The debt discount is amortized as an adjustment to interest expense over the term of the senior notes resulting in an effective yield of approximately 13.6%. As of December 31, 1998, the senior notes had a fair value of $150.0 million as estimated by quoted market prices.

Interest

     Interest on the senior notes accrues at a rate of 11 5/8% per annum and is payable semi-annually in arrears on March 1 and September 1. ORBIMAGE purchased U.S. Treasury securities in an amount sufficient to pay the interest on the senior notes for the first four periods. As of December 31, 1998, held-to-maturity securities restricted for the payment of interest on the senior notes totaled $24.5 million.

Mandatory Redemption

     The senior notes mature on March 1, 2005. ORBIMAGE will not be required to make mandatory redemption or sinking fund payments with respect to the senior notes. However, ORBIMAGE may be obligated, under certain circumstances, to make an offer to purchase: (i) all outstanding senior notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of purchase, upon a change of control, and (ii) outstanding senior notes with a portion of the net proceeds of certain asset sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of the purchase.

Covenants

     The indenture for the senior notes restricts, among other things, ORBIMAGE's ability to pay dividends.

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(13) LEASE COMMITMENTS

     Aggregate minimum rental commitments under non-cancelable operating and capital leases (primarily for office space and equipment) as of December 31, 1998 were as follows (in thousands):

                                                              OPERATING   CAPITAL
                                                              ---------   -------
1999........................................................    $132       $135
2000........................................................      11        115
                                                                ----       ----
                                                                $143        250
                                                                ====       ====
Less: Interest at 12%.......................................                (26)
Less: Current portion.......................................               (116)
                                                                           ----
          Total.............................................               $108
                                                                           ====


(14) PREFERRED STOCK SUBJECT TO REPURCHASE


     ORBIMAGE has authorized 10,000,000 shares of $0.01 par value preferred stock, of which: (a) 2,000,000 shares of the Series A preferred stock have been authorized, of which 687,576 shares were issued and outstanding as of December 31, 1998; (b) 2,000,000 shares of the Series B preferred stock have been authorized, none of which have been issued and (c) 2,000,000 shares of the Series C preferred stock have been authorized, none of which have been issued.

Dividends

     The Series A preferred stock is assigned a stated value of $100 per share and is entitled to a cumulative dividend of 12% per annum payable semi-annually on May 1 and November 1 of each year, in cash or, in lieu thereof, payable in-kind in shares of Series A preferred stock on the basis of 120 shares of Series A preferred stock for each 1,000 shares of Series A preferred stock outstanding. To date, all dividends have been paid in-kind. As of December 31, 1998, cumulative preferred stock dividends in arrears totaled 13,752 shares. Upon mandatory conversion prior to the fourth anniversary of the issuance of any Series A preferred stock, a Series A holder shall also receive the dividends with respect to the Series A preferred stock that would have accrued from the date of the mandatory conversion to the fourth anniversary of the initial issuance of the Series A preferred stock.

Ranking

     Series A holders have certain preferences upon dividend distributions, distributions upon liquidation or distributions upon merger, consolidation or sale of assets over the holders of Series B preferred stock (if and when issued), Series C preferred stock (if and when issued), the common holders and any other class of stock ranking junior to the Series A preferred stock.

Voting Rights

     Each Series A holder is entitled to such number (rounded to the nearest whole number) of votes as such Series A holder would be entitled if such Series A holder had converted its Series A preferred stock into shares of common stock.

Conversion Rights

     The Series A holders have the option, at any time, or from time to time, to convert their Series A preferred stock into fully paid and non-assessable shares of common stock. The number of shares of common stock issued upon such conversion will be determined by multiplying each Series A holder's number of

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(14) PREFERRED STOCK -- (CONTINUED)
Series A preferred stock by a fraction, the numerator of which is the Series A preferred stock Stated Value and the denominator of which is a conversion price, subject to anti-dilutive adjustments. The per share conversion price is currently $4.17. The Series A preferred stock shall be automatically converted into shares of common stock upon the earliest to occur of any one of the following events:

     - the closing, under certain circumstances, of a public offering of the common stock;

     - the culmination of a 180-day period in which the average price of the common stock exceeds a certain level relative to the conversion price or

     - the proposed sale of no less than 70% of the common stock on a fully diluted basis.


CHANGE OF CONTROL



     Although not redeemable at the option of the holders, we have certain obligations to our Series A holders upon a "change of control" as deemed in the stock purchase agreement. If a change of control occurs before the latest of:



     - the successful in-orbit checkout of OrbView-3,



     - the closing of an initial public offering that meets certain criteria, or



     - the end of a 180-day period in which the average price of the common stock exceeds a certain level relative to the conversion price of the Series A preferred stock,



then we must offer to purchase, subject to the rights of the holders of the senior notes, all outstanding shares of Series A preferred stock for a purchase price of 101% of the liquidation amount of the stock. If the change of control occurs before the fourth anniversary of the initial 1997 sale of the Series A preferred stock, then we must also pay each Series A holder an amount equal to the dividends that would have accrued on such holder's shares of Series A preferred stock from the date of the change of control through the fourth anniversary of the initial 1997 sale of the Series A preferred stock.



The activity in the preferred stock subject to repurchase was as follows for the years ended December 31, 1997 and 1998 (dollars in thousands):



                                                               SHARES    AMOUNT
                                                              --------   -------
BALANCE AS OF DECEMBER 31, 1996.............................        --   $    --
          Shares issued in private offering, net............   372,705    33,547
          Preferred stock dividends paid in shares..........    20,182     2,018
          Accrual of preferred stock dividends..............        --       790
                                                              --------   -------
BALANCE AS OF DECEMBER 31, 1997.............................   392,887    36,355
          Shares issued in private offerings, net...........   227,295    21,275
          Preferred stock dividends paid in shares..........    67,394     5,949
          Accrual of preferred stock dividends..............        --     1,375
                                                              --------   -------
BALANCE AS OF DECEMBER 31, 1998.............................   687,576    64,954
                                                              ========   =======



There was no preferred stock subject to repurchase prior to December 31, 1996.


(15) COMMON STOCK WARRANTS

     In connection with the units offering on February 25, 1998, ORBIMAGE issued 150,000 warrants, which entitle the holders to acquire 1,312,746 shares of ORBIMAGE's common stock. The exercise price is

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(15) COMMON STOCK WARRANTS -- (CONTINUED)
$0.01 per share. Each warrant entitles the holder to buy 8.75164 shares of common stock. The warrants are exercisable at any time on or after February 25, 1999, or on the occurrence of a Company change in control, which ever happens first. The warrants expire on March 1, 2005.

(16) STOCK OPTION PLAN

     Through ORBIMAGE's stock option plan (the "Plan"), ORBIMAGE may issue to its employees, Orbital's employees, consultants or advisors incentive or non-qualified options to purchase up to 4,800,000 shares of ORBIMAGE's common stock. Under the Plan, stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of the grant as determined by the Board of Directors. ORBIMAGE's options generally vest in one-third increments over a three-year period. The following table summarizes the activity relating to the Plan for the years ended December 31, 1996, 1997 and 1998:

                                                                          WEIGHTED
                                            NUMBER OF   OPTION PRICE      AVERAGE       OUTSTANDING AND
                                             SHARES      PER SHARE     EXERCISE PRICE     EXERCISABLE
                                            ---------   ------------   --------------   ---------------
OUTSTANDING AS OF DECEMBER 31, 1995.......         --            --           --                  --
    Granted...............................  1,408,000    $     3.60        $3.60
    Exercised.............................         --            --           --
    Canceled or expired...................         --            --           --
                                            ---------    ----------        -----           ---------
OUTSTANDING AS OF DECEMBER 31, 1996.......  1,408,000          3.60         3.60             352,000
    Granted...............................    498,000          4.17         4.17
    Exercised.............................    (14,000)         3.60         3.60
    Canceled or expired...................     (8,000)         3.60         3.60
                                            ---------    ----------        -----           ---------
OUTSTANDING AS OF DECEMBER 31, 1997.......  1,884,000     3.60-4.17         3.75             707,250
    Granted...............................    761,500     4.17-5.10         4.55
    Exercised.............................         --            --           --
    Canceled or expired...................     (9,000)    4.17-5.10         4.69
                                            ---------    ----------        -----           ---------
OUTSTANDING AS OF DECEMBER 31, 1998.......  2,636,500    $3.60-5.10        $3.98           1,181,451
                                            =========    ==========        =====           =========

     As of December 31, 1998, the weighted average remaining contractual life of the options outstanding was 8.4 years.

     ORBIMAGE uses the minimum value method for options issued to employees and directors to determine the pro forma impact to its net loss. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of stock options granted. The assumptions used to determine the pro forma impact for the years ended December 31, 1996, 1997 and 1998 were as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                           1996          1997          1998
                                                         ---------     ---------     ---------
Volatility.............................................      0.0%          0.0%          0.0%
Dividend yield.........................................      0.0%          0.0%          0.0%
Risk-free interest rate................................      5.8%          6.0%          5.5%
Expected average life..................................  4.5 years     4.5 years     6.0 years
Weighted average exercise price per share..............    $3.60         $3.75         $3.98

                          ORBITAL IMAGING CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(16) STOCK OPTION PLAN -- (CONTINUED)
     ORBIMAGE previously estimated the impact of employee and director stock options based upon an assumed volatility of 30%. Prior year amounts have been adjusted to reflect the use of the minimum value method. The fair value of the options granted to employees and directors during the years ended December 31, 1996, 1997 and 1998 were estimated at $0.82 per share, $0.97 per share and $1.26 per share, respectively.

     Had ORBIMAGE determined compensation expense based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, ORBIMAGE's pro forma net loss and pro forma basic loss per common share would have been approximately $4.4 million and $0.44, respectively, for the year ended December 31, 1997 and $6.1 million and $0.53, respectively, for the year ended December 31, 1998. Pro forma diluted loss per common share for the years ended December 31, 1997 and 1998 would be the same as the pro forma basic loss per share shown above since all potentially dilutive securities are antidilutive. Had ORBIMAGE determined compensation expense based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, ORBIMAGE's net loss would have been approximately $5.3 million for the year ended December 31, 1996. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and pro forma loss per common share for the year ended December 31, 1996 was not considered meaningful. Pro forma net loss as stated above is not necessarily representative of the effects of reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of the additional stock options in future years.

(17) SEGMENT INFORMATION

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. ORBIMAGE adopted SFAS No. 131 effective January 1, 1998. SFAS No. 131 requires comparative segment information; however, ORBIMAGE operated as a single segment for the years ended December 31, 1996, 1997 and 1998.

     ORBIMAGE recognized revenues related to contracts with the National Aeronautics and Space Administration of approximately $0.8 million, $2.0 million and $9.6 million for the years ended December 31, 1996, 1997 and 1998, respectively, representing approximately 76%, 95% and 82%, respectively, of total revenues recognized during those years.


(18) RECLASSIFICATION



     Preferred stock and additional paid-in capital totaling $4,000 and $36.5 million, respectively, as of December 31, 1997, and $7,000 and $65.0 million, respectively, as of December 31, 1998, were reclassified from stockholders' equity to preferred stock subject to repurchase.

                          ORBITAL IMAGING CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  (UNAUDITED; IN THOUSANDS, EXCEPT SHARE DATA)


                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 25,082     $ 20,298
  Available-for-sale securities, at fair value..............      34,401       16,274
  Restricted held-to-maturity securities, at amortized
     cost...................................................      16,724       16,798
  Receivables and other current assets, net.................       3,199        2,260
                                                                --------     --------
       Total current assets.................................      79,406       55,630
Restricted held-to-maturity securities, at amortized cost...       7,813           --
Property, plant and equipment, at cost, less accumulated
  depreciation of $7,360 and $8,336, respectively...........      15,956       17,277
Satellites and related rights, at cost, less accumulated
  depreciation and amortization of $22,367 and $24,518,
  respectively..............................................     196,598      215,453
Other assets................................................       8,196        8,346
                                                                --------     --------
       Total assets.........................................    $307,969     $296,706
                                                                ========     ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 16,879     $  9,165
  Current portion of deferred revenue.......................       8,522        8,393
  Deferred tax liabilities..................................         580           --
                                                                --------     --------
       Total current liabilities............................      25,981       17,558
Senior notes................................................     141,620      141,814
Deferred revenue, net of current portion....................      23,698       21,607
Deferred tax liabilities....................................       3,190        3,150
Capitalized lease obligation, net of current portion........         108           80
                                                                --------     --------
       Total liabilities....................................     194,597      184,209
Preferred stock subject to repurchase, par value $0.01;
  10,000,000 shares authorized; Series A 12% cumulative
  convertible, 2,000,000 shares authorized, 687,576 shares
  issued and outstanding, respectively (liquidation value of
  $70,133 and $72,196, respectively)........................      64,954       67,017
STOCKHOLDERS' EQUITY:
  Common stock, par value $0.01; 75,000,000 shares
     authorized; 25,214,000 shares issued and outstanding...         252          252
  Additional paid-in-capital................................      87,541       87,699
  Accumulated deficit.......................................     (39,375)     (42,471)
                                                                --------     --------
       Total stockholders' equity...........................      48,418       45,480
                                                                --------     --------
          Total.............................................    $307,969     $296,706
                                                                ========     ========


     See accompanying notes to condensed consolidated financial statements.

                          ORBITAL IMAGING CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (UNAUDITED; IN THOUSANDS, EXCEPT SHARE DATA)


                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
Revenues....................................................  $     2,417   $     3,316
Direct expenses.............................................        4,189         4,025
                                                              -----------   -----------
Gross loss..................................................       (1,772)         (709)
Selling, general and administrative expenses................          987         1,893
                                                              -----------   -----------
Loss from operations........................................       (2,759)       (2,602)
Interest income, net of interest expense of $2,156 in
  1998......................................................        1,043           949
                                                              -----------   -----------
Loss before benefit for income taxes........................       (1,716)       (1,653)
Benefit for income taxes....................................       (1,716)         (620)
                                                              -----------   -----------
Net loss....................................................  $        --   $    (1,033)
                                                              ===========   ===========
Loss per common share -- basic and assuming dilution........  $     (0.06)  $     (0.12)
Loss available to common stockholders.......................  $    (1,438)  $    (3,096)
Weighted average shares outstanding:
  Basic.....................................................   25,214,000    25,214,000
  Assuming dilution.........................................   37,818,206    43,595,532


     See accompanying notes to condensed consolidated financial statements.

                          ORBITAL IMAGING CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED; IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $     --   $ (1,033)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation, amortization and other...................     3,463      3,136
     Deferred tax benefit...................................    (1,716)      (620)
  Changes in assets and liabilities:
     Increase in receivables and other current assets.......      (526)      (578)
     (Increase) decrease in other assets....................      (264)       256
     Increase (decrease) in accounts payable and accrued
      expenses..............................................     2,981     (7,715)
     Increase (decrease) in deferred revenue................       942     (2,220)
                                                              --------   --------
       Net cash provided by (used in) operating
        activities..........................................     4,880     (8,774)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (17,436)   (22,875)
  Purchases of held-to-maturity securities..................   (32,896)        --
  Purchases of available-for-sale securities................    (9,801)    (7,350)
  Maturities of held-to-maturity securities.................        --      8,471
  Maturities of available-for-sale securities...............     5,400     21,458
  Sales of available-for-sale securities....................       999      4,386
                                                              --------   --------
       Net cash (used in) provided by investing
        activities..........................................   (53,734)     4,090
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (costs) from issuance of long-term
     obligations............................................   136,576        (73)
  Repayment of capitalized lease obligation.................        --        (28)
  Net proceeds from issuance of common stock warrants.......     8,690         --
  Net proceeds from issuance of preferred stock subject to
     repurchase.............................................    21,318         --
                                                              --------   --------
       Net cash provided by (used in) financing
        activities..........................................   166,584       (101)
                                                              --------   --------
Increase (decrease) in cash and cash equivalents............   117,730     (4,785)
Cash and cash equivalents, beginning of period..............    10,883     25,083
                                                              --------   --------
Cash and cash equivalents, end of period....................  $128,613   $ 20,298
                                                              ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $     --   $  8,719
                                                              ========   ========
NON-CASH ITEM:
  Capitalized compensatory stock options....................  $     --   $    158
                                                              ========   ========


     See accompanying notes to condensed consolidated financial statements.

                          ORBITAL IMAGING CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (UNAUDITED; IN THOUSANDS, EXCEPT SHARE DATA)


                                                      COMMON STOCK       ADDITIONAL
                                                   -------------------    PAID-IN     ACCUMULATED
                                                     SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                                                   ----------   ------   ----------   -----------   -------
BALANCE AS OF DECEMBER 31, 1997..................  25,214,000    $252     $75,285      $(26,532)    $49,005
Issuance of common stock warrants................          --      --       9,000            --       9,000
Accrual of preferred stock dividends.............          --      --       1,438        (1,438)         --
                                                   ----------    ----     -------      --------     -------
BALANCE AS OF MARCH 31, 1998.....................  25,214,000    $252     $85,723      $(27,970)    $58,005
                                                   ==========    ====     =======      ========     =======
BALANCE AS OF DECEMBER 31, 1998..................  25,214,000    $252     $87,541      $(39,375)    $48,418
Issuance of stock options........................          --      --         158            --         158
Accrual of preferred stock dividends.............          --      --          --        (2,063)     (2,063)
Net loss.........................................          --      --          --        (1,033)     (1,033)
                                                   ----------    ----     -------      --------     -------
BALANCE AS OF MARCH 31, 1999.....................  25,214,000    $252     $87,699      $(42,471)    $45,480
                                                   ==========    ====     =======      ========     =======


     See accompanying notes to condensed consolidated financial statements.

                          ORBITAL IMAGING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited interim condensed consolidated financial information reflects all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the information. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted following the instructions, rules and regulations prescribed by the Securities and Exchange Commission ("SEC"). Although management believes that the disclosures provided are adequate to make the information presented not misleading, you should read these unaudited interim condensed consolidated financial statements in conjunction with the audited financial statements and associated footnotes for the year ended December 31, 1998, which are included in Orbital Imaging Corporation's Form 10-K filed with the SEC. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

     We will refer to Orbital Imaging Corporation as "ORBIMAGE."

(2) SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The condensed consolidated financial statements include the accounts of ORBIMAGE and its wholly owned subsidiary. All material intercompany transactions and accounts have been eliminated in consolidation.

Cash and Cash Equivalents

     ORBIMAGE considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Stock-Based Compensation

     To the extent that ORBIMAGE grants stock options to non-employee consultants or advisors, ORBIMAGE records costs equal to the fair value of the options granted as of the measurement date as determined using a Black-Scholes model. ORBIMAGE capitalizes the cost of stock options granted to non-employee consultants or advisors working on the construction of satellites. The capitalized costs are recorded as part of the historical cost of the satellites and will be amortized over the asset's useful life when placed in service. No compensation expense has been recognized in connection with stock option grants to employees in the accompanying statements of operations.

Income Taxes

     ORBIMAGE has recorded its interim income tax benefit based on estimates of the effective tax rate expected to be applicable for the full fiscal year. Estimated effective rates recorded during interim periods may be periodically revised, if necessary, to reflect current estimates.

Reclassifications


     Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 financial statement presentation. Preferred stock and additional paid-in capital totaling $7,000 and $65 million, respectively, as of December 31, 1998 were reclassified from stockholders' equity to preferred stock subject to repurchase.

                          ORBITAL IMAGING CORPORATION

(3) INTEREST CAPITALIZATION

     ORBIMAGE capitalizes interest costs in connection with the construction of satellites and related ground segments and systems. The capitalized interest is recorded as part of the historical cost of the asset to which it relates and will be amortized over the asset's useful life when placed in service. For the three months ended March 31, 1998 and 1999, capitalized interest totaled $1.7 million and $4.7 million, respectively.

(4) RELATED PARTY TRANSACTIONS

     ORBIMAGE incurred and capitalized costs of approximately $15.4 million and $16.4 million for the three months ended March 31, 1998 and 1999, respectively under a procurement contract with Orbital Sciences Corporation ("Orbital"), ORBIMAGE's majority stockholder, for the purchase of various satellites and ground systems. ORBIMAGE incurred and expensed costs of approximately $0.5 million and $0.4 million for the three months ended March 31, 1998 and 1999, respectively, under an administrative services agreement with Orbital.

(5) COMPREHENSIVE INCOME (LOSS)

     For the three months ended March 31, 1998 and 1999, there were no material differences between net loss as reported and comprehensive income (loss).

(6) LOSS PER COMMON SHARE

     The computations of basic and diluted loss per common share for the three months ended March 31, 1998 and 1999 were as follows (in thousands, except share data):


                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1998            1999
                                                              -------------   -------------
Numerator for basic and diluted loss per common share:
  Net loss..................................................   $        --     $    (1,033)
  Preferred stock dividends.................................        (1,438)         (2,063)
                                                               -----------     -----------
Loss available to common stockholders.......................   $    (1,438)    $    (3,096)
                                                               ===========     ===========
Denominator for basic loss per common share -- weighted
  average shares............................................    25,214,000      25,214,000
Effect of dilutive securities:
  Preferred stock subject to repurchase.....................    11,541,475      16,488,633
  Warrants..................................................       510,512       1,312,746
  Stock options.............................................       552,218         580,153
                                                               -----------     -----------
Denominator for diluted loss per common share -- adjusted
  weighted average shares assuming dilution.................    37,818,205      43,595,532
                                                               ===========     ===========
Loss per common share -- basic and diluted..................   $     (0.06)    $     (0.12)
                                                               ===========     ===========

                          ORBITAL IMAGING CORPORATION

(7) PREFERRED STOCK SUBJECT TO REPURCHASE



     The activity in the preferred stock subject to repurchase was as follows for the three months ended March 31, 1998 and 1999 (dollars in thousands):



                                                               SHARES     AMOUNT
                                                              --------   --------
BALANCE AS OF DECEMBER 31, 1997.............................  392,887    $36,355
  Shares issued in private offering, net....................  227,295     21,275
  Accrual of preferred stock dividends......................       --      1,438
                                                              -------    -------
BALANCE AS OF MARCH 31, 1998................................  620,182    $59,068
                                                              =======    =======
BALANCE OF DECEMBER 31, 1998................................  687,576    $64,954
  Accrual of preferred stock dividends......................       --      2,063
                                                              -------    -------
BALANCE AS OF MARCH 31, 1999................................  687,576    $67,017
                                                              =======    =======



(8) SEGMENT INFORMATION


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. ORBIMAGE adopted SFAS No. 131 effective January 1, 1998. SFAS No. 131 requires comparative segment information; however, ORBIMAGE operated as a single segment for the three months ended March 31, 1998 and 1999.

     ORBIMAGE recognized revenues related to contracts with the National Aeronautics and Space Administration of approximately $2.3 million and $2.4 million for the three months ended March 31, 1998 and 1999, respectively, representing approximately 97% and 72%, respectively, of total revenues recognized during those periods.


(9) SUBSEQUENT EVENTS



     On April 22, 1999, ORBIMAGE completed a debt offering raising net proceeds of approximately $68.1 million. Out of the net proceeds of the offering, ORBIMAGE purchased approximately $7.4 million of U.S. Treasury securities to fund the interest payments on the senior notes through March 1, 2000.



     On April 26, 1999, ORBIMAGE granted 774,323 options to purchase shares of common stock to employees, directors and consultants. The stock options were granted with an exercise price of $6.25 and generally vest in one-third increments over a three-year period. ORBIMAGE will expense the value of the 70,250 compensatory options that were issued to consultants totaling $0.2 million over the three-year vesting period of the options.



     On May 1, 1999, ORBIMAGE declared a preferred stock dividend of 41,256 shares payable in kind.

                          ORBITAL IMAGING CORPORATION

     All tendered original notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS

                                 HSBC BANK USA

                                 by Facsimile:
                                 (212) 658-2292
                            Attention: Paulette Shaw
                              Confirm by telephone
                                 (212) 658-5931

                        By Registered or Certified Mail:
                                 HSBC Bank USA
                           Corporate Trust Operations
                             140 Broadway, Level A
                            New York, New York 10005
                            Attention: Paulette Shaw

                                    By Hand:
                                 HSBC Bank USA
                           Corporate Trust Operations
                             140 Broadway, Level A
                            New York, New York 10005
                            Attention: Paulette Shaw

                             By Overnight Courier:
                                 HSBC Bank USA
                           Corporate Trust Operations
                             140 Broadway, Level A
                         New York, New York 10005-1180
                            Attention: Paulette Shaw

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ORBIMAGE is a Delaware corporation and its Second Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation in its certificate of incorporation to eliminate the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, which is called a "derivative action," if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the status requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

     The above discussion of ORBIMAGE's Amended and Restated Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by those documents.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             3.1+       Second Amended and Restated Certificate of Incorporation of
                        ORBIMAGE.
             3.2+       Bylaws of ORBIMAGE.
             4.1        Specimen certificate of 11 5/8% Series C Senior Note due
                        2005 (included in Exhibit 4.5 hereto).
             4.2        Specimen certificate of 11 5/8% Series D Senior Note due
                        2005 (substantially in the same form as the certificate
                        included in Exhibit 4.5 hereto).
             4.3+       Indenture dated as of February 25, 1998, by and between
                        ORBIMAGE and Marine Midland Bank, n/k/a HSBC Bank USA, as
                        trustee for the 11 5/8% Senior Notes due 2005 of ORBIMAGE.
             4.4++      Amended and Restated Stockholders' Agreement dated as of
                        February 25, 1998, by and among ORBIMAGE, Orbital and the
                        holders of Series A preferred stock named therein.
             4.5(a)     Indenture dated as of April 22, 1999 by and between ORBIMAGE and HSBC Bank USA, f/k/a Marine Midland Bank, as trustee,
                        for the 11 5/8% Senior Notes due 2005 of ORBIMAGE.
             4.6(a)     Registration Rights Agreement dated as of April 22, 1999 by and among ORBIMAGE, Bear Stearns & Co. and Merrill Lynch &
                        Co. as the initial purchasers.
             4.7(a)     Pledge Agreement dated as of April 22, 1999 by and between
                        HSBC Bank USA, f/k/a Marine Midland Bank as collateral
                        agent.

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             5.1        Opinion of Latham & Watkins regarding the validity of the
                        exchange notes, including consent.
             8.1(b)     Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
            10.2+**     Amended and Restated Procurement Agreement dated February
                        26, 1998 by and between ORBIMAGE and Orbital.
            10.3+       Amended and Restated Administrative Services Agreement dated
                        December 31, 1997 by and between ORBIMAGE and Orbital.
            10.4+       Non-Competition and Teaming Agreement dated as of May 8,
                        1997 by and between ORBIMAGE and Orbital.
            10.5+       OrbView-2 License Agreement dated as of May 8, 1997 by and between ORBIMAGE and Orbital.
            10.6+**     Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between ORBIMAGE and
                        Samsung Aerospace Industries, Ltd.
            10.7+       Form of Indemnification Agreement between ORBIMAGE and its directors and officers.
            10.8+       ORBIMAGE 1996 Stock Option Plan.
            10.10*      RadarSat-2 Master Agreement dated as of December 31, 1998 by and among Orbital Sciences Corporation, MacDonald, Dettwiler and Associates Ltd. and ORBIMAGE.
            10.11*      Hyperspectral Imaging Data Agreement dated December 31, 1998 by and between Orbital and ORBIMAGE.
            10.12*      Amendment No. 1 to Amended and Restated ORBIMAGE System
                        Procurement Agreement dated as of December 31, 1998 by and between Orbital and ORBIMAGE.
            10.13(a)    Purchase Agreement dated April 19, 1999 by and among
                        ORBIMAGE, Bear Stearns & Co. and Merrill Lynch & Co. as the
                        initial purchasers.
            10.14(a)    Amendment No. 1 dated as of April 1, 1999 to the RadarSat-2
                        Master Agreement dated as of December 31, 1998 by and among
                        Orbital, MacDonald Dettwiler and Associates Ltd. and
                        ORBIMAGE.
            10.15(c)    ORBIMAGE Distribution Agreement dated March 18, 1999 by and between ORBIMAGE and NTT Data Corporation.
            10.16(c)    ORBIMAGE Distribution Agreement dated February 8, 1999 by
                        and between ORBIMAGE and Geographic Information Services and
                        Technology Transfer NetCorp, Inc.
            10.17(c)    Amendment No. 1 dated as of March 17, 1999 to the
                        Distribution Agreement dated February 8, 1999, by and among
                        ORBIMAGE, GIS Technology Transfer NetCorp, Inc. and GTT
                        NetCorp., Inc.
            10.18(c)    ORBIMAGE Ground Stations Contract No. OGS-99-02-01 dated as of May 26, 1999 by and between ORBIMAGE and MacDonald,
                        Dettwiler and Associates Ltd.
            11          Statement re computation of loss per common share (included in notes to financial statements).
         12(b)          Statements re computations of ratios.
         16(d)          Letter re change in certifying accountant.
         21(b)          Subsidiaries of ORBIMAGE.
            23.1        Consent of KPMG LLP, independent auditors.
            23.2        Consent of Latham & Watkins (included in Exhibits 5.1 and
                        8.1).
         24(b)          Powers of Attorney of directors and officers of ORBIMAGE.
         25(b)          Statement of eligibility of trustee on Form T-1.
            27          Financial Data Schedule.
            99.1        Form of Letter of Transmittal.
            99.2        Form of Notice of Guaranteed Delivery.


---------------
+ Incorporated by reference to the identically numbered exhibit to ORBIMAGE's registration statement on Form S-4, as amended (Reg. No. 333-49583).

++ Incorporated by reference to Exhibit 4.9 to ORBIMAGE's registration statement on Form S-4, as amended (Reg. No. 333-49583).

* Incorporated by reference to the identically numbered exhibit to ORBIMAGE's registration statement on Form S-1, as amended (Reg. No. 333-67697).

** Confidential treatment was granted pursuant to Rule 406 under the Securities Act of 1933, in connection with ORBIMAGE's registration statement on Form S-4, as amended (Reg. No. 333-49583). Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Commission.

(a) Incorporated by reference to the identically numbered exhibit to ORBIMAGE's Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (Commission File No. 333-49583).


(b) Previously filed.



(c) Confidential treatment was granted pursuant to Rule 406 under the Securities Act of 1933 in connection with this registration statement. Certain portions of the exhibit have been omitted. The omitted portions of such exhibit have been separately filed with the Commission.


(d) Incorporated by reference to the identically numbered exhibit to ORBIMAGE's Current Report on Form 8-K/A filed on May 14, 1999.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) to include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the exchange offer.

     The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of the prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, ORBIMAGE certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on June 25, 1999.


                                   ORBITAL IMAGING CORPORATION

                                   By: /s/ GILBERT D. RYE
                                      ------------------------------------------
                                       Gilbert D. Rye
                                       President and Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on June 25, 1999 by the following persons in the capacities indicated.



                   SIGNATURE                                    TITLE                     DATE
                   ---------                                    -----                     ----

                       *                            President and Chief Operating     June 25, 1999
------------------------------------------------     Officer (Principal Executive
                 Gilbert D. Rye                                Officer)

             /s/ ARMAND D. MANCINI                 Vice President, Chief Financial    June 25, 1999
------------------------------------------------   Officer (Principal Financial and
               Armand D. Mancini                         Accounting Officer)

                       *                           Chairman of the Board, Director    June 25, 1999
------------------------------------------------
               David W. Thompson

                       *                                       Director               June 25, 1999
------------------------------------------------
              James A. Abrahamson

                       *                                       Director               June 25, 1999
------------------------------------------------
               Bruce W. Ferguson

                       *                                       Director               June 25, 1999
------------------------------------------------
               Richard Reiss, Jr.

                       *                                       Director               June 25, 1999
------------------------------------------------
               William W. Sprague

           *By: /s/ ARMAND D. MANCINI
 ---------------------------------------------
               Armand D. Mancini
               Power of Attorney

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             3.1+       Second Amended and Restated Certificate of Incorporation of
                        ORBIMAGE.
             3.2+       Bylaws of ORBIMAGE.
             4.1        Specimen certificate of 11 5/8% Series C Senior Note due
                        2005 (included in Exhibit 4.5 hereto).
             4.2        Specimen certificate of 11 5/8% Series D Senior Note due
                        2005 (substantially in the same form as the certificate
                        included in Exhibit 4.5 hereto).
             4.3+       Indenture dated as of February 25, 1998, by and between
                        ORBIMAGE and Marine Midland Bank, n/k/a HSBC Bank USA, as
                        trustee for the 11 5/8% Senior Notes due 2005 of ORBIMAGE.
             4.4+       Amended and Restated Stockholders' Agreement dated as of
                        February 25, 1998, by and among ORBIMAGE, Orbital and the
                        holders of Series A preferred stock named therein.
             4.5(a)     Indenture dated as of April 22, 1999 by and between ORBIMAGE and HSBC Bank USA, f/k/a Marine Midland Bank, as trustee,
                        for the 11 5/8% Senior Notes due 2005 of ORBIMAGE.
             4.6(a)     Registration Rights Agreement dated as of April 22, 1999 by and among ORBIMAGE, Bear Stearns & Co. and Merrill Lynch &
                        Co. as the initial purchasers.
             4.7(a)     Pledge Agreement dated as of April 22, 1999 by and between
                        HSBC Bank USA, f/k/a Marine Midland Bank as collateral
                        agent.
             5.1        Opinion of Latham & Watkins regarding the validity of the
                        exchange notes, including consent.
             8.1(b)     Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
            10.2+**     Amended and Restated Procurement Agreement dated February
                        26, 1998 by and between ORBIMAGE and Orbital.
            10.3+       Amended and Restated Administrative Services Agreement dated
                        December 31, 1997 by and between ORBIMAGE and Orbital.
            10.4+       Non-Competition and Teaming Agreement dated as of May 8,
                        1997 by and between ORBIMAGE and Orbital.
            10.5+       OrbView-2 License Agreement dated as of May 8, 1997 by and between ORBIMAGE and Orbital.
            10.6+**     Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between ORBIMAGE and
                        Samsung Aerospace Industries, Ltd.
            10.7+       Form of Indemnification Agreement between ORBIMAGE and its directors and officers.
            10.8+       ORBIMAGE 1996 Stock Option Plan.
            10.10*      RadarSat-2 Master Agreement dated as of December 31, 1998 by and among Orbital, MacDonald, Dettwiler and Associates Ltd.
                        and ORBIMAGE.
            10.11*      Hyperspectral Imaging Data Agreement dated December 31, 1998 by and between Orbital and ORBIMAGE.
            10.12*      Amendment No. 1 to Amended and Restated ORBIMAGE System
                        Procurement Agreement dated as of December 31, 1998 by and between Orbital and ORBIMAGE.
            10.13(a)    Purchase Agreement dated April 19, 1999 by and among
                        ORBIMAGE, Bear Stearns & Co. and Merrill Lynch & Co. as the
                        initial purchasers.
            10.14(a)    Amendment No. 1 dated as of April 1, 1999 to the RadarSat-2
                        Master Agreement dated as of December 31, 1998 by and among
                        Orbital, MacDonald Dettwiler and Associates Ltd. and
                        ORBIMAGE.
            10.15(c)    ORBIMAGE Distribution Agreement dated March 18, 1999 by and between ORBIMAGE and NTT Data Corporation.
            10.16(c)    ORBIMAGE Distribution Agreement dated February 8, 1999 by
                        and between ORBIMAGE and Geographic Information Services and
                        Technology Transfer NetCorp, Inc.

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
            10.17(c)    Amendment No. 1 dated as of March 17, 1999 to the
                        Distribution Agreement dated February 8, 1999 by and among
                        ORBIMAGE, GIS Technology Transfer NetCorp, Inc. and GTT
                        NetCorp., Inc.
            10.18(c)    ORBIMAGE Ground Stations Contract No. OGS-99-02-01 dated as of May 26, 1999 by and between ORBIMAGE and MacDonald,
                        Dettwiler and Associates Ltd.
            11          Statement re computation of loss per common share (included in notes to financial statements).
         12(b)          Statements re computations of ratios.
         16(d)          Letter re change in certifying accountant.
         21(b)          Subsidiaries of ORBIMAGE.
            23.1        Consent of KPMG LLP, independent auditors.
            23.2(b)     Consent of Latham & Watkins (included in Exhibits 5.1 and
                        8.1).
         24(b)          Powers of Attorney of directors and officers of ORBIMAGE.
         25(b)          Statement of eligibility of trustee on Form T-1.
            27          Financial Data Schedule.
            99.1        Form of Letter of Transmittal.
            99.2        Form of Notice of Guaranteed Delivery.


---------------
+ Incorporated by reference to the identically numbered exhibit to ORBIMAGE's registration statement on Form S-4, as amended (Reg. No. 333-49583).

++ Incorporated by reference to Exhibit 4.9 to ORBIMAGE's Registration Statement on Form S-4, as amended (Reg. No. 333-49583).

* Incorporated by reference to the identically numbered exhibit to ORBIMAGE's registration statement on Form S-1, as amended (Reg. No. 333-67697).

** Confidential treatment was granted pursuant to Rule 406 under the Securities Act of 1933, in connection with ORBIMAGE's registration statement on Form S-4, as amended (Reg. No. 333-49583). Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Commission.

(a) Incorporated by reference to the identically numbered exhibit to ORBIMAGE's Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (Commission File No. 333-49583).


(b) Previously filed.



(c) Confidential treatment was granted pursuant to Rule 406 under the Securities Act of 1933 in connection with this registration statement. Certain portions of the exhibit have been omitted. The omitted portions of such exhibit have been separately filed with the Commission.


(d) Incorporated by reference to the identically numbered exhibit to ORBIMAGE's Current Report on Form 8-K/A filed on May 14, 1999.